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TABLE OF CONTENTS
INDEX TO CONSOLIDATED FINANCIAL INFORMATION

As Filed with the Securities and Exchange Commission on September 2, 2003

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

REFOCUS GROUP, INC.
(Name of small business issuer in its charter)

Delaware (State or jurisdiction of incorporation or organization)	7389 (Primary Standard Industrial Classification Code Number)	75-2910096 (I.R.S. Employer Identification Number)

10300 North Central Expressway, Suite 104, Dallas, TX 75231
(214) 368-0200
(Address and telephone number of principal executive offices)

10300 North Central Expressway, Suite 104, Dallas, TX 75231
(Address of principal place of business)

Mark A. Cox
Chief Financial Officer
10300 North Central Expressway, Suite 104
Dallas, TX 75231
(214) 368-0200
(Name, address and telephone number of agent for service)

Copy to:
Robert W. Dockery, Esq.
Jenkens & Gilchrist,
a Professional Corporation
Suite 3200
1445 Ross Avenue
Dallas, TX 75202-2799

        Approximate date of commencement of proposed sale to the public: As soon as practicable after effective date of this Registration Statement.

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount being Registered(2)	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee

Common Stock, $0.0001 par value	21,202,636 shares	$1.40	$29,683,691	$2,402

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and based upon the average of the bid and asked price reported on the OTC Bulletin Board on August 26, 2003.

(2)
This registration statement shall also cover any additional shares of common stock that shall become issuable by reason of any stock dividend, stock split, recaitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of the outstanding shares of common stock.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

SUBJECT TO COMPLETION, DATED SEPTEMBER 2, 2003.

The information in this prospectus is not complete and may be changed. Our selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

REFOCUS GROUP, INC.

21,202,636 Shares
Common Stock

To Be Offered by Holders of Common Stock
and Warrants to Purchase Common Stock of
Refocus Group, Inc.

        This prospectus relates to the sale of up to 21,202,636 shares of our common stock, par value $0.0001 per share, by certain selling stockholders. The shares offered by this prospectus include 13,740,136 present outstanding shares of our common stock, a maximum of 3,137,500 shares of our common stock issuable upon the exercise of outstanding warrants to purchase our common stock and 2,887,500 shares of our common stock, and a maximum of 1,437,500 shares of our common stock pursuant to the exercise of warrants to purchase our common stock, that are issuable to certain selling stockholders upon the satisfaction of certain conditions precedent. See "The Offering." These shares may be sold by the selling stockholders from time to time in the over-the-counter market or such other national securities exchange or automated interdealer quotation system on which our common stock is then listed or quoted, through negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices. See "Plan of Distribution."

        Under registration rights agreements with the selling stockholders, we are obligated to register certain shares held of record and shares acquirable upon the satisfaction of certain conditions precedent and upon the exercise of warrants by the selling stockholders. The distribution of the shares by the selling stockholders is not subject to any underwriting agreement. A majority of the selling stockholders, however, are parties to agreements with us that limit the number of shares included in this prospectus that the selling stockholder may sell per month. See "Description of Securities—Restrictions on Transfer." We will receive none of the proceeds from the sale of the shares by the selling stockholders, except upon the issuance of the shares of our common stock and warrants to purchase our common stock at the closing of the second tranche of the private placement, which is subject to the satisfaction of certain conditions precedent, and the exercise of warrants currently outstanding or acquirable in the second tranche of the private placement. We will bear all expenses of registration incurred in connection with this offering, but all selling and other expenses incurred by the selling stockholders will borne by the selling stockholders.

        Our common stock has been traded in the over-the-counter, or OTC, market and quoted through the OTC Bulletin Board under the symbol "RFCG.OB." We expect it to continue to trade in that market. The range of high and low bids for shares of our common stock since the closing of the merger (See "Change in Control") on March 6, 2003, through August 29, 2003, have been $5.50 and $1.25, respectively, based upon bids that represent prices quoted by broker-dealers on the OTC Bulletin Board System. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions, and may not represent actual transactions. The market for our shares of common stock is characterized generally by low volume and broad price and volume volatility. We cannot give any assurance that a stable trading market will develop for our common stock.

        The selling stockholders and any broker executing sell orders on behalf of the selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act of 1933. Commissions received by any broker may be deemed to be underwriting commissions under the Securities Act of 1933.

These securities involve a high degree of risk.
Please carefully review the section titled "Risk Factors" beginning on page 7.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is                  , 2003.

        You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus is not an offer to sell, or a solicitation of an offer to buy, shares of common stock in any jurisdiction where offers and sales would be unlawful. The information contained in this prospectus is complete and accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the shares of common stock.

TABLE OF CONTENTS

Summary
The Offering
Risk Factors
Use of Proceeds
Market for Our Common Stock and Related Stockholder Matters
Management's Discussion and Analysis of Financial Condition and Results of Operations
Business
Description of Property
Legal Proceedings
Management
Stock Ownership
Certain Relationships and Related Transactions
Change in Control
Principal and Selling Stockholders
Plan of Distribution
Description of Securities
Shares Eligible for Future Sale
Legal Matters
Experts
Changes in and Disagreements with Accountants on Accounting and Financial Disclosure
Index to Consolidated Financial Information

        We obtained statistical data, market data and certain other industry data and forecasts used throughout this prospectus from market research, publicly available information and industry publications. Industry publications generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy and completeness of the information. Similarly, while we believe that the statistical data, industry data and forecasts and market research are reliable, we have not independently verified the data, and we do not make any representation as to the accuracy of the information. We have not sought the consent of the sources to refer to their reports in this prospectus.

        This prospectus contains registered trademarks owned or licensed by companies other than us, including Array™ and Cyclone™.

i

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        Included in this prospectus, exhibits and associated documents are "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as well as historical information. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we can give no assurance that the expectations reflected in these forward-looking statements will prove to be correct. Our actual results could differ materially from those anticipated in forward-looking statements as a result of certain factors, including matters described in the section titled "Risk Factors." Forward-looking statements include those that use forward-looking terminology, such as the words "anticipate," "believe," "estimate," "expect," "intend," "may," "project," "plan," "will," "shall," "should," and similar expressions, including when used in the negative. Although we believe that the expectations reflected in these forward-looking statements are reasonable and achievable, these statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements. Important factors that could cause our actual results, performance or achievements to differ from these forward-looking statements include the factors described in the "Risk Factors" section and elsewhere in this prospectus.

        All forward-looking statements attributable to us are expressly qualified in their entirety by these and other factors. We undertake no obligation to update or revise these forward-looking statements, whether to reflect events or circumstances after the date initially filed or published, to reflect the occurrence of unanticipated events or otherwise.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed a registration statement with the Securities and Exchange Commission, or the SEC, on Form SB-2 to register the shares of our common stock being offered by this prospectus. In addition, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file at the SEC's public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference facilities. The SEC maintains a web site, http://www.sec.gov., that contains reports, proxy statements and information statements and other information regarding registrants that file electronically with the SEC, including us. Our SEC filings are also available to the public from commercial document retrieval services. Information contained on our web site should not be considered part of this prospectus.

        You may also request a copy of our filings at no cost, by writing or telephoning us at:

Refocus Group, Inc.
10300 North Central Expressway, Suite 104
Dallas, Texas 75231
Attention: Mark A. Cox
(214) 368-0200

ii

SUMMARY

        You should read the following summary together with the more detailed information contained elsewhere in this prospectus, including the section titled "Risk Factors", regarding our company and the common stock being sold in this offering.

        Unless the context otherwise requires, "Refocus," the "Company," "we," "our," "us" and similar expressions refer to Refocus Group, Inc. (formerly known as VeryBestoftheInternet.com, Inc.) or Refocus Ocular, Inc. (formerly known as Presby Corp) separately prior to the merger of a wholly-owned subsidiary of Refocus Group, Inc. with and into Refocus Ocular, Inc. on March 6, 2003, and Refocus Group, Inc., as successor to the business of Refocus Ocular, Inc., after giving effect to the merger.

Our Business

        We are a medical device company based in Dallas, Texas, engaged in the research and development of surgical treatments for human vision disorders. We also intend to use our research and understanding of the human eye to develop and patent technology for use with commercial optical lens applications.

        Our principal products are the patented PresVIEW Scleral Implant, or PSI, and the related surgical technique, the Scleral Spacing Procedure, or the SSP, for the treatment of presbyopia, ocular hypertension and primary open angle glaucoma, or POA Glaucoma, in the human eye. We believe that the SSP treats presbyopia, ocular hypertension and POA Glaucoma by restoring the natural spacing between the muscle and the lens, which also restores the natural base-line tension of the muscle inside the eye. Sale of the PSI is currently restricted to certain international markets while we seek approval for the device in United States from the U.S. Food & Drug Administration, or the FDA. We have additional products in early-stage development, including a medical device for the treatment of dry age-related macular degeneration, or ARMD, and a single element variable focus lens, or SEVFL, for use in commercial optical lens applications.

        Extensive research and investigational surgeries were conduct on the PSI, and by the year 1998, we possessed the European CE Mark and other regulatory approvals necessary to market versions of our products in a number of international markets. We began selectively selling the early prototypes of the PSI and related customized surgical instruments to key surgeons in the European Union and other countries.

        In the year 2000, we received approval from the FDA to conduct Phase I clinical trials of the PSI for the treatment of presbyopia on humans. During the same year, we received approval from Health Canada (the Canadian equivalent of the FDA) to conduct clinical trials of the PSI for the treatment of ocular hypertension and POA Glaucoma. In 2001, we suspended sales of our products in order to develop the PresVIEW Incision System, which improves the consistency of the outcome of the SSP.

        We have developed a key strategic relationship with CIBA Vision Corp., or CIBA, the eye care unit of Novartis AG, or Novartis. Novartis is a global, multi-billion dollar revenue pharmacological and life sciences company and one of the major eye care companies in the world. In March 2002, we entered into an exclusive license agreement with CIBA, or the CIBA Agreement. Under the CIBA Agreement, CIBA possesses rights to obtain an exclusive license to our patents related to the treatment of presbyopia, ocular hypertension and POA Glaucoma in international markets. Upon entering into CIBA Agreement, CIBA paid us $2.0 million in advance royalties and possessed certain rights to purchase equity interests in us if we obtained investments from third-parties. To date, CIBA has purchased or committed to purchase an aggregate of $2.5 million of our common stock, of which $1.25 million was received on March 6, 2003 and $1.25 million will be funded at the closing of the second tranche of the private placement, which commitment is subject to the satisfaction of certain conditions precedent. Subject to certain conditions, CIBA is required to purchase additional equity interests in us to obtain certain exclusive rights to our patents in the United States.

        Under the CIBA Agreement, CIBA will market and sell our products worldwide at its expense, participate in the management of the FDA clinical trials and fund potential costs associated with mutually agreed upon legal protection for our patents licensed to it. As a result, we ceased all direct marketing of the PSI and related products. CIBA intends to market our products under its own brand with reference to us on the packaging. We will receive a percentage royalty on CIBA's worldwide net sales of the PSI and related products. CIBA is required to pay us minimum royalties to maintain its exclusive rights under the license. Additionally, CIBA has agreed to pay us an additional amount of up to $4.0 million upon the achievement of certain FDA-related milestones. We continue to own all of our patents and did not license to CIBA the patent rights related to our ARMD and SEVFL technologies.

        CIBA recently informed us, however, that it is seeking strategic alternatives for its surgical business unit, which includes the sale of that unit. We are dependent on our relationship with CIBA and any change to this relationship could have a material affect upon us. See "Recent Developments" below.

        In March 2003, we successfully completed the first tranche of a private placement of our common stock and warrants to purchase our common stock. The private placement is being consummated in two tranches. The first tranche of the private placement raised sufficient working capital to continue our business until January 2004. The funding of the second tranche is subject to the satisfaction of certain conditions precedent. None of these conditions precedent are within the purchasers' control. The gross proceeds from both tranches of the private placement are expected to be approximately $11.5 million, of which $5.75 million was received in the first tranche.

        For the past three years, we have generated limited revenues of approximately $1.5 million from our core lines of business. We have incurred losses every year since we began operations. Those losses resulted primarily from expenses associated with research and development activities, including clinical trials, obtaining regulatory approvals in international markets and general and administrative expenses. To become profitable, we must generate sufficient royalty income from our agreement with CIBA.

        We have a limited operating history and have not commercially produced any of our products to date. We have not achieved, and may never achieve, profitability. In addition, we expect to incur net losses in the future, and those losses may be substantial. Moreover, we have significant future capital requirements related to the approval of our products. If we are unable to fund these requirements, our business could be seriously harmed.

        You should be aware that we may not be able to continue as a going concern for the next twelve months if additional financing is not obtained. There can be no assurances that additional financing will be obtained on reasonable terms or at all. We may seek a merger partner or sale of assets if additional financing is not available. Our inability to obtain additional financing could have a material adverse effect on us.

Corporate Information and History

        VeryBestoftheInternet.com, Inc. was organized as a Texas corporation on November 21, 2000. In February 2003, VeryBestoftheInternet.com reincorporated in Delaware and changed its name to Refocus Group, Inc. On March 6, 2003, Refocus completed the merger of Refocus Acquisition Corp., a Delaware corporation and newly created, wholly-owned subsidiary of Refocus, with and into Presby Corp, a Delaware corporation. Presby is a medical device company that has been engaged principally in the research and development of surgical treatments for human vision disorders since its organization in 1994. Presby was the surviving corporation of the merger and became a wholly-owned subsidiary of Refocus. Our future business will be that of Presby only.

        On April 22, 2003, Presby Corp, a wholly-owned subsidiary of Refocus, changed its name to Refocus Ocular, Inc., or Ocular.

        Our principal executive offices are located at 10300 North Central Expressway, Suite 104, Dallas, Texas 75231, and our telephone number at that address is (214) 368-0200.

Recent Developments

        On May 29, 2003, we held our annual meeting of stockholders. At this meeting, our stockholders:

  •
  approved an amendment to our certificate of incorporation to provide for a classified board of directors;

  •
  elected eight directors as follows:

  •
  Class I directors (terms expiring in 2004): Peter C. Hobbins, Ph.D. and Grady E. Schleier;

  •
  Class II directors (terms expiring in 2005): Glen Bradley, Ph.D., Abbey J. Butler and David A. Williams; and

  •
  Class III directors (terms expiring in 2006): Melvyn J. Estrin, Robin G. Terrell and Terence A. Walts; and

  •
  ratified the appointment of Deloitte & Touche LLP as our independent auditors.

        Subsequent to the annual meeting of stockholders, Mr. Terrell resigned from our board of directors, and Richard H. Keates, M.D. was appointed by the remaining directors to our board of directors to fill the vacancy created by Mr. Terrell's resignation. Dr. Keates, age 70, is currently a surgical business medical advisor to CIBA as a retained consultant. Dr. Keates played a central role in evaluating our surgical technology, leading to CIBA's decision to enter into the strategic alliance with, and the equity investment in, us. He is also our medical director as a retained consultant. In addition, Dr. Keates is a professor of ophthalmology at New York Medical College and a highly respected ophthalmologist who has served on numerous public and private company boards of directors.

        In December 2002, we, along with CIBA, submitted to Health Canada an application for approval to commercialize the PSI in surgery for the treatment of ocular hypertension, POA Glaucoma and presbyopia. On June 13, 2003, Health Canada informed us that it had determined that the sample size submitted in our application was insufficient for approval, and denied the application. We, however, intend to work closely with Health Canada to eventually obtain its approval.

        We originally anticipated approval from Health Canada of the PSI for the treatment of ocular hypertension and POA Glaucoma in the second or third calendar quarter of 2003. The private placement of securities that closed on March 6, 2003, was structured with a two tranche closing. The first tranche, consisting of $5.75 million of funds committed, closed on March 6, 2003, simultaneously with the merger. The closing of the second tranche, and the funding of an additional $5.75 million of funds committed, is contingent upon certain events being satisfied. One of these events is the earlier to occur of: (i) approval from Health Canada to commercialize our treatment for POA Glaucoma and/or ocular hypertension, or (ii) the completion, after the closing of the merger, of 500 surgical procedures in Canada and/or the European Union utilizing the PSI for the treatment of POA Glaucoma or ocular hypertension. As a result of Health Canada's determination and this condition remaining outstanding, the closing of the second tranche of the private placement could be delayed or, if the condition, as well as the alternative condition, remain outstanding, may be delayed indefinitely.

        CIBA recently informed us that it is seeking strategic alternatives for its surgical business unit. In August 2003, an investment banker hired by CIBA distributed a confidential information memorandum soliciting bids to acquire the surgical business unit of CIBA. The sale of the surgical business unit would likely include the assumption of contractual obligations of the surgical business unit, including our agreement with CIBA, and the transfer of the surgical business unit's employees to the purchaser. The surgical business unit of CIBA generally performs many of the obligations under our agreement with CIBA through personnel within the surgical business unit, including manufacturing, sales, regulatory issues and technical matters. We, however, have the right to approve any assignment of our agreement with CIBA. Although CIBA has the right to sub-license our agreement, subject to our approval, which may not be unreasonably withheld, any sub-license to a third-party must be on the same terms and conditions as the original license. Since CIBA's effort to sell its surgical business unit has just commenced, it is too early to determine what effect, if any, the sale will have on us.

        While the process of the potential sale of the surgical business unit of CIBA is going forward, we expect, and have been advised by CIBA, that they will continue to operate in good faith under our agreement with them and that the preparation for the FDA trials and European Union sales in this fiscal year will continue.

THE OFFERING

Common stock offered by our selling stockholders(1):
Presently outstanding shares	13,740,136	shares
Shares issuable(2)	2,887,500	shares
Maximum number of shares that may be issued upon exercise of outstanding warrants	3,137,500	shares
Maximum number of shares that may be issued upon exercise of warrants issuable(2)	1,437,500	shares

TOTAL	21,202,636	shares
Common stock outstanding(3)	18,943,887	shares
Use of Proceeds
	We will receive none of the proceeds from the sale of the shares by the selling stockholders, except upon the issuance of the shares of our common stock and warrants to purchase our common stock at the closing of the second tranche of the private placement, which is subject to the satisfaction of conditions precedent, and the exercise of warrants currently outstanding or acquirable in the second tranche of the private placement.
OTC Bulletin Board symbol	RFCG.OB

(1)
Subject to change if shares become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)
Represents shares of our common stock and warrants to purchase our common stock that are issuable upon the closing of the second tranche of the private placement to selling stockholders who participated in the first tranche of the private placement consummated on March 6, 2003. Investors who participated in the first tranche of the private placement were required to irrevocably commit to the second tranche, with 50% of their subscribed investment being funded at the closing of the first tranche and the remaining 50% being funded at the closing of the second tranche. The closing of the second tranche (and the funding of investor funds in connection with the second tranche) is contingent on:

  •
  the initiation of our Phase II FDA clinical trial for the treatment of presbyopia;

  •
  the earlier of:

  •
  approval from Health Canada to commercialize our treatment for POA Glaucoma and/or ocular hypertension or

  •
  the completion, after the closing of the merger, of 500 surgical procedures in Canada and/or the European Union utilizing the PSI for the treatment of POA Glaucoma or ocular hypertension; and

  •
  the concurrent second tranche investment by CIBA of $1.25 million.

At the closing of the second tranche of the private placement, investors are required to purchase the remaining number of units, each unit consisting of one share of our common stock and a warrant to purchase one-half of a share of our common stock, that they irrevocably committed to purchase in the private placement at $2.00 per unit. The warrants have an exercise price of $2.50 per share and expire three years from the date of the closing of the second tranche of the private placement. The second tranche investment commitment is secured by the shares of our common stock issued in the first tranche. The gross proceeds to the Company from the second tranche of the private placement is expected to be approximately $5.75 million.

(3)
As of August 29, 2003. Does not include 11,705,215 shares of our common stock that are reserved for issuance pursuant to outstanding warrants and options, shares issuable upon the closing of the second tranche of the private placement, shares acquirable upon the exercise of warrants issuable upon the closing of the second tranche of the private placement and shares available for future issuance under our Amended and Restated 1997 Stock Option Plan.

RISK FACTORS

        An investment in our common stock involves a high degree of risk. You should carefully consider the following material risks, together with the other information contained in this prospectus, before you decide to buy our common stock. If any of the following risks actually occur, our business, results of operations and financial condition would likely suffer. In these circumstances, the market price of our common stock could decline, and you may lose all or part of your investment. Additional risks and uncertainties, including those that are not yet identified or that we currently believe are immaterial, may also adversely affect our business, financial condition or results of operations.

Risks Related to Our Business and Industry

        We are currently dependent on our strategic partner, CIBA. The strategic alternatives that CIBA is seeking for its surgical business unit, including the sale of the business unit, could have a material adverse effect on our business. In August 2003, an investment bank hired by CIBA distributed a confidential information memorandum soliciting bids to acquire the surgical business unit of CIBA. The sale of the surgical business unit would likely include the assignment and assumption of contractual obligations of the surgical business unit, including our agreement with CIBA, and the transfer of the surgical business unit's employees to the purchaser. We do, however, possess the right to approve any assignment of our agreement with CIBA. Although CIBA has the right to sub-license our agreement, subject to our approval, which may not be unreasonably withheld, any sub-license to a third-party must be on the same terms and conditions as the original license.

        We are dependent on CIBA for the commercialization of our products, part of our future capital needs and other license obligations, many of which are performed by the surgical business unit of CIBA. We cannot be assured that we will be successful in maintaining our existing collaborative relationship with CIBA or, in the event that the surgical business unit is sold, establishing a collaborative relationship that is beneficial to us with the purchaser of that business. Accordingly, our future success depends on the performance by CIBA or the purchaser of the surgical business unit under the license agreement and our ability to maintain our collaborative relationship with CIBA or to establish a collaborative relationship with the purchaser of the surgical business unit.

        If we do not receive and maintain regulatory approvals for our products, we will not be able to market and sell our products. We cannot market and sell our products or surgical procedure in the United States until the products receive approval from the FDA, and there can be no assurance that we will receive approval. Before receiving FDA clearance to market and sell a product, we must demonstrate that the product is safe and effective in the patient population that will be treated for specific indications. Negative or inconclusive results or adverse medical events during a clinical trial could cause a clinical trial to be repeated, a program to be terminated or delays in receiving approval. We have limited experience in conducting or managing the clinical trials necessary to obtain regulatory approval. Instead, we rely on third-party clinical investigators to conduct our clinical trials and other third-party organizations, including CIBA, to perform certain other tasks. As a result, we may face additional delaying factors outside our control. In addition, delays or rejections may be encountered based upon additional government regulation from future legislation, administrative action or changes in FDA policy, FDA interpretation during the period of product development, clinical trials or FDA regulatory review. Therefore, the actual time and expenditures required to pursue FDA approval are beyond our control and cannot be predicted.

        We received approval for and have conducted feasibility clinical trials in the United States on the SSP for the treatment of presbyopia. We have submitted the clinical trial data to the FDA and are seeking additional approvals to conduct subsequent portions of the total proposed clinical trial. The FDA may decline to authorize additional clinical trials or may substantially delay these trials for a variety of reasons. We also plan to submit an application to the FDA to conduct clinical trials on the

PSI for the treatment of ocular hypertension and POA Glaucoma. The FDA may not approve the proposed study or may significantly delay the study, if approved. The PresVIEW Incision System developed by us and the ultrasound technology developed by OTI of Toronto, Canada will also require FDA approval to be used in conjunction with the PSI in the United States. Although the approval process for these products is not expected to be lengthy relative to the PSI, neither CIBA nor we have determined specifically the regulatory process that may be required.

        Sales of medical devices outside the United States are subject to regulatory requirements that vary by country. The time required to obtain approval may be shorter or longer than the time required for FDA consideration and involve complexities of dealing with a variety of international governmental regulations. We have limited experience in dealing with the specific regulations that must be met to sell our medical devices in certain international markets. CIBA has assumed responsibility for obtaining and maintaining regulatory approvals outside the United States. As a result, we rely solely on CIBA to obtain approval from Health Canada and other international regulatory bodies to sell our medical devices outside the United States. We have no control over and must rely on CIBA's advice and actions regarding these international regulatory approvals. The failure to obtain the necessary regulatory approvals on a timely basis may have a material adverse effect on our business, financial condition and results of operations.

        We will require additional financing to conduct our operations and fund our FDA clinical trials. We currently do not expect the second tranche of the private placement to be consummated within the next six months. As a result, we do not currently have sufficient financial resources to fund our operations for the next twelve months. We will require substantial additional capital to fund our future operations and conduct our FDA clinical trials. Therefore, we may be required to seek additional funding through collaborative arrangements with corporate partners and through public or private debt or equity financings. Any additional equity financing may be dilutive to stockholders, and any debt financing, if available, may involve restrictions on our ability to pay dividends on our capital stock or the manner in which we conduct our business. We can give you no assurances that this additional capital will be available in sufficient amounts or at all when needed. We anticipate, at a minimum, approximately $2.5 million of additional capital will be required to sustain our operations through August 2004, excluding the expected proceeds from the second tranche of the private placement. Our ability to obtain additional financing depends on many factors beyond our control, including the state of the capital markets, the market price of our common stock and the prospects for our business. The inability to obtain sufficient funds may require us to delay, scale back or eliminate some or all of our research and product development programs, clinical studies and/or regulatory activities or may cause us to cease our operations.

        We may be unable to obtain all of the funding from the second tranche of the private placement due to the loss of our security interest in the shares of our common stock issued in the first tranche of the private placement. Investors who participated in the first tranche of the private placement were required to irrevocably commit to the second tranche. The closing of the second tranche (and the funding of investor funds in connection with the second tranche) is contingent on certain events. The second tranche investment commitment is secured by the shares issued in the first tranche. Under a lock-up arrangement, these investors may sell up to 9% of the shares they acquired in the first tranche each month upon the earlier of the effective date of this registration statement or the first anniversary of the closing in March 2004.

        To the extent that these investors sell their shares acquired in the first tranche in accordance with their lock-up agreements, our security interest in these shares will decrease. If the satisfaction of the conditions required to cause the closing of the second tranche of the private placement are significantly delayed, most or all of the secured interests in the shares issued in the first tranche may no longer exist at the time the second tranche actually closes. Consequently, if the market price for shares of our common stock is then below $2.00 per share, certain of these investors who are obligated to invest in the second tranche may decide not to fund their commitment, and we would no longer have the shares issued in the first tranche as security for their commitment. We intend to pursue remedies available to us in the event that an investor does not honor its commitment to fund the second tranche; however, it may be too expensive or impractical to pursue these remedies.

        We are required to maintain the effectiveness of this registration statement until March 2004. Pursuant to registration rights agreements with the selling stockholders, we are subject to penalty payments of additional shares of our common stock if we do not maintain the effectiveness of this registration statement through March 6, 2004; provided, however, these penalty payments are not payable if the second tranche of the private placement has not closed. We currently do not expect the closing of the second tranche of the private placement to occur prior to March 2004 and, therefore, do not expect any of the penalty shares to be issued. If we were required to issue any of these penalty shares, the investment of other stockholders who did not receive these shares would be diluted.

        We rely on third-party sales, marketing, manufacturing, training and customer service, which are out of our control and may have a negative effect on our business. We have a limited staff of four full-time persons. We have no sales, manufacturing, training or customer service staff. We have marketed and sold only a relatively small number of the PSI. Except as contemplated under the CIBA Agreement, we have not yet established the manufacturing capacity or the distribution, marketing, sales staff and expertise necessary to commercialize the potential market. Instead, we will depend on third parties to execute these aspects of our business.

        Under our agreement with CIBA, CIBA will be training ophthalmologists on the surgical procedure and providing customer service. This agreement provides that either party has the right to terminate the agreement if the other party becomes insolvent or materially breaches the agreement and fails to cure such breach. If either party terminates the agreement, we would have to develop new arrangements with other third parties or hire a significant number of new staff, either of which may result in substantially higher costs or lower revenues to the Company. Additionally, since all of our revenues for the foreseeable future are expected to be received from CIBA, our financial condition is highly dependent on CIBA's financial ability to pay royalties and milestone payments when they come due.

        Although CIBA has an economic incentive to sell our products, CIBA could determine that the products do not provide the necessary profit margins or could decide to reduce its allocation of resources to market our products in some or all markets. We do not have any control over CIBA's marketing plans or budget, including pricing and product bundling, and CIBA could devote substantially less funding than required to effectively market our products. Furthermore, no assurance can be given that CIBA will be effective in selling and marketing our products.

        As contemplated in our agreement with CIBA, we have completed the transition of manufacturing responsibility to CIBA. As a result, CIBA is required to use its commercially reasonable efforts to manufacture the PSI and related products. We cannot be assured that CIBA will manufacture our products in accordance with various governmental regulations or that CIBA will produce and maintain appropriate inventories of our products to service the potential market. CIBA could limit its production of the PSI to free up manufacturing capacity for other products. If the Company or CIBA fails to produce enough of a product at a facility, or if our manufacturing process at that facility is disrupted, CIBA or we may be unable to deliver that product to our customers on a timely basis. A failure to deliver products on a timely basis could lead to customer dissatisfaction, damage to our reputation, and have a negative impact on our sales and profitability.

        We terminated our manufacturing operations and have not maintained them to meet CE mark specifications, as we have transferred that function to CIBA. If we were required to restart our manufacturing operations and meet CE mark standards, it would be difficult and involve a major commitment of funds, resulting in a significant delay in any distribution of our products.

        We have a history of net losses and limited revenues; we expect to continue to incur net losses, and we may never achieve or maintain profitability. We began operations in August 1994 and have a limited operating history upon which you can evaluate our business. We have incurred losses every year since we began operations. As of June 30, 2003, our accumulated deficit was $20.2 million, including a net loss of $1.7 million for the quarter ended June 30, 2003. These losses have resulted primarily from expenses associated with research and development activities, including pre-clinical and clinical trials, obtaining regulatory approvals in international markets and general and administrative expenses. We anticipate that our operating expenses will increase substantially for the foreseeable future as we expand our FDA clinical trials in the United States.

        To become profitable, royalty income generated from our agreement with CIBA must substantially increase. For the past three full years, our total revenues have been $1.5 million. If substantial growth in our sales does not occur through royalty revenues from CIBA, we may not be able to achieve or maintain profitability in the future. The amount of net losses and the time required to reach profitability are highly uncertain and, thus, no assurance can be given that we will ever achieve profitability.

        While we have generated substantial tax loss carryforwards in prior years, we believe that these tax loss carryforwards were substantially reduced due to an ownership change (as defined in the Internal Revenue Code of 1986) that occurred as a result of the merger. Additional work will need to be performed, however, to determine the amount of tax loss carryforwards that will be available as a result of the ownership change.

        We have a limited operating history, a single unproven product to date and our business may not become profitable. We have spent the past nine years concentrating our efforts on the development of the PSI and the related surgical procedure for the correction of presbyopia and, more recently, for the treatment of ocular hypertension and POA Glaucoma. Sales of the PSI are currently restricted to international markets pending approval of the product by the FDA in the United States.

        This short history may not be adequate to enable you to fully assess our ability to achieve market acceptance of our products or our ability to respond to competition. Accordingly, we are subject to the same uncertainties and risks associated with any company developing products and beginning operations. If we are unsuccessful in addressing the risks and uncertainties frequently encountered by early stage companies in a new and evolving market, our business will be seriously harmed.

        For the next several years, our revenues will be dependent on the SSP for the treatment of presbyopia, ocular hypertension and POA Glaucoma utilizing our patented PSI. There can be no assurance that the PresVIEW technology will be proven safe and effective, or that if proven safe and effective, the technology will be successfully commercialized. To improve the surgical outcomes of the SSP, we developed the PresVIEW Incision System, which consistently produces incisions of accurate length and depth for the placement of the PSI. CIBA and we are in the final stages of developing and testing this device. Also, CIBA has separately partnered with OTI of Toronto, Canada for ultrasound mapping technology, which is being incorporated into a new protocol for the SSP to help the surgeon identify preoperatively the exact locations on the surface of the eye for the PSI. The success of the SSP may be dependent upon the successful integration and enhancement of these two new devices into the SSP. The amount of time required to establish production of the PresVIEW Incision System and OTI's ultrasound technology and whether the FDA will approve usage of these devices in our clinical trials remains uncertain as of this date.

        We currently rely on single sources for components of the PresVIEW Incision System, the disposable blade and the PSI, and other sources may not be available or they may not properly provide products. These products are currently provided by single sources. If we lose one or more of these vendors, delivery of our products could be delayed or prevented and our business would suffer. If CIBA or we were unable to produce our products in a cost-effective or timely manner, or if the manufacturing of our products were interrupted, our business, financial condition and results of operations could be materially adversely affected.

        Many of our manufacturing processes require a significant degree of technical expertise. If our third-party vendors and manufacturers fail to produce to specifications or inadvertently use defective materials in the manufacturing process, the reliability and performance of our products will be compromised. CIBA has control over the selection of vendors, and they may or may not continue to use the existing key vendors. If a change in vendors is not handled properly, delivery of our products could be delayed or prevented and our business could be materially adversely affected.

        We are dependent on our management, key personnel and consultants, and on the recruitment of additional personnel to succeed, and the loss of such personnel or consultants may damage our business. Our founder, Dr. Ronald A. Schachar, is the inventor of the PSI and currently serves as a consultant for us. Our existing products and future product candidates are based on theories and research developed by Dr. Schachar. Other principal executive officers and key personnel have extensive knowledge of our PresVIEW technology, the PresVIEW Incision System and the research and development efforts needed to bring the products to market. The loss of the services of any of our executive officers, other key personnel or consultants could have a material adverse effect on our business and financial condition.

        Our success and business strategy is dependent in large part on our ability to attract and retain key management, scientific and operating personnel. These persons are in high demand and are often subject to competing employment offers. We will need to develop expertise and add skilled personnel or retain consultants in the areas of research and development, clinical trials, government approvals, and possibly sales, marketing and manufacturing in the future. There can be no assurance that we will be able to attract and retain the qualified personnel or develop the expertise needed for our business. We currently have a small management group with limited operating experience. The inability to hire additional personnel and develop expertise as needed could have a material adverse effect on us.

        Dr. Schachar and we have entered into a severance and consulting agreement, which expires upon the earlier of Dr. Schachar's receipt of $1.75 million from us or the fifth anniversary of the agreement. In the event that this agreement is terminated by either party, we might be required to seek a replacement for Dr. Schachar, and his replacement may not be as knowledgeable or effective as Dr. Schachar, which could negatively affect the development of our early stage products.

        We recently hired a new chief executive officer, and in conjunction with the merger, we had a significant change in the board of directors, and this change may be disruptive to our business. Terence A. Walts, our president and chief executive officer, was elected to these positions as of September 1, 2002. Mr. Walts and four of our other current directors joined the board of directors of Refocus effective March 17, 2003. Mr. Walts and three of our other current directors, however, were members of the board of directors of Presby prior to the merger. In addition, two other board members were appointed on the closing date of the merger. Further, Richard H. Keates, M.D. was appointed to our board of directors in May 2003, upon the resignation of Robin G. Terrell. As a result, all of our current directors, including Mr. Walts, will have joined board of directors of Refocus since March 2003. Although our board of directors believes that the changes in management and in the board are necessary and desirable developments as we transition from being only a research and development company, there can be no assurance, however, that these changes will not have a disruptive effect on our operations and business prospects.

        CIBA and we face various international risks that may cause an increase in costs. CIBA and we face risks due to our reliance on sales in international markets. Our future success will depend in part on the continued expansion of international sales of the PSI. International operations expose CIBA and us to risks, including:

  •
  need for export licenses;

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  unexpected regulatory requirements;

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  tariffs and other potential trade barriers and restrictions;

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  political, legal and economic instability in foreign markets;

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  longer account receivable cycles;

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  difficulties in managing operations across disparate geographic areas;

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  foreign currency fluctuations;

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  reduced or limited protection of our intellectual property rights in some countries;

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  dependence on local distributors; and

  •
  potential disruptions in sales or manufacturing due to military or terrorist acts.

If one or more of these risks materialize, CIBA's or our sales to international customers may be less than expected and costs may be more than expected, which could negatively impact our financial condition.

        Due to our dependence on the PSI, failure to achieve market acceptance in a timely manner could harm our business. Even if regulatory authorities approve our products, the PSI and the PresVIEW Incision System may not be commercially successful. Acceptance of and demand for the PSI and the PresVIEW Incision System will depend largely on the following factors:

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  awareness and acceptance by ophthalmologists and patients of our product as safe and effective;

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  resolution of remaining product development issues associated with the disposable blades for the PresVIEW Incision System;

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  safety, effectiveness and pricing of alternative products;

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  prevalence and severity of side effects associated with our product;

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  pricing of our product to both the ophthalmic community and the consumer;

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  safety and effectiveness for all targeted indications (i.e., presbyopia, POA Glaucoma and ocular hypertension);

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  the amount of training required for the proper use of the PresVIEW Incision System and insertion of the PSI;

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  the general resistance to implanting a foreign object in the eye;

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  the lack of long-term follow-up data;

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  the possibility of unknown side effects;

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  the degree of usage by the ophthalmic community as a treatment alternative;

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  how quickly competitive companies can develop and obtain FDA approval for competitive treatment methods;

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  successful seeding efforts with noted physicians and commercialization in Europe and Canada preceding FDA approval;

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  our ability to decrease the technical skill level of surgery required for outstanding outcomes via the standardization and automation steps provided by the PresVIEW Incision System and the ultrasound mapping technology; and

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  resolution and/or clarification in the various scientific theories of what causes presbyopia and the specific mechanism of action involved in the SSP.

        Because all of our revenues over the next several years are projected to come from royalties based on the sale of the PSI and related products, our financial performance will depend upon ophthalmologist adoption and patient awareness of the SSP. If CIBA or we are unable to convince ophthalmologists to use the PSI, we may not be able to generate revenues because we have not projected revenues from our other product candidates in the foreseeable future.

        In order for CIBA or us to sell our products, ophthalmologists must recommend and endorse them. We may not obtain the necessary recommendations or endorsements from ophthalmologists. Acceptance of our product is dependent on educating the ophthalmic community as to the distinctive characteristics, perceived benefits, clinical efficacy and cost-effectiveness of our product compared to competitive products and on training ophthalmologists in the proper application of our product and the surgical techniques of the SSP. No assurance can be given that the medical community or the patients will accept the SSP over current conventional treatments.

        If we fail to keep pace with advances in our industry or fail to persuade physicians to adopt new products that we introduce, customers may not buy our products and our revenues and profits may decline. The ophthalmic industry is characterized by rapid product development, with a significant competitive advantage gained by companies that introduce products that are first to market, constant innovation in products and techniques, frequent new product introductions and price competition. Our future growth depends, in part, on our ability to develop products that are more effective in treating diseases and disorders of the eye or that incorporate the latest technologies. In addition, CIBA or we must be able to manufacture and effectively market those products and persuade a sufficient number of eye care professionals to use the new products that we introduce. Many doctors are reluctant to switch a patient to a new treatment. For example, ophthalmologists may be reluctant to cease a patient's current treatment for glaucoma, if the current treatment remains effective. Also, sales of our existing products may decline rapidly if a new product is introduced by one of our competitors or if we announce a new product that, in either case, represents a substantial improvement over our existing products. Similarly, if we fail to make sufficient investments in research and development programs or if we focus on technologies that do not lead to more effective products, our current and planned products could be surpassed by more effective or advanced products.

        We are subject to extensive government regulation that increases our costs and could prevent us from or delay us in selling our products. Our products (including the PSI and the PresVIEW Incision System) are subject to extensive governmental regulation. Government regulation includes inspection of and controls over testing, manufacturing, safety and environmental controls, efficacy, labeling, advertising, promotion, record keeping and the sale and distribution of medical device products and samples. CIBA is also subject to similar government regulation, including the prices it will charge, the rebates it may offer to customers and the methods of its marketing. Government regulation substantially increases the cost of developing, manufacturing and selling our products.

        We are required to obtain the approval of regulatory agencies worldwide before CIBA or we can market and sell the PSI or other products and to undergo rigorous inspections by these agencies. In the United States, we must obtain FDA approval or clearance for each medical device before the devices can be marketed and sold. The FDA approval process is typically lengthy and expensive, and approval is never certain. In order to obtain these approvals, our products must be shown to be effective and safe for use in humans. In addition, products distributed outside of the United States are subject to government regulation, which may be equally or more demanding. Our products could take a significantly longer time than we expect to gain regulatory approval or may never gain approval. If a regulatory authority delays approval of a product, our market value and operating results may decline. Even if the FDA or another regulatory agency approves a product, the approval may limit the indicated uses for a product or may otherwise limit CIBA's or our ability to promote, sell and distribute a product. A regulatory agency may require post-marketing studies. If we are unable to obtain regulatory approval of our products, CIBA and we will not be able to market these products, which would result in a significant shortfall in our sales. Currently, CIBA and we are actively pursuing approval of our products from regulatory authorities in a number of countries, including the United States. Growth in our sales will depend on the timely and successful introduction and marketing of some or all of our products.

        The clinical trials required to obtain regulatory approvals are complex and expensive and their outcomes are uncertain. We have incurred and will continue to incur substantial expense for and will continue to devote significant time to clinical trials, but we cannot be certain that the trials will ever result in the commercial sale of a product. Positive results from pre-clinical studies and early clinical trials do not ensure positive results in later clinical trials that form the basis of an application for regulatory approval. We may suffer significant setbacks in clinical trials, even after earlier clinical trials show promising results. Any of our products may produce undesirable side effects that could cause us or regulatory authorities to interrupt, delay or halt clinical trials of a pharmaceutical or medical device candidate. The FDA, another regulatory authority or we may suspend or terminate clinical trials at any time if they or we believe that the trial participants face unacceptable health risks.

        CIBA and we are also required to demonstrate compliance with the FDA's quality system regulations before we can receive FDA approval for the PSI and the PresVIEW Incision System. The FDA enforces its quality system regulations through pre-approval and periodic post-approval inspections. These regulations relate to product testing, vendor qualification, design control, product manufacturing and quality assurance, as well as the maintenance of records and documentation. If CIBA or we are unable to conform to these regulations, we will be required to locate alternative manufacturers that do conform. Identifying and qualifying alternative manufacturers may be a long and difficult process and the delays could seriously harm our business.

        Medical devices are also subject to post-market reporting requirements. If safety or efficacy problems occur after the product reaches the market, the FDA may take steps to prevent or limit further marketing and sales of the product. Additionally, the FDA actively enforces regulations prohibiting marketing of devices for indications or uses that have not been cleared or approved by the FDA.

        Noncompliance with applicable United States requirements can result in fines, injunctions, penalties, disgorgement of profits, mandatory recalls or seizures, suspensions of production, denial or withdrawal of pre-marketing approvals, marketing restrictions, recommendations by the FDA against governmental contracts, criminal prosecution or clinical trial delays. The FDA also has authority to request repair, replacement or refund of the cost of any device that CIBA or we manufacture or distribute. Regulatory authorities outside of the United States may impose similar sanctions against CIBA or us for noncompliance with applicable regulatory requirements. No assurances can be given that restrictions, sanctions or findings by one of the worldwide regulatory agencies will not result in similar or stronger actions by other regulatory agencies, including the FDA.

        We currently lack long-term data regarding the safety and efficacy of our product and may find that long-term data does not support our short-term clinical results. The SSP is a new and revolutionary technology with only a relatively limited number of clinical cases to date. The long-term effects, if any, of the procedure have not been determined. The human eye may or may not tolerate the presence of the PSI. The PSI may ultimately result in undesirable side effects or medical complications. We are unaware of any patient who has suffered any significant damage to their vision or experienced any serious complications in the investigational surgeries conducted to date. The complications experienced to date appear to be minor and related to the evolution of the surgical technique. Further clinical testing of the PSI could reveal other complications and side effects, which could bear on the long-term safety and efficiency of the PSI, any of which could have a material adverse effect on our business. There can be no assurance that the PSI and the related surgical procedure will not result in latent complications or that the SSP is fully reversible in all patients.

        We face competition from alternative therapies, and sales of our products may be less than our expectations. We compete with many domestic and foreign competitors, who conduct business in various rapidly evolving and technologically advanced fields, including medical device, pharmaceutical and biopharmaceutical companies. For example, in the worldwide presbyopia market, the PSI will compete with reading glasses, bifocals, multifocal glasses, and the bifocal and multifocal contact lens industry, as well as alternative surgical techniques. There are world leaders in these markets such as: Varilux, Bausch & Lomb, Vistakon (a subsidiary of Johnson & Johnson), Alcon, Allergan and VISX. For the treatment of ocular hypertension and POA Glaucoma, we will compete with major pharmaceutical companies, including Alcon, Allergan, Bausch & Lomb, Merck and Pharmacia. These competitors may develop technologies and products that are more effective, easier to use or less costly than any of our current or future product candidates or that could render our technologies and product candidates obsolete or noncompetitive. Many of these competitors have substantially more resources, as well as more product development, manufacturing and marketing experience and capabilities, than we do. In addition, many of our competitors have significantly greater experience than we do in conducting pre-clinical testing, clinical trials and in obtaining FDA and other regulatory approvals of products and therapies.

        The vision correction industry is intensely competitive. The significant competitive factors in the industry include price, convenience, acceptance of new technologies, patient satisfaction, and government approval. Our ability to compete successfully depends, in part, on our ability to respond quickly to medical and technological change and user preference through the development and introduction of new products that are of high quality and that address patient and surgeon requirements. We compete with many larger companies that enjoy several competitive advantages, including established distribution networks; established relationships with health care providers and payors; additional lines of products; the ability to bundle products to offer higher discounts or other incentives to gain a competitive advantage; and greater resources for product development, sales and marketing and patent litigation. If we are unable to compete effectively against existing or future competitors, sales of our products may be significantly less than our expectations.

        Other companies are developing products based on the same or similar scientific theories used by us. Those products may be more effective than our products and may not infringe our intellectual property rights. These companies may be able to develop a surgical technique that does not require the use of any implant device to achieve the same or similar surgical result.

        We may not successfully develop and launch replacements for our products that lose patent protection, which could significantly decrease our future sales and profits. Most of our products are covered by patents that give us a degree of market exclusivity during the term of the patent. Significant patents covering our products will expire within the next 9 to 15 years. Upon patent expiration, our competitors may introduce products using the same technology. As a result of this possible increase in competition, CIBA or we may need to charge a lower price in order to maintain sales of our products, which could result in these products becoming less profitable. If we fail to develop and successfully launch and receive regulatory approval for new products prior to the expiration of patents for our existing products, our sales and profits with respect to those products could decline significantly. We may not be able to develop and successfully launch more advanced replacement products before these and other patents expire.

        The royalty rates to be paid to us on the net sales of our products set forth in our agreement with CIBA are in effect until the later of the expiration of the patent rights in a country or 20 years from the date of the agreement. This period is referred to as the "Royalty Period." In the event that our patent rights expire or are invalidated in any country during the Royalty Period, the royalty rate for net sales in that country significantly decreases to a 3% "know how" rate. Following the expiration of the Royalty Period, CIBA's license shall be fully paid up and royalty free with respect to future sales of our products.

        Resources devoted to research and development may not yield new products that achieve commercial success, and we would be dependent only on the PSI for sales. In the past, we have devoted substantial resources to research and development. In the foreseeable future, we plan to devote relatively less resources to research and development. The research and development process is expensive, prolonged and entails considerable uncertainty. Development of a new product, from discovery through testing and registration to initial product launch, typically takes between four and ten years for a medical device. These periods vary considerably from product to product and country to country. Because of the complexities and uncertainties associated with ophthalmic research and development, products we are currently developing may not complete the development process or obtain the regulatory approvals required for us to market these products successfully. None of the products currently in our development pipeline may be commercially successful.

        Surgeon training and the ability of surgeons to routinely achieve a good surgical result for virtually all patients is important to our success. Failure, for any reason, by surgeons to achieve good results will harm our business. During the course of the development of the PSI, the PresVIEW Incision System and the related surgical procedure, the surgical technique and surgical instruments have evolved and changed as we attempted to make the surgical procedure easier for the surgeon to perform. The SSP, while using surgical skills similar to other ophthalmic surgical procedures, is a relatively new surgical technique that requires training and precise execution by the surgeon. Over recent years and even in recent months, some surgeons have not been able to successfully use the PresVIEW Incision System. Some surgeons have not been able to successfully place the PSI in the sclera of the eye to achieve the necessary effect. Certain of these surgeons have chosen to publish their unsuccessful clinical results.

        It is critical to CIBA's sales effort to train a sufficient number of physicians to properly perform the SSP. We understand that CIBA intends to educate ophthalmic surgeons through presentations at international conferences and through surgical training courses. If physicians are not properly trained, they may misuse or ineffectively use our products resulting in unsatisfactory patient outcomes, patient injury and related liability or negative publicity. If CIBA or we are not successful in adequately training surgeons, or perhaps in further improving the technique and surgical instruments so that all surgeons with the requisite skills can routinely obtain good surgical results, our business will be significantly harmed.

        We may be subject to future product liability litigation that could be expensive and may result in the inability to obtain insurance coverage. The manufacture, distribution and sale of medical devices are inherently subject to the risk of product liability claims. CIBA and we use appropriate efforts to take reasonable precaution in the handling, testing, packaging and distribution of the product to minimize potential liability. Nonetheless, it is possible that the Company and CIBA may become subject to litigation involving the PSI, both in domestic and international markets. We have provided and may continue to provide certain limited indemnities to academic or other institutions that are participating in the FDA clinical trials.

        We have obtained product liability insurance coverage; however, effective April 1, 2003, the coverage was lowered to $5.0 million as a result of the transitioning of our manufacturing and distribution to CIBA. The coverage is on a claims made basis, and has a retroactive effective date to the date of incorporation of Ocular in August 1994. Despite such coverage, we may be subject to claims that exceed the insurance coverage and these claims may have a material adverse effect on us. In addition, we may require increased product liability coverage if sales of our products increase. Product liability insurance is expensive and may not be available to us in the future on acceptable terms, if at all. We have not been subject to any product liability litigation to date.

        Although we are not currently subject to any product liability proceedings, we may incur material liabilities relating to product liability claims in the future, including product liability claims arising out of procedures performed using the PSI or our surgical equipment. The combination of our insurance coverage, cash flows and reserves may not be adequate to satisfy product liabilities we may incur in the future. Even claims without merit could subject us to adverse publicity, hinder us from securing insurance coverage in the future and require us to incur significant legal fees. Successful product liability claims could have a material adverse effect on our financial condition. Under our agreement with CIBA, CIBA indemnifies us from certain claims and potential losses associated with our products manufactured by CIBA.

        We may be subject to future claims from physicians who disagree with our return policy, and we may incur unexpected expenses to resolve the complaints. A number of ophthalmologists with practices based in the United States purchased surgical kits, including the PSI, at international locations. While certain of these physicians conducted investigational surgeries at international locations for the purpose of research, many of these physicians purchased our products with a desire to participate in the anticipated clinical trials of the PSI, which are regulated by the FDA. All of these physicians were aware that the PSI was not approved by the FDA for use in the United States at the time of their purchase. We did not sell the products subject to a right of refund. Nevertheless, several of these ophthalmologists have requested a refund or have recently informed us that if they are not selected to participate in the clinical trials, they plan to return the products with a request for a refund. Due to our agreement with CIBA, we do not have full control over the selection process of the ophthalmologists to become the investigators and, thus, cannot ensure that these physicians will be selected to participate in the clinical trials. Any discussions are preliminary and the amount of liability, if any, to these physicians is uncertain at this time.

        We established a reserve of $50,000 at December 31, 2001, as an estimate of the cost of providing replacement PSIs to all physicians that might have PSI inventory on hand. The packaging of the PSI provides guaranteed sterility only for a limited period of time. We have encouraged physicians to await the availability of the PresVIEW Incision System for use in future SSPs. The sterility dating of the packaging of the physicians' inventories of the PSI may be expired by the time the physicians are prepared to once again perform the surgical procedure. Subject to CIBA's consent, we intend to replace the PSI inventory of physicians with the new CIBA packaged PSI. Actual claims by customers may exceed, and/or the cost of replacing the PSIs may be higher than, our estimate and additional charges may have to be taken.

        Failure by users of our products to obtain adequate reimbursement from third-party payors could limit market acceptance of our products, which could impact our sales and profits. The initiatives of managed care organizations and governments to contain healthcare costs in the United States and elsewhere are placing an increased emphasis on the delivery of more cost-effective medical therapies. This emphasis could adversely affect sales and prices of our products. For example:

  •
  major third-party payors for hospital services, including government insurance plans, Medicare, Medicaid and private healthcare insurers, have substantially revised their payment methodologies during the last few years, resulting in stricter standards for reimbursement of hospital and outpatient charges for some medical procedures, including cataract and intraocular lens procedures. Because of increased transparency of prices following the adoption of the euro, member governments in some countries in the European Union are requesting price reductions to match prices charged in other countries in the European Union;

  •
  numerous legislative proposals have been considered that, if enacted, would result in major reforms in the United States healthcare system;

  •
  our competitors may reduce the prices of their products, which could result in our competitors being reimbursed for a larger number of procedures by third-party payors;

  •
  there are proposed and existing laws and regulations governing product prices and the profitability of companies in the health care industry; and

  •
  there have been recent initiatives by third-party payors to challenge the prices charged for medical products, which could affect our profitability.

        Currently available surgical procedures to improve vision, such as laser refractive surgery, are generally not reimbursable by third-party payors. We believe that third-party payors will not provide reimbursement to patients for the SSP if the procedure is undergone for the treatment of presbyopia. Third-party payors or government insurance programs may provide some level of reimbursement to patients that undergo the SSP for the treatment of ocular hypertension or POA Glaucoma. In the United States, this reimbursement may not be available immediately at FDA approval or, if available, any reimbursement may be limited, thereby adversely affecting CIBA's or our ability to sell our medical devices on a profitable basis for the treatment of ocular hypertension or POA Glaucoma. Further, an adverse coverage decision by the Centers for Medicare and Medicaid Services, the United States government agency that oversees the Medicare and Medicaid programs, could adversely influence private insurers, as well as other public payors.

        Reductions in the prices for our products in response to the trends noted above could reduce our profits. Moreover, the SSP for the treatment of ocular hypertension and POA Glaucoma may not be covered in the future by third-party payors. Consequently, ophthalmologists, out-patient surgical facilities, hospitals and other health care providers may be reluctant to purchase our products if they do not receive substantial reimbursement for the cost of our products and for procedures performed using our surgical medical device products from third-party payors, including Medicare and Medicaid in the United States and health insurance programs, both governmental and private. Therefore, the failure of our products to be so covered could cause our profits to decline.

        Since the SSP treats presbyopia, as well as ocular hypertension and POA Glaucoma, a decline in the price of the PSI due to price pressures by third-party payors could result in a price decline for the PSI used in the treatment of the other indication.

        Economic conditions and price competition may cause sales of our products used in elective surgical procedures to decline and reduce our profitability. Sales of products used in elective surgical procedures may be adversely impacted by economic conditions. Generally, the costs of elective surgical procedures are borne by individuals without reimbursement from their medical insurance providers or government programs. Accordingly, individuals may be less willing to incur the costs of these procedures in weak or uncertain economic conditions and there may be a decline in the number of these procedures. Sales of the PSI worldwide may come under pressure and may remain under pressure if current weak economic conditions persist and, therefore, our revenues from royalties would likely have a corresponding decline.

        We may be required to bring litigation to enforce our intellectual property rights, which may result in substantial expense. We rely on patents to protect our intellectual property rights. We have 18 issued United States patents and 27 issued or published international patents. We have 15 pending United States patent applications and 52 pending international patent applications. Related to the PresVIEW technology, we have 11 issued United States patents and 20 issued international patents.

Related to the PresVIEW technology, we have 10 pending United States patent applications and 47 pending international patents. The patents associated with the PresVIEW technology have expiration dates ranging from 2012 to 2018. The patents and patent applications related to our early stage products generally do not expire until after 2015. The strength of our patent portfolio, however, is uncertain. In particular, our competitors and others entities may allege that:

  •
  our patents and pending patent applications use technology that we did not invent first, or

  •
  we were not the first to file patent applications for these inventions.

        Further, because of the uncertain nature of patent protection, we cannot be certain that:

  •
  others will not independently develop similar or alternative technologies or duplicate our technologies,

  •
  any of our pending patent applications will result in further issued patents, or

  •
  any patents issued to us will provide a basis for commercially viable products, will provide us with any competitive advantages or will not face third-party challenges or be subjected to further proceedings limiting their scope.

        We may become involved in interference proceedings in the U.S. Patent and Trademark Office to determine the priority of our inventions. We could also become involved in opposition proceedings in foreign countries challenging the validity of our patents. In addition, costly litigation could be necessary to protect our patent position. In some jurisdictions, patent law relating to the scope of claims in the technology fields in which we operate is still evolving and, consequently, patent positions in our industry are somewhat uncertain. We may not prevail in any lawsuit or, if we do prevail, we may not be awarded commercially valuable remedies. In addition, it is possible that we will not have the resources required to pursue necessary litigation or to otherwise protect our patent rights. Failure to protect our patent rights could harm us.

        We have been involved as plaintiffs in three lawsuits in the United States related to our patented technology for the SSP. For more information on these lawsuits, see "Legal Proceedings."

        Patent rights in jurisdictions outside the United States are even more uncertain and difficult to protect. There may be patents in certain international jurisdictions that are not enforceable or, if enforceable, the Company or CIBA may determine not to attempt to enforce these rights due to the expense, the likelihood of prevailing or for other reasons. Furthermore, the laws of foreign countries may not protect our intellectual property rights to the same extent as the laws of the United States.

        Pursuant to our agreement with CIBA, a Patent Litigation Committee, or the PLC, has the responsibility to facilitate communication and decision-making concerning all threatened and potential claims relating to patent infringement. The PLC is composed of two members from CIBA and two members from the Company. As a result, we cannot control the PLC's actions, and the PLC could take action or fail to take action that causes damage to our patent and other intellectual property rights. CIBA is entitled to apply 50% of any unrecovered, reasonable expenses from claims paid to third-parties as an offset against royalties that may be payable to us.

        We rely on trade secrets, unpatented proprietary know-how and continuing technological innovation, which we seek to protect with confidentiality agreements with employees, consultants and others with whom we discuss our business, including CIBA. We may not be able to prevent the unauthorized disclosure or use of our technical knowledge or other trade secrets by consultants, vendors, former employees and current employees, despite the existence of nondisclosure and confidentiality agreements and other contractual restrictions. These individuals or CIBA or their employees may breach these confidentiality agreements and our remedies may not be adequate to enforce these agreements. Disputes may arise concerning the ownership of intellectual property or the applicability or enforceability of these agreements, and these disputes may not be resolved in our favor. Furthermore, our competitors may independently develop trade secrets and proprietary technology similar to ours. If we do not receive patents for products arising from our research, we may not be able to maintain the confidentiality of information relating to such products.

        If our intellectual property rights are not adequately protected, we may be unable to keep other companies from competing directly with us, which could result in a decrease in our market share. Enforcement of our intellectual property rights to prevent or inhibit appropriation of our technology by competitors can be expensive and time-consuming to litigate, or otherwise dispose of, and can divert management's attention from carrying on with our core business.

        Our products could infringe upon the intellectual property rights of others, which may cause us to engage in costly litigation and, if we are not successful, could cause us to pay substantial damages and prohibit us from selling our products. Third parties may assert infringement or other intellectual property claims against us based on their patents or other intellectual property claims. We may be required to pay substantial damages, including triple damages, for past infringement if it is ultimately determined that our products infringe a third-party's patents. Even if infringement claims against us are without merit, defending a lawsuit takes significant time, may be expensive and may divert management attention from other business concerns. Further, we may be prohibited from selling our products before we obtain a license from the owner of the relevant technology. If such a license is available at all, it may require us to pay substantial royalties.

        Under our agreement with CIBA, and if mutually agreed by the PLC, CIBA shall control and be responsible for the cost of defense of patent infringement claims against us related to our products licensed by CIBA. We are responsible for reimbursing CIBA up to 100% of the defense costs if funds are paid to a third-party as a result of infringement by us. Since CIBA controls the defense of these claims, we cannot be assured that CIBA will take any actions that are in our best interest in these matters.

        CIBA or we may implement a product recall or voluntary market withdrawal due to product defects or product enhancements and modifications, which would significantly increase our costs. The manufacturing and marketing of medical devices and surgical equipment and instruments involves an inherent risk that our products may prove to be defective or cause a health risk. In that event, CIBA or we may voluntarily implement a recall or market withdrawal or may be required to do so by a regulatory authority. We have recalled products in the past as explained later in this section and, based on this experience, believe that the occurrence of a recall could result in significant costs to CIBA or us, potential disruptions in the supply of our products to our customers and potential adverse publicity, all of which could harm CIBA's and our ability to market our products. A recall of one of our products or a similar product manufactured by another manufacturer could impair sales of the products we market as a result of confusion concerning the scope of the recall.

        We have devoted substantial financial and management resources to research and development and the enhancement and improvement of both the patented PSI and SSP. In order to improve the results of the SSP, we have on several occasions replaced the inventory of the physician customers with a new release of the PSI. We have also provided to our paid customers, free of charge, all upgrades or modifications to the hand-held surgical instruments previously used to perform the SSP. We have written off the cost of the previous injection molding equipment, the discontinued PSI or instrument inventory and other costs associated with the upgrade of the PSI and instruments.

        In 1999 and early 2000, Ocular conducted a voluntary recall of the PSI because of a redesign of the shape of the segments of the PSI. One or more of the segments of the PSI prototype sold in 1998 and early 1999 had a tendency to turn on its side in a small percentage of patients, presumably as a result of the patients rubbing their eyes. Although not posing any known safety risk to the patient, the patients would generally notice that their improvement in near vision as a result of the surgery would decrease after the segment rotation. Ocular redesigned the shape of the PSI segments by making the segment wider than it was tall with the intent of eliminating this rotation problem. Ocular replaced, at no cost to the physicians, PSI inventory of physician customers worldwide with the newly designed PSI. We are not aware of any report of the rotation of the current PSI design. During the period of the recall, Ocular did not recognize sales pending shipment of the new release of the PSI.

        Ocular did not ship or recognize any significant sales in 2001 or 2002 pending final development of the PresVIEW Incision System. There can be no assurance that expenses associated with product upgrades and the suspension of sales during similar future periods, if any, will not have a material impact on our operating and financial position.

        Pursuant to our agreement with CIBA, these decisions regarding the modification of the PSI and related products shall be determined by a Joint Technical Committee comprised of two members from each of CIBA and the Company. CIBA may or may not decide to provide product upgrades at no cost to customers and particularly to customers that purchased their products prior to the date of the agreement between CIBA and the Company. If CIBA decides not to provide product upgrades to customers, those customers may be dissatisfied and may cause damage to the product marketing efforts.

        Modifications to our products may require new clinical trials, FDA 510(k) clearances or pre-market approvals or may require us to recall the modified devices until clearances are obtained. Any modification to an FDA-cleared device that significantly affects its safety or effectiveness, or that would constitute a major change in its intended use, requires a new FDA 510(k) clearance or possibly pre-market approval. The FDA requires every manufacturer to make this determination in the first instance, but the FDA can review any decisions. We may make additional modifications to our products and future products after they have received clearance or approval and, in appropriate circumstances, determine that a new submission is unnecessary. The FDA may not agree with any of our decisions not to seek new clearance or approval. Also, in such a circumstance, we could be subject to significant regulatory fines or penalties.

        Any acquisitions that we consummate could disrupt our business and harm our financial condition. In the future, we may evaluate potential strategic acquisitions of complementary businesses, products or technologies. We may not be able to identify appropriate acquisition candidates or successfully negotiate, finance or integrate any businesses, products or technologies that we acquire. Furthermore, the integration of any acquisition may divert management's time and resources from our core business. While we from time to time evaluate potential acquisitions of businesses, products and technologies, and anticipate continuing to make these evaluations, we have no present understandings, commitments or agreements with any respect to acquisitions.

Risks Related to Our Common Stock

        The liquidity of our common stock is affected by its limited trading market. Shares of our common stock are traded on the OTC Bulletin Board under the symbol "RFCG.OB." We expect them to continue to trade in that market. There is currently no broadly followed, established trading market for our common stock. An "established trading market" may never develop or be maintained. Active trading markets generally result in lower price volatility and more efficient execution of buy and sell orders. The absence of an active trading market reduces the liquidity of our shares. The trading volume of our common stock historically has been limited and sporadic. As a result of this trading activity and the merger, the quoted price for our common stock on the OTC Bulletin Board is not necessarily a reliable indicator of its fair market value. Further, if we cease to be quoted, holders would find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, our common stock and the market value of our common stock likely would decline.

        Our common stock may be subject to regulations prescribed by the Securities and Exchange Commission relating to "penny stock." The Securities and Exchange Commission has adopted regulations that generally define a penny stock to be any equity security that has a market price (as defined in these regulations) of less than $5.00 per share, subject to certain exceptions. If our common stock meets the definition of a penny stock, it will be subject to these regulations, which impose additional sales practice requirements on broker-dealers who sell these securities to persons other than established customers and accredited investors, generally institutions with assets in excess of $5.0 million and individuals with a net worth in excess of $1.0 million or annual income exceeding $0.2 million (individually) or $0.3 million (jointly with their spouse).

        Our common stock will likely be subject to substantial price and volume fluctuations. The market price of our common stock has been volatile and could fluctuate widely in response to several factors, some of which are beyond our control, including:

  •
  our quarterly operating results;

  •
  additions or departures of key personnel;

  •
  changes in the business, earnings estimates or market perceptions of our competitors;

  •
  the introduction of new products by us or our competitors;

  •
  future sales of our common stock by us or other selling stockholders;

  •
  changes in general market or economic conditions;

  •
  announcements of legislative or regulatory change; and

  •
  potentially significant downward selling pressure on the stock price during the first years as certain current and new stockholders seek to liquidate a portion or all of their holdings for various reasons, subject to certain lock-up provisions where applicable.

        The stock market has experienced extreme price and volume fluctuations in recent years that have significantly affected the quoted prices of the securities of many companies, including companies in our industry. The changes often appear to occur without regard to specific operating performance. In addition, there has been a limited public market for our common stock. We cannot predict the extent to which investor interest in us will be maintained. Interest in our common stock is necessary for an active, liquid trading market for our common stock. Active trading markets generally result in lower price volatility and more efficient execution of buy and sell orders for investors. The price and trading volumes of our common stock may fluctuate widely due to the limited public market for our stock.

        A significant number of our shares are eligible for sale and their sale could depress the market price of our stock. Sales of a significant number of shares of our common stock in the public market could harm the market price of our common stock. Moreover, as additional shares of our common stock become available for resale in the public market pursuant to this prospectus and otherwise, the supply of our common stock will increase, which could decrease its price. Some or all of the shares of common stock may be offered from time to time in the open market pursuant to Rule 144, and these sales may have a depressive effect on the market for our shares of common stock. In general, a person who has held restricted shares for a period of one year may, upon filing with the SEC a notification on Form 144, sell into the market common stock in an amount equal to the greater of 1% of the outstanding shares or the average weekly number of shares sold in the last four weeks prior to that sale. These sales may be repeated once each three months, and any of the restricted shares may be sold by a non-affiliate after they have been held two years.

        After giving effect to the merger, certain of our principal stockholders continue to have significant voting power and may take actions that may not be in the best interest of other stockholders. Certain of our officers, directors and principal stockholders continue to control a significant percentage of our outstanding common stock. If these stockholders act together, they may be able to exert significant control over our management and affairs requiring stockholder approval, including approval of significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing a change in control and might adversely affect the market price of our common stock. This concentration of ownership may not be in the best interests of all our stockholders.

        We do not anticipate paying dividends in the foreseeable future, and the lack of dividends may have a negative effect on the stock price. While there are no restrictions on the payment of dividends, we have not declared or paid any cash dividends or distributions on our common stock in the last two fiscal years. We currently intend to retain our future earnings to support operations and to finance expansion and, therefore, do not anticipate paying any cash dividends on our common stock in the foreseeable future.

        Our certificate of incorporation and Delaware law contain certain anti-takeover provisions that may inhibit a takeover, and we may adopt other measures to discourage a takeover. Delaware Law and provisions in our certificate of incorporation relating to a classified board of directors may have the effect of not only discouraging attempts by others to buy us, but also of making it more difficult or impossible for existing stockholders to make management changes. Our board of directors is divided into three classes. Directors in each class are elected for terms of three years. As a result, the ability of stockholders to effect a change in control of us through the election of new directors is limited by the inability of stockholders to elect a majority of our board of directors at any particular meeting. Our board may consider and adopt additional measures that would prevent us from being subject to a takeover.

        We are subject to critical accounting policies and actual results may vary from our estimates. We follow accounting principles generally accepted in the United States in preparing our financial statements. As part of this work, we must make many estimates and judgments about future events. These affect the value of the assets and liabilities, contingent assets and liabilities, and revenues and expenses that we report in our financial statements. We believe these estimates and judgments are reasonable, and we make them in accordance with our accounting policies based on information available at the time. Actual results, however, could differ from our estimates, and this could require us to record adjustments to expenses or revenues that could be material to our financial position and results of operations in future periods.

USE OF PROCEEDS

        The selling stockholders will receive all of the proceeds from the sale of the shares offered for sale by the selling stockholders under this prospectus. We will receive none of the proceeds from the sale of the shares by the selling stockholders, except upon the issuance of the shares of our common stock and warrants to purchase our common stock at the closing of the second tranche of the private placement, which is subject to the satisfaction of conditions precedent, and the exercise of warrants currently outstanding or acquirable in the second tranche of the private placement. We will bear all expenses incident to the registration of the shares of our common stock under federal and state securities laws other than expenses incident to the delivery of the shares to be sold by the selling stockholders. Any transfer taxes payable on these shares and any commissions and discounts payable to underwriters, agents, brokers or dealers will be paid by the selling stockholders.

MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

        On April 16, 2002, shares of common stock of VeryBestoftheInternet.com became eligible for quotation on the NASD Electronic Bulletin Board under the symbol "VYIB.OB." On February 25, 2003, the symbol was changed to "RFCG.OB." No trades, however, were ever made with respect to shares of Refocus common stock prior to the merger. As a result, the range of high and low bid information for shares of Refocus common stock for each full quarterly period within the two most recent fiscal years is not available. The range of high and low bids for shares of Refocus common stock from March 6, 2003, the closing of the merger, through March 31, 2003, were $5.50 and $3.50, respectively. The range of high and low bids for our shares of common stock from April 1, 2003, through June 30, 2003, were $3.70 and $1.50, respectively. The range of high and low bids for our shares of common stock from July 1, 2003, through August 29, 2003, were $2.25 and $1.25, respectively. These bids represent prices quoted by broker-dealers on the OTC Bulletin Board System. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions, and may not represent actual transactions.

        Ocular stock, prior to the merger, was not traded on a public trading market, and Ocular had no registered securities outstanding.

        As of August 1, 2003, there were 18,943,887 shares of Refocus common stock outstanding with approximately 376 stockholders of record.

        This prospectus covers 21,202,636 shares of our common stock offered for sale by selling stockholders. The shares offered by this prospectus include 13,740,136 present outstanding shares of our common stock, a maximum of 3,137,500 shares of our common stock issuable upon the exercise of outstanding warrants to purchase our common stock and 2,887,500 shares of our common stock, and a maximum of 1,437,500 shares of our common stock pursuant to the exercise of warrants to purchase our common stock, that are issuable to certain selling stockholders upon the satisfaction of certain conditions precedent. See "Principal and Selling Stockholders." There are agreements with selling stockholders restricting or limiting the sale of the shares included in this prospectus. See "Description of Securities—Restrictions on Transfer."

Dividend Policy

        While there are no restrictions on the payment of dividends, Refocus has not declared or paid any cash or other dividends on shares of Refocus common stock in the last two fiscal years, and we presently have no intention of paying any cash dividends in the foreseeable future. Our current policy is to retain earnings, if any, to finance the expansion of our business. The future payment of dividends will depend on the results of operations, financial condition, capital expenditure plans and other factors that we deem relevant and will be at the sole discretion of our board of directors.

Equity Compensation Plan Information

        The following table provides information regarding the status of our existing equity compensation plans at December 31, 2002, assuming that the 2.14 for 1 reverse stock split of the Ocular common stock and the merger occurred on December 31, 2002. It also does not reflect the amendment and restatement of Ocular's 1997 Stock Option Plan, which was approved by Ocular stockholders in 2003 prior to the merger (See Footnote 1 below).

Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average Exercise price of Outstanding options, warrants and rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in the second column)
Equity compensation plans approved by Security holders	161,851	$0.103	317,652	(1)
Equity compensation plans not approved by Security holders	0	0	0
Total	161,851	$0.103	317,652	(1)

(1)
Prior to the merger, which was consummated on March 6, 2003, the stockholders of Ocular approved the Amended and Restated 1997 Stock Option Plan, which, among other items, increased the number of authorized shares available under the plan to 4.1 million shares for new options issuable under the plan after March 4, 2003 (after giving effect to the merger and the 2.14 for 1 reverse stock split). Ocular's Amended and Restated Option Plan was assumed by Refocus pursuant to the merger.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
(dollars rounded to thousands, except per share amounts)

        You should read the following description of our financial condition and results of operations in conjunction with the financial statements and accompanying notes included in this prospectus beginning on page F-1.

Overview

        On March 6, 2003, Refocus Group, Inc., or Refocus, and Refocus Ocular, Inc., or Ocular, formerly known as Presby Corp, or Presby, entered into a merger agreement, or the Merger Agreement. On March 6, 2003, or the Merger Closing Date, a newly created, wholly-owned subsidiary of Refocus was merged with and into Ocular, with Ocular surviving as a wholly-owned subsidiary of Refocus. In addition, on the Merger Closing Date, Refocus completed the first tranche of a private placement of its common stock.

        All references to "Refocus", "Presby", "Ocular", "we", "us", "our", or the "Company" mean Refocus or Ocular, as the former Presby, separately prior to the Merger Closing Date and Refocus, as successor to the business of Ocular, after giving effect to the merger.

        Our primary business, since Presby's incorporation in 1994, has been the research and development of a patented medical device, the PresVIEW Scleral Implant, or the PSI, and the related surgical technique, the Scleral Spacing Procedure, or the SSP, for the treatment of presbyopia, primary open angle glaucoma and ocular hypertension in the human eye. Sale of this medical device is currently restricted to certain international markets while we seek approval for the device in the United States from the U.S. Food & Drug Administration, or the FDA. We are conducting research into, and have developed, a prototype device to treat dry age related macular degeneration, or ARMD, and are also seeking to develop, for commercial applications, a single element variable focus lens, or SEVFL.

        Extensive research and investigational surgeries were conducted on the PSI, and by 1998, we had obtained the European CE Mark and other regulatory approvals necessary to market versions of the technology in a number of international markets. We began selectively selling the PSI and related customized surgical instruments to key surgeons in the European Union and other countries.

        In the year 2000, we received approval from the FDA to conduct feasibility clinical trials of the PSI for the treatment of presbyopia on humans, as well as approval from Health Canada (the Canadian equivalent of the FDA) to conduct a clinical trial of the PSI for the treatment of ocular hypertension and primary open angle glaucoma. In 2001, we suspended sales of the PSI while we developed the PresVIEW Incision System. This system was developed to improve the consistency of outcomes of the SSP. In March 2002, CIBA Vision, or CIBA, acquired the right to obtain an exclusive worldwide license to the technology and assumed responsibility for marketing and distribution of the PSI.

        As a result of the CIBA agreement, and assuming CIBA maintains its exclusive rights under its license agreement, our primary source of future revenues will be royalties on PresVIEW product sales by CIBA and from FDA-related milestone payments CIBA is required to make under this agreement.

        CIBA recently informed us, however, that it is seeking strategic alternatives for its surgical business unit. In August 2003, an investment banker hired by CIBA distributed a confidential information memorandum soliciting bids to acquire the surgical business unit of CIBA. The sale of the surgical business unit would likely include the assignment and assumption of contractual obligations of the surgical business unit, including our agreement with CIBA, and the transfer of the surgical business unit's employees to the purchaser. The surgical business unit of CIBA generally performs many of the obligations under our agreement with CIBA through personnel within the surgical business unit, including manufacturing, sales, regulatory issues and technical matters. We, however, have the right to approve any assignment of our agreement with CIBA. Although CIBA has the right to sub-license our agreement, subject to our approval, which may not be unreasonably withheld, any sub-license to a third-party must be on the same terms and conditions as the original license. Since CIBA's effort to sell its surgical business unit has just commenced, it is too early to determine what effect, if any, the sale will have on us.

        While the process of the potential sale of the surgical business unit of CIBA is going forward, we expect, and have been advised by CIBA, that they will continue to operate in good faith under our agreement with them and that the preparation for the FDA trials and European Union sales in this fiscal year will continue.

        In addition, you should be aware that we may not be able to continue as a going concern over the next twelve months if additional funding is not obtained. See the discussion in "Liquidity and Capital Resources" below, as well as Note 3 to the unaudited condensed consolidated financial statements for the period ended June 30, 2003.

  The Merger and Private Placement

        As a result of the private placement discussed below and immediately prior to the merger, the holders of Ocular's Series B preferred stock and Series C preferred stock converted their shares into common stock of Ocular. At the same time, Ocular completed a 2.14-to-1 reverse split resulting in 11,940,144 shares of Ocular common stock outstanding, including the shares of common stock issued upon conversion of the preferred stock. All share and per share amounts prior to the Merger Closing Date have been adjusted to reflect the reverse split.

        Each share of Ocular common stock outstanding on the Merger Closing Date was converted into common stock of Refocus on a one-for-one basis. Therefore, Refocus issued 11,940,144 shares of common stock to stockholders of Ocular, representing approximately 63% of Refocus' outstanding common stock following the merger and the funding of the initial tranche of the private placement, in exchange for 100% of the outstanding capital stock of Ocular. Following the merger, all of Refocus' business operations are conducted through its wholly-owned subsidiary, Ocular.

        Since the stockholders of Ocular owned a majority of the issued and outstanding shares of common stock of Refocus after the merger and the initial tranche of the private placement, this transaction was accounted for as a reverse merger, whereby Ocular was deemed to be the accounting acquirer of Refocus. Because Refocus did not have any significant business prior to the merger and its former operations were discontinued after the merger, there was no goodwill or other intangible that arose from the merger.

        Therefore, since the Company's future business will be that of Ocular only and the former Ocular stockholders control the merged companies, the information in this prospectus will be that of Ocular as if Ocular had been the registrant for all the periods presented in this report. The audited financial information in this prospectus are also those of Ocular, as these provide the most relevant information for Refocus on a continuing basis.

        As part of the Merger Agreement, Refocus assumed the Amended and Restated Presby Corp 1997 Stock Option Plan and all outstanding options (after they were adjusted for the 2.14-to-1 reverse split) were converted into the same number of options of Refocus.

        In connection with the merger, we completed the initial tranche of a private placement of shares of our common stock that is being consummated in two tranches, with 50% of the total subscribed paid with each tranche. The first tranche closed on the Merger Closing Date and consisted of 2,875,000 units at $2 per unit. Each unit was comprised of a share of our common stock and a detachable warrant to purchase one-half of a share of our common stock at $2.50 per share. As a result, the investors in the first tranche of the private placement were issued 2,875,000 shares of our common stock and warrants to purchase 1,437,500 shares of our common stock. In addition, 12,500 shares of our common stock, warrants to purchase 1,250,000 shares of our common stock at $2.50 per share and warrants to purchase 50,000 shares of our common stock at $2.00 per share were issued to agents and others involved in the private placement. Therefore, immediately following the closing of the merger, there were a total of 18,924,751 shares of our common stock, warrants to purchase a total of 2,737,500 shares of our common stock and options to purchase 719,486 shares of our common stock outstanding.

        We paid certain agent and advisory fees and legal, audit and other private placement costs from the proceeds received from the offering as follows:

Proceeds from the offering: 2,875,000 units at $2.00 per unit	$5,750,000
Amounts paid to placement agent and advisors	(577,000)
Legal and audit fees incurred	(585,000)
Expenses incurred by advisors	(147,000)
Expenses incurred by us associated with the offering	(125,000)
Payment to founders of Refocus for their stock	(25,000)

Net cash received from the offering	$4,291,000

        Investors who participated in the first tranche were required to irrevocably commit to the second tranche, with the remaining 50% of the funds from the private placement to be paid at the closing of the second tranche. The closing of the second tranche (and the funding of investor funds in connection with the second tranche) is contingent on:

  (1)
  the initiation of our Phase II FDA clinical trials for the treatment of presbyopia;

  (2)
  the earlier of:

  (a)
  approval from Health Canada to commercialize our treatment for primary open angle glaucoma and/or ocular hypertension; or

  (b)
  the completion, after the closing of the merger, of 500 surgical procedures in Canada and/or the European Union utilizing the PSI for the treatment of primary open angle glaucoma or ocular hypertension; and

  (3)
  the concurrent second tranche investment by CIBA of $1,250,000.

        The second tranche investment commitment is secured by the shares issued in the first tranche. Under a lock-up arrangement, these investors may sell up to 9% of the shares they acquired in the first tranche each month upon the earlier of the effective date of this prospectus or the first anniversary of the closing in March 2004. To the extent that these investors sell shares acquired in the first tranche, our security interest in these shares will decrease.

        In December 2002, we, along with CIBA, submitted to Health Canada an application for approval to commercialize the PSI in surgery for the treatment of ocular hypertension, primary open angle glaucoma and presbyopia. On June 13, 2003, Health Canada informed us that it had determined that the sample size submitted in our application was insufficient for approval, and denied the application. We intend to work closely with Health Canada to eventually obtain its approval.

        However, this denial of our application could substantially delay one of the contingencies for funding the second tranche. We are uncertain at this time as to when we may receive Health Canada's approval. Therefore, the funds to be received on the closing of the second tranche of the private placement may be significantly delayed, or may never be received if approval is delayed indefinitely. The alternate contingency of completing 500 surgical procedures in Canada and/or the European Union for primary open angle glaucoma and/or ocular hypertension is also not imminent. CIBA's initial marketing plan in Europe focuses on the treatment of presbyopia and not ocular hypertension and primary open angle glaucoma. Therefore, it is possible that approval by Health Canada or completion of the 500 surgeries will not occur before we require funds to continue our operations. See "Liquidity and Capital Resources" below.

        As part of the subscription agreement signed by the investors in the private placement, we are required to file this registration statement, of which this prospectus constitutes a part, with the Securities and Exchange Commission, or SEC, within 180 days of the Merger Closing Date, or September 2, 2003. We have committed to have the registration statement declared effective by the SEC by November 1, 2003, and to maintain the effectiveness of the registration statement, subject to certain exceptions, through the first anniversary of the Merger Closing Date. If we fail to meet the November 1, 2003 date or maintain the effectiveness of the registration statement through March 6, 2004, and if the second tranche has closed, then we will be obligated to issue additional shares of common stock to these investors as penalty payments. The maximum amount of these penalty payments would be 215,625 shares.

        However, as a result of a significant delay that is expected to occur in the closing of the second tranche of the private placement, as discussed above, the penalty shares that these investors might otherwise be entitled to receive are not expected to be issued even if the Company does not satisfy such registration deadlines.

        In April 2003, we engaged an agent to conduct a post-closing private placement. The post-closing private placement offering may include the sale at $2.00 per unit of up to $4,000,000. Each unit consists of a share of our common stock and a warrant for one-half share of our common stock at $2.50 per share. In the event that at least $1,000,000 is not raised within six months of the Merger Closing Date, another party has subscribed to purchase that number of units at $2.00 per unit in order to satisfy the deficiency between the amount of additional capital successfully raised and $1,000,000. In light of the recent activities at CIBA, we have entered into preliminary discussions with this party regarding a potential delay in the funding of the $1,000,000 for three months in return for foregoing their $15,000 monthly consulting fee during the same period.

        While we have generated substantial tax loss carryforwards in prior years, we believe these loss carryforwards have been substantially reduced as a result of an ownership change (as defined in the Internal Revenue Code of 1986, as amended) that occurred in connection with the merger. However, additional work will need to be done to determine the amount of loss carryforwards that would be available as a result of the ownership change.

  Dr. Schachar's Separation and Consulting Agreement

        On February 25, 2003, Dr. Ronald A. Schachar, our founder and former Chief Scientist, and we entered into a Severance, Release and Consulting Agreement, or the Consulting Agreement. In accordance with the Consulting Agreement, Dr. Schachar resigned as an officer, director and employee of ours at the Merger Closing Date. We agreed to retain Dr. Schachar as a consultant for a period of up to five years, and he agreed not to compete with us during that time. Dr. Schachar will assist us in conducting research and development on our products for the treatment of ARMD for the initial two years of the Consulting Agreement and will assist in maintenance of our patent portfolio and other matters for the entire term of the Consulting Agreement.

        Subject to certain conditions, Dr. Schachar will be paid $1,750,000 over the consulting period, of which $950,000 will be paid in the first two years. The timing of the remaining $800,000 due in years three through five is partially dependent on our profitability in those years; however, Dr. Schachar is guaranteed to receive a minimum of $250,000, but not more than $400,000 for each of the third and fourth years, with the remainder, if any, to be paid in the fifth year.

        As security for the payment of his consulting fees, we granted Dr. Schachar a non-exclusive security interest in our patent rights relating to the ARMD device and the SEVFL. Dr. Schachar also received an assignment of our patents for the ARMD device outside the United States, which is revocable under certain conditions.

        We recorded the present value of the future payments under the Consulting Agreement as a liability on the balance sheet at March 31, 2003. We allocated the liability and the value of the ARMD patents assigned to Dr. Schachar to prepaid consulting and research and development expenses, to the non-compete agreement and to severance expense. See Note 4 to the unaudited condensed consolidated financial statements for the period ended June 30, 2003.

        See "Liquidity and Capital Resources" below for a discussion of our expected cash inflows, cash requirements and operating plan.

Application of Critical Accounting Policies

        The process of preparing financial statements in conformity with accounting principles generally accepted in the United States requires the use of estimates and assumptions to determine certain of the assets, liabilities, revenues and expenses. These estimates and assumptions are based upon the best information available at the time. These estimates and assumptions could change materially as conditions within and beyond our control change. Accordingly, actual results could differ materially from these estimates. The following are the most significant accounts affected by these estimates.

        Revenue recognition—Royalty and milestone revenue are recognized when earned. Under the agreement with CIBA, CIBA is not required to provide information with respect to the calculation of the royalty payment until 60 days after the end of each quarter. CIBA has indicated that it will provide the necessary information on a timely basis to allow us to file quarterly statements with the SEC, as required. However, to the extent that CIBA does not provide royalty information in time for us to meet our required financial reporting deadlines, we may be required to estimate the amount of royalties earned each quarter, which may differ from the actual royalties earned, when finally reported by CIBA. The differences could be material, especially in the start-up phase of sales when volumes are small and there is no history on which to base royalty earnings.

        As a result of the suspension of sales of our products in 2001, while we were developing the PresVIEW Incision System, and as a result of our agreement with CIBA, in which CIBA will exclusively handle our future sales and marketing, certain PSI's already in the hands of customers may have to be replaced. We have encouraged these customers not to use the PSI until the PresVIEW Incision System is available and CIBA is ready to begin sales of the PSI again. The sterility dating on packaging of the PSI may be expired by the time they are once again prepared to perform the SSP. An estimated total liability of $50,000 has been recorded for the replacement of such PSI's at our historical manufacturing cost. The estimate was based on the total number of PSI's that were sold less an estimate of the number already used. In order to provide replacement PSI's to former customers, we will have to purchase PSI's from CIBA since we no longer manufacture the PSI, which cost may be higher than our historical cost. Therefore, actual claims by customers may exceed, and/or the cost of replacing the PSI's may be higher than, our estimates and additional charges may have to be taken.

        In addition, certain physicians may have purchased surgical kits in anticipation of taking part in the FDA trials. As a result of the agreement with CIBA, CIBA will be selecting those physicians who actually participate. The physicians were aware that the product was not yet approved for use in the United States, and we did not sell the surgical kit with a right of refund. Several of these physicians have requested a refund or have informed us that if they are not selected to participate in the clinical trials, they will be seeking a refund. Currently, we are unable to determine the amount of liability, if any, to these physicians.

        Income taxes—Deferred income taxes are provided for temporary differences between the basis of assets and liabilities for tax and financial reporting purposes. A valuation allowance is established for any portion of a deferred tax asset for which realization is not likely. We maintain a 100% valuation allowance of our deferred tax asset. The valuation allowance is subject to periodic review, and we may determine that a portion of the deferred tax asset may be realizable in the future.

        Patent costs, trademarks, non-compete agreement and property and equipment—These assets are subject to periodic review to determine our ability to recover their cost. We must make estimates about such recovery based on future cash flows and other subjective data. We, in the future, may determine that some of these costs may not be recoverable, which may require us to adjust the capitalized value by writing off all or a portion of the value of these assets. The PCL patents for the SEVFL have a carrying value of $188,000, and the patents for ARMD have a carrying value of $27,000. Since these patents involve new technologies that have not been proven, there is presently no way to measure whether these costs are recoverable. We believe that these technologies can be developed and will continue to carry these patents at their amortized value. At some future point, if we believe that we cannot develop these technologies or these technologies cannot be profitability developed, we will reduce the carrying value of these assets at that time to their estimated fair value.

Results Of Operations

  The Three and Six Months Ended June 30, 2003 Compared to the Three and Six Months Ended June 30, 2002

        Revenues.    There were no revenues for the three or six months ended June 30, 2003 or June 30, 2002. The lack of sales resulted (i) from our suspension of sales in 2001 while we developed the PresVIEW Incision System and (ii) from our agreement with CIBA, in which CIBA assumed responsibility for all marketing and sales of the PSI and related surgical instruments. We anticipate future revenues will be generated from royalties on product sales and from milestone payments CIBA makes under their agreement with us. We anticipate that CIBA will begin sales later in the current fiscal year; however, such sales are not expected to be significant.

        Cost of Sales.    There were no cost of sales for the three and six months ended June 30, 2003 or June 30, 2002 as there were no revenues, as discussed above. Since future revenues will be generated from royalties and milestone payments, we expect that cost of sales in the future related to these revenues, if any, will be immaterial.

        Selling, General and Administrative Expenses.    For the three months ended June 30, 2003, selling, general and administrative, or SG&A, expenses were $363,000 compared to $256,000 for the three months ended June 30, 2002, an increase of $107,000. Public relations and other costs associated with being a public company were $211,000 greater than in the prior year. This increase was partially offset by a decrease in costs associated with a private placement in the prior year of $50,000 and a decrease in other SG&A expenses of $54,000.

        For the six months ended June 30, 2003, SG&A expenses were $553,000 compared to $512,000 for the same period in 2002, an increase of $41,000 compared to the prior year. Public relations and other costs associated with being a public company were $273,000 greater than in the prior year. This increase was partially offset by a decrease in costs associated with a private placement in the prior year of $182,000 and a decrease in other SG&A expenses of $50,000.

        Public relations and other costs associated with being a public company increased as a result of our merger with Refocus in March 2003. The costs associated with a private placement that were incurred in the prior year were the result of the cancellation of a planned private offering by Ocular in 2002. The decrease in other SG&A expenses primarily reflects the reductions that took place after the agreement with CIBA in March 2002. We reduced staffing, operating and marketing expenses after the agreement with CIBA since CIBA had assumed marketing responsibilities from us. We expect additional costs related to being a public company to continue to negatively impact the comparison to the prior year through the first quarter of the next fiscal year.

        Salary and Related Expenses.    For the three months ended June 30, 2003, these expenses were $483,000 compared to $341,000 for the three months ended June 30, 2002. The increase of $142,000 was principally due to (i) a severance charge related to employee terminations of $123,000 and (ii) stock-based employee compensation for options of $225,000. The increases were offset by a $206,000 decrease in salaries and related employee expenses.

        For the six months ended June 30, 2003, these expenses were $1,558,000 compared to $708,000 for the six months ended June 30, 2002. The increase of $850,000 was principally due to (i) a severance charge of $595,000 related to employee terminations, including Dr. Schachar's Consulting Agreement, as described above, (ii) bonus payments of $103,000 and (iii) stock-based employee compensation for options of $582,000. The increases were offset by a $430,000 decrease in salaries and related employee expenses.

        We do not anticipate any additional severance expense for the remainder of the current fiscal year. The bonus payments were primarily required to maintain our key staff during the recent period of downsizing. The stock-based compensation expense increased significantly primarily due to options issued to officers and directors in connection with our merger into a public company. The decrease in salaries and related expenses was due to the reduction in the number of employees reflecting the downsizing that took place as a result of the agreement with CIBA that was signed in March 2002. We were able to significantly reduce staff because CIBA assumed responsibility for the marketing of our PresVIEW products. The decrease also reflects an allocation to research and development of $10,000 and $89,000 for the three and six months ended June 30, 2003, respectively, of salaries of certain personnel in 2003 involved full-time in research and development work.

        Professional Services.    Professional service fees were $566,000 for the three months ended June 30, 2003 compared to $155,000 for the three months ended June 30, 2002. The $411,000 increase in professional service fees related primarily to higher auditing fees of $15,000, higher consulting fees of $365,000 and higher legal fees of $31,000.

        For the six months ended June 30, 2003, professional service fees were $755,000 compared to $298,000 for the six months ended June 30, 2002, an increase of $457,000. The increase was the result of $32,000 in higher auditing fees, $398,000 in higher consulting fees and an increase of $27,000 in legal fees.

        Higher auditing fees are associated with being a public company. Higher consulting fees are almost entirely related to investment advisors and bankers hired in connection with being a public company. In the future, we expect public company costs related to consulting fees and audit fees will continue to be higher than in the prior year. Specifically, we will pay at least an additional $340,000 in fees over the next eight months to investment advisors and bankers for consulting services related to long-range financial planning and investor relations. In addition, audit fees increased because of our required SEC filings and, with the additional requirements imposed by the SEC and other accounting and auditing rule-making bodies, these costs will continue to rise. While total legal fees remained relatively constant between the two periods, the prior year costs related primarily to litigation expense associated with defending our patents while the current year costs related primarily to the negotiation and drafting of Dr. Schachar's Consulting Agreement and to our being a public company. Future costs related to defending our patents will be primarily funded by CIBA and will reduce future royalty payments, if the result of the litigation is not a full recovery of the litigation costs. Legal costs related to our being a public company will continue to be significant over the next few months.

        Clinical Trials:    The cost incurred for our FDA and other clinical trials was $66,000 for the three months ended June 30, 2003 compared to $16,000 for the three months ended June 30, 2002. The increase consisted primarily of $37,000 in increased consulting fees and a $15,000 increase in salaries. The increase in consulting fees primarily relates to our contract with Promedica International, or Promedica, who will be managing our Phase II FDA trials when they begin and has already started preliminary work for those trials. The increase in salaries reflects our hiring a full time director of clinical affairs to oversee the trials working with Promedica, CIBA and the physicians performing the clinical surgeries. Expenses have increased in the current year because we did not seek approval to start our Phase II clinical trials in 2002 while we completed refinements on the PresVIEW Incision System.

        Clinical trial costs were $74,000 for the six months ended June 30, 2003 compared to $48,000 for the six months ended June 30, 2002. While consulting fees were $29,000 higher than in the prior year, primarily as a result of the Promedica contract, and salaries were $15,000 higher as explained above, other expenses, primarily equipment and supplies purchased in 2002 in anticipation of beginning clinical trials in the prior year, decreased approximately $18,000.

        As a result of the funds obtained through the private placement, we now have enough liquidity to begin our Phase II FDA clinical trials in the coming months assuming FDA approval. We expect that costs in the coming months will be materially higher than comparable periods of the prior year as we ramp up these clinical trials. Contingent on the availability of funding, we had projected spending approximately $725,000 on these clinical trials by the end of the fiscal year. However, the actual cost is subject to many variables, many of which are beyond our control. Therefore, the actual amount that will be spent and when such funds will be needed may be materially different than this projection. As a result of the delay in funding of the second tranche as explained above, and even with any funds that might be raised in the post-closing private placement, we currently do not have adequate resources to complete the FDA trials in the United States. Additional funding beyond the funds targeted to be raised in the post-closing private placement will be needed to complete the FDA clinical trials.

        Research and Development Expense.    Research and development expense increased $17,000 to $55,000 for the three months ended June 30, 2003 compared to $38,000 for the three months ended June 30, 3002. The increase was the result of salaries of $10,000, additional consulting expenses of $9,000 and a $15,000 settlement partially offset by $17,000 in decreased expenditures, primarily equipment and supplies. The salary expense was the result of the allocations of salaries for employees who were working full time in this area during 2003. These employees were terminated during the quarter. Consulting expenses increased primarily as a result of the amortization of prepaid consulting services supplied by Dr. Schachar as part of his Consulting Agreement discussed above. The settlement for $15,000 was with a former supplier of prototypes of the PresVIEW Incision System and involved a dispute over future orders.

        Research and development expense decreased $83,000 to $94,000 for the six months ended June 30, 2003 compared to $177,000 for the six months ended June 30, 2002. The decrease was the result of incurring $172,000 less in expenses offset by a charge of $89,000 for salaries and bonus in 2003 for certain personnel devoting full time to research and development. The $172,000 decrease primarily related to $123,000 of costs in the prior year for the production of prototypes of the PresVIEW Incision System and, in the current year, $25,000 in reimbursements by CIBA of some of those prior year expenses for the production of the prototypes. There was an additional decrease of $39,000 in other expenses, primarily equipment and supplies, partially offset by the $15,000 settlement discussed above. The increase in salaries was the result of the allocation of salaries for employees who were working full time in this area in 2003. These employees were terminated during the quarter.

        Research and development expenses are not expected to increase materially in the near term. Most of our future research and development will be done by Dr. Schachar as part of his Consulting

Agreement. However, we may spend additional amounts on research and development of the SEVFL and ARMD devices if adequate funding is available.

        Depreciation and Amortization Expense.    Depreciation and amortization expense was $124,000 for the three months ended June 30, 2003 compared to $34,000 for the three months ended June 30, 2002. Of the $90,000 increase, amortization of patents and trademarks increased approximately $50,000, amortization of the non-compete agreement was $49,000, and depreciation decreased approximately $9,000.

        Depreciation and amortization expense was $274,000 for the six months ended June 30, 2003 compared to $66,000 for the six months ended June 30, 2002. Of the $208,000 increase, amortization of patents and trademarks increased approximately $162,000, amortization of the non-compete agreement was $65,000, and depreciation decreased approximately $19,000.

        The increase in patent and trademark amortization primarily reflects the $50,000 write-off of certain of our foreign SEVFL patents in May 2003, the write-off of the Presby and related device trademarks of $95,000 in March 2003 and the increase in the patent costs capitalized since the prior year. The amortization of the non-compete agreement began in March 2003 as a result of the capitalization of the non-compete component of Dr. Schachar's Consulting Agreement. Depreciation decreased for both periods primarily due to the write-off of surplus furniture and equipment in the third quarter of 2002, due to the impairment of their value in connection with the downsizing of our operations after the CIBA agreement.

        Other Income (Expense), Net.    Other expense of $30,000 for the three months ended June 30, 2003 consisted primarily of interest expense of $40,000 offset by $10,000 in interest income earned on our cash balances. The interest expense represents the accretion of discount on the liability for Dr. Schachar's Consulting Agreement. Other income of $8,000 for the three months ended June 30, 2002 was primarily interest income earned on cash balances held by us.

        Other expense of $37,000 for the six months ended June 30, 2003 consisted primarily of interest expense of $50,000 offset by $13,000 in interest income on our cash balances. The interest expense consisted of $1,000 paid on a bridge loan received in February 2003 to fund operations until the completion of the merger and private placement and $49,000 that represents the accretion of discount on the liability for Dr. Schachar's Consulting Agreement. Other income of $14,000 for the six months ended June 30, 2002 was primarily interest income earned on cash balances held by us.

        Income Taxes.    We recorded no income tax benefit for either period. Any benefit related to the current or prior year's loss was offset by a corresponding increase in the deferred tax asset valuation allowance. Future use of the loss carryforwards generated prior to the Merger Closing Date will be limited as a result of an ownership change that occurred in connection with the merger.

        Preferred Dividends.    Preferred dividends and the accretion of the discount on the preferred stock were $4,000 for the six months ended June 30, 2003. Preferred dividends and accretion of discount were $155,000 for the three months and $309,000 for the six months ended June 30, 2002, respectively. The decrease from 2002 to 2003 was due to the July 2002 agreement with the Series B preferred stockholders, whereby the Series B preferred stockholders received approximately 1,199,837 additional shares of Series B preferred stock in lieu of any future dividends on their shares and the subsequent conversion of the Series B preferred stock to common stock in conjunction with the merger in March 2003.

  The Year Ended December 31, 2002 Compared to the Year Ended December 31, 2001

        Revenues.    There were no revenues for the year ended December 31, 2002. Revenues for the year ended December 31, 2001 of $230,000 consisted of seminar revenues of $67,000 and $163,000 in sales of the PSI and surgical kits.

        The decrease in product sales resulted from our decision to suspend sales of the PSI and surgical kits in early 2001 in order to develop an automated incision making tool, the PresVIEW Incision System, for use in the SSP. Since seminars were used by us to promote the sale of the PresVIEW technology, these were also suspended in 2001. In addition, as a result of the agreement with CIBA in March 2002 discussed above, CIBA is to be responsible for all PSI and surgical kit sales and seminars in the future. We will not be generating future revenues from either seminars or from direct product sales for the PSI and related products as long as CIBA maintains its exclusive rights under the license agreement. We anticipate future revenues will be generated from royalties on product sales and from milestone payments CIBA makes under its agreement with us.

        Cost of Sales.    There were no cost of sales for the year ended December 31, 2002, as there were no revenues, as discussed above. Cost of sales were $223,000 for the year ended December 31, 2001, of which $182,000 related to seminar fees and $41,000 to sales of the PSI and surgical kits.

        Selling, General and Administrative Expenses.    For the year ended December 31, 2002, SG&A expenses were $952,000 compared to $1,231,000 for the same period in 2001. SG&A expenses decreased as a result of the agreement with CIBA, which caused us to reduce the size of our operations since we would no longer be responsible for sales, marketing and manufacturing.

        Future SG&A expenses will reflect a full year of our decreased size. However, costs associated with us becoming a public company, including public relations, board of director, transfer agent and similar costs, will increase substantially after the merger. SG&A expenses included $63,000 related to clinical trials for the year ended December 31, 2002. Costs associated with these trials are expected to increase substantially once these trials start, which is expected in 2003.

        Salary and Related Expenses.    For the year ended December 31, 2002, these expenses were $1,178,000 compared to $1,446,000 for the year ended December 31, 2001. Salaries in 2001 reflected the additional staff hired in association with the FDA feasibility clinical trials and the development of the PresVIEW Incision System in 2001. As a result of the agreement with CIBA, staffing was reduced for marketing, administration, FDA clinical trials and engineering functions. The full impact of these reductions will be recognized in future periods.

        Instrument Upgrade Costs.    Instrument upgrade costs were $365,000 for the year ended December 31, 2001. The expenses primarily related to additions and modifications to the associated hand-held instruments provided in a surgical kit. Instrument modifications or additions to the surgical kit were generally provided at no charge to physicians that had previously purchased the surgical kit. We wanted to ensure that physicians were using the latest instrumentation in performing the SSP. These costs should not be material in any future period.

        Inventory Adjustment Costs.    Inventory adjustment costs were $128,000 for the year ended December 31, 2002. The cost primarily represented inventory write-downs related to the transfer of sales and marketing to CIBA under our agreement with CIBA. Since the PSI will be manufactured by CIBA and packaged under its brand name, and since the surgical instruments in our inventory will be replaced by the PresVIEW Incision System or by instruments branded by CIBA, we wrote off our remaining inventory less any expected recoveries. No further write-downs are expected in future periods.

        Professional Services.    Professional services fees were $534,000 in 2002 and $1,231,000 in 2001. The decrease in professional service fees related primarily to decreased costs of litigation initiated by us against companies and individuals allegedly infringing upon our patent rights, partially offset by higher accounting and consulting fees. In the future, we expect public company costs related to consulting fees, legal fees and audit fees will increase substantially after the merger.

        Research and Development Expense.    Research and development expense decreased to $167,000 for the year ended December 31, 2002, compared to $339,000 for the for the year ended December 31, 2001. The decrease was primarily related to the design, development and production of prototypes of the PresVIEW Incision System that started in 2001. The level of spending in 2002 decreased as most of the engineering had been done in 2001. In the near future, research and development expenses are expected to decrease even further as testing and engineering on the PresVIEW Incision System is nearing completion. However, we may spend additional amounts on commercial development of the SEVFL and ARMD devices, as additional research and development funds become available.

        Depreciation and Amortization Expense.    Depreciation and amortization expense was $123,000 for the year ended December 31, 2002, compared to $119,000 for the year ended December 31, 2001. Of the $4,000 increase for the year ended December 31, 2002, amortization of patents and trademarks increased approximately $18,000 due to patent and trademark additions during 2002 while depreciation decreased approximately $14,000 primarily due to the write-off of surplus furniture and equipment.

        Other Income (Expense), Net.    Other income decreased to $20,000 for the year ended December 31, 2002, compared to $273,000 for the year ended December 31, 2001. Interest income decreased to $21,000 from $171,000 due to the decrease in interest rates and in cash available for investment. We have had to use our cash reserves for operations due to the lack of revenue after we suspended product sales. The $115,000 in other income from a legal settlement in 2001 also contributed to the decrease.

        Income Taxes.    We recorded no income tax benefit for either period. Any benefit related to the current or prior year's loss was offset by a corresponding increase in the deferred tax asset valuation allowance.

        Preferred Dividends.    Preferred dividends and the accretion of the discount on the preferred stock were $2,801,000 for the year ended December 31, 2002, compared to $618,000 for the year ended December 31, 2001. The increase was due to the July 2002 agreement with the Series B preferred stockholders whereby the Series B preferred stockholders received approximately 1,199,837 shares of Series B preferred stock, valued at $2,455,000, in lieu of any future dividends on their shares.

  The Year Ended December 31, 2001 Compared to the Year Ended December 31, 2000

        Revenues.    Revenues for the year ended December 31, 2001, decreased to $230,000 from $1,312,000 for the year ended December 31, 2000. Seminar revenues decreased to $67,000 for the current year from $304,000 in the prior year. The remaining decrease in revenues for the year resulted from fewer sales of the PSI and surgical kits.

        The decrease in seminar revenues and product sales resulted from our decision to suspend sales of the PSI and surgical kits in early 2001 in order to develop an automated incision making tool, the PresVIEW Incision System, for use in the SSP. Seminars were used by us to promote the sale of the PresVIEW technology and generally were not profitable. Physicians paid one seminar fee and could attend any number of subsequent seminars at no charge to stay apprised of any changes in the SSP. As a result of our decision to suspend sales in 2001, substantially fewer first-time physicians paid for attendance at seminars in 2001.

        Cost of Sales.    Cost of sales decreased to $223,000 for the year ended December 31, 2001, from $523,000 for the year ended December 31, 2000. Cost of sales related to seminar fees were $182,000 for the year ended December 31, 2001, compared to $292,000 in 2000. Cost of sales decreased for both seminars and product sales in line with the decrease in revenues related to our decision to suspend sales in early 2001.

        Selling, General and Administrative Expenses.    For the year ended December 31, 2001, SG&A expenses were $1,231,000 compared to $1,211,000 for the same period in 2000. SG&A expenses did not change materially between the periods.

        Salary and Related Expenses.    For the year ended December 31, 2001, these expenses were $1,446,000 compared to $946,000 for the year ended December 31, 2000. The increase related to additional staff hired in association with the FDA feasibility clinical trials and the development of the PresVIEW Incision System.

        Instrument Upgrade Costs.    Instrument upgrade costs increased to $365,000 for the year ended December 31, 2001, from $100,000 for the same period in 2000. The increase primarily related to additions and modifications to the associated hand-held instruments provided in a surgical kit. Instrument modifications or additions to the surgical kit were generally provided at no charge to physicians that had previously purchased the surgical kit. We wanted to ensure that physicians were using the latest instrumentation in performing the SSP.

        Professional Services.    Professional services increased to $1,231,000 for the year ended December 31, 2001, compared to $696,000 for the year ended December 31, 2000. The increase in professional service expenses related primarily to increased costs of litigation initiated by us against companies and individuals allegedly infringing upon our patent rights.

        Research and Development Expense.    Research and development expense increased to $339,000 for the year ended December 31, 2001, compared to $213,000 for the same period in 2000. The increase was primarily related to the design, development and production of prototypes of the PresVIEW Incision System.

        Depreciation and Amortization Expense.    Depreciation and amortization expense was $119,000 for the year ended December 31, 2001, compared to $97,000 for the year ended December 31, 2000. Of the $22,000 increase for the year ended December 31, 2001, $8,000 was from depreciation of property and equipment and $14,000 was due to increased amortization of patents and trademarks.

        Other Income (Expense), Net.    Other income decreased to $273,000 for the year ended December 31, 2001, compared to $284,000 for the year ended December 31, 2000. Interest income decreased to $171,000 from $265,000 due to the decrease in interest rates and in cash available for investment. We had to use our cash reserves for operations due to the lack of revenue after we suspended product sales. There was also a decrease of $32,000 in other miscellaneous income and expense items. The decreases were partially offset by $115,000 in other income from a legal settlement in 2001.

        Income Taxes.    We recorded no income tax benefit for either period. Any benefit related to the current or prior year's loss was offset by a corresponding increase in the deferred tax asset valuation allowance.

        Preferred Dividends.    Preferred dividends and the accretion of the discount on the preferred stock were $618,000 for the year ended December 31, 2001, compared to $438,000 for the year ended December 31, 2000. The increase was due principally to the increase in the dividend rate to 12% during 2001 and the increase in the number of Series B preferred stock outstanding after April 2000.

Liquidity And Capital Resources

        Cash and cash equivalents were $2,576,000 at June 30, 2003. This represents an increase of $2,309,000 since December 31, 2002. The increase is the result of the $4,485,000 in funds received from the private placement. Additions to patents and trademarks were $128,000 for the six months ended June 30, 2003, and additions to property and equipment for the same period were $13,000. In order to fund operating expenses until the Merger Closing Date, we borrowed $250,000 in late February 2003, of which a majority was converted into our common stock at the closing of the private placement. We paid interest of approximately $1,000 on this loan at the closing of the private placement.

        From the funds received from the private placement, we now have available liquidity to start our Phase II FDA clinical trials in the United States assuming FDA approval. The actual start date will depend on the completion of refinements on the PresVIEW Incision System, the timing of FDA approval, which could be delayed from its expected start date by the potential sale of the surgical business unit of CIBA, and other factors. We have already retained Promedica to assist in the management of the clinical trials. We believe that the clinical trials will start before the end of year 2003. Depending on the exact start date, we will then incur significant costs associated with the trials. While we have estimated that we would spend approximately $725,000 over the remainder of the year on these trials, subject to available funding, the actual costs to be incurred are subject to many variables, some of which are beyond our control. Therefore, the actual amount that will be spent and when such funds will be needed may be materially different than this projection. As a result of the delay in funding of the second tranche of the private placement as explained above, and even with any funds that might be raised in the post-closing private placement, we currently do not have adequate resources to complete the FDA trials. Additional funding beyond the amounts targeted to be raised in the post-closing private placement will be needed to complete the FDA clinical trials.

        Even if the funding from the post-closing private placement exceeds the minimum amount, the potential sale of CIBA's surgical business unit does not affect us, the second tranche funding is received, royalty payments related to international sales by CIBA are received, additional royalty payments based on minimums under our agreement with CIBA are received, and we receive an additional investment from CIBA when we start Phase III FDA trials, there is no guarantee that we will have enough funds to complete the FDA approval of the PSI for treating presbyopia, ocular hypertension and primary open angle glaucoma because of the uncertainties involved in obtaining regulatory approvals. The pre-clinical and clinical testing process to obtain FDA approval is costly and time consuming. There can be no assurance of the time and amount of testing that will be required to obtain FDA marketing approval, and, therefore, FDA approval may require more funds than we will have available.

        We expect sales of the PSI will start in Europe sometime later this year subject to the completion of refinements on the PresVIEW Incision System, the timing of CIBA's marketing efforts and the impact, if any, of the potential sale of the surgical business unit of CIBA. We do not expect any significant revenue in 2003 as the reintroduction of the procedure in Europe will start with just a few physicians to monitor the success of the system. Regardless of actual royalties earned on products sales, we are to receive a minimum royalty of $500,000 in the summer of 2004 for the twelve months ended March 2004, assuming CIBA wishes to maintain its exclusive licensing rights.

        As noted above in the "Overview", we have been advised by CIBA that, while the process of the potential sale of its surgical business unit is going forward, they will continue to operate in good faith under our agreement and that the preparation for the FDA trials and European Union sales in this fiscal year will continue.

        While we expect to operate with just four full-time employees in the near term and will keep costs as low as possible, we will be making $508,000 in payments to Dr. Schachar over the next year in connection with his Consulting Agreement and will have future severance payments of approximately

$98,000 to another employee who has been recently terminated. We will be making consulting payments to investment advisors and bankers for long-range financial planning and investor relations of $55,000 per month through October 2003 and $30,000 per month through February 2004. Other costs associated with being a public company, especially audit, legal, insurance, director fees and public relation costs, will be significant, probably increasing our operating costs incrementally by at least $655,000 in the next year.

        As discussed in the "Overview" above, we expect to receive, at a minimum, $1,000,000 in gross proceeds from the post-closing private placement within six months of the Merger Closing Date. In light of the activities at CIBA, we have had preliminary discussions with this party to extend the funding of the $1,000,000 investment for three months until December 2003 in return for their forgiveness of the $15,000 per month consulting fee payable by us during the same period. We also had expected to receive approximately $5,600,000 from the closing of the second tranche, when consummated, after fees and expenses. As discussed above, the closing of the second tranche was dependent on certain milestones being met, one of which was the approval by Health Canada of commercial sales of the PSI for the treatment for primary open angle glaucoma and/or ocular hypertension. Since our application was rejected by Health Canada in June 2003, we are not certain when these funds will actually be received. In fact, these funds may never be received if approval is delayed indefinitely. The potential sale of CIBA's surgical business unit could affect the timing of the start of the FDA clinical trials or efforts in regard to Health Canada approval and, thus, the timing of the closing of the second tranche. The withholding of the second tranche funding is significant for us since it delays the receipt of vitally needed funds. Without the funds from the second tranche, and before receiving any funds from the post-closing private placement, we project that we have enough funds to operate only until January 2004 if we carry on with our FDA trials at our current projected level. Receiving the minimum guaranteed amount under the post-closing private placement, after the three-month extension of the due date until December 2003, will only fund operations for approximately two or three months at current operating levels. Therefore, by March 2004 or sooner, we may need to find additional financing if the second tranche has not funded. Whether additional funds will be available and on what terms is unknown.

        Therefore, we believe that the funds received in the initial tranche of the private placement and the minimum of $1,000,000 to be received from the post-closing private placement will not be adequate to fund the completion of the FDA clinical trials and pay other operating expenses until adequate revenues to cover these costs are achieved from royalty and milestone payments from CIBA. We cannot be assured that the post-closing private placement will raise more than the minimum commitment or that the subscriber will satisfy its obligation to fund the minimum commitment. We also cannot be assured that by the time we need additional funds to continue to fund the FDA trials and to meet ongoing operating expenses, that the milestones required before the second tranche is funded will have been met. Nor can we be assured that we may not need to find additional financing to sustain operations until we complete the FDA trials and that this additional financing will be available or on terms acceptable to us. We cannot conclude, based on information available to us currently, that we have adequate cash resources and expected funds to be received that will allow us to continue as a going concern for the next twelve months.

Other

        Recently Issued Accounting Pronouncements:    In April 2002, the Financial Accounting Standards Board, or FASB, issued Statement of Financial Accounting Standards, or SFAS, No. 145 "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections". SFAS No. 13 is amended to eliminate any inconsistency between the required accounting for sale leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to leaseback transactions. This statement also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. We adopted this standard in our fiscal year beginning January 1, 2003. There was no impact on our results of operations or financial condition as a result of the adoption of the standard.

        In June 2002, the FASB issued SFAS No. 146 "Accounting for Costs Associated with Exit or Disposal Activities". This statement requires recording costs associated with exit or disposal activities at their fair value when a liability has been incurred. Under previous guidance, certain exit costs were accrued upon management's commitment to an exit plan, which is generally before an actual liability has been incurred. The provisions of this statement are effective for exit or disposal activities that are initiated after December 31, 2002. This standard did not have any impact on our results of operations or financial condition.

        In November 2002, the FASB issued Interpretation No. 45, or FIN45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others". This interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The disclosure requirements and initial measurement requirements of FIN45 are effective prospectively for guarantees issued or modified after December 31, 2002. We are not a party to any agreement in which we are a guarantor of indebtedness of others. Accordingly, the pronouncement is currently not applicable to us.

        In April 2003, the FASB issued SFAS No. 149 "Amendment of Statement 133 on Derivative Instruments and Hedging Activities". This statement amends SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities" for certain decisions made by the FASB. This statement is effective for most contracts entered into or modified, and for most hedging relationships designated, after June 30, 2003. Because the Company does not have any derivative instruments or hedging relationships, this standard is not expected to have any impact on the Company's results of operations or financial condition.

        In May 2003, the FASB issued SFAS No. 150 "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity". This statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that many instruments formerly classified as equity will be classified as liabilities. The statement does not apply to features that are embedded in a financial instrument that is not a derivative in its entirety. It also does not affect the classification or measurement of convertible bonds or other outstanding shares that are conditionally redeemable. Generally, these liabilities should initially be measured at fair value. The statement is effective for financial instruments entered into or modified after May 31, 2003, and, otherwise, shall be effective at the first interim period beginning after June 15, 2003. Restatement of financial statements issued for earlier periods is not permitted. Our mandatorily redeemable preferred stock was exchanged for common stock in March 2003 and, therefore, this statement does not change the prior accounting for that preferred stock. We do not currently have any instruments affected by this statement and, therefore, the standard will not have any impact on our results of operations or financial condition.

BUSINESS

Overview

        VeryBestoftheInternet.com was organized as a Texas corporation on November 21, 2000. In February 2003, VeryBestoftheInternet.com reincorporated in Delaware and changed its name to Refocus Group, Inc. Refocus was an internet website ranking service that allowed consumers to identify websites that are most useful to them so as to minimize the time expended in searching for desired information.

        On March 6, 2003, Refocus completed the merger of Refocus Acquisition Corp., a Delaware corporation and newly created, wholly-owned subsidiary of Refocus, with and into Presby Corp, a Delaware corporation. Presby is a medical device company based in Dallas, Texas, which is engaged principally in the research and development of surgical treatments for human vision disorders. Presby was the surviving corporation and became a wholly-owned subsidiary of Refocus. The merger was consummated under Delaware law and pursuant to an Agreement of Merger and Plan of Reorganization, dated as of March 6, 2003, or the Merger Agreement. On April 22, 2003, Presby changed its name to Refocus Ocular, Inc., or Ocular.

        Prior to the merger, Refocus effected a forward-split of its common stock on the basis of approximately six shares for each share issued and outstanding and determined to change its business efforts. As part of the merger, substantially all of the shares owned by Danny Gunter and Adrienne Beam, the sole members of the board of directors of Refocus prior to the merger, were repurchased by Refocus and then canceled at the closing of the merger. After cancellation of Mr. Gunter's and Ms. Beam's shares and immediately prior to the merger, there were 4,097,107 shares of common stock of Refocus issued and outstanding (on a post-forward split basis).

        Pursuant to the Merger Agreement, at closing, Refocus issued 11,940,144 shares of its common stock (on a post-forward split basis), to the stockholders of Presby in exchange for 100% of the outstanding capital stock of Presby. In addition, Refocus assumed the Presby Amended and Restated 1997 Stock Option Plan and reserved 4,261,851 shares of Refocus common stock (on a post-forward split basis) for options issued and issuable under that plan. At the time of the merger, Presby had outstanding options to purchase 719,486 shares of common stock that were converted in the merger into options to purchase shares of common stock of Refocus. The stock options that were converted in the merger included an option to purchase 557,635 shares granted to the chief executive officer of Presby in accordance with his employment agreement. After giving effect to the merger and the initial tranche of the private placement, Refocus had 18,924,751 shares of its common stock outstanding with the former stockholders of Presby owning 63.1% of the outstanding shares of Refocus common stock. In addition, after giving effect to the merger and the initial tranche of the private placement, warrants to purchase 2,737,500 shares and options to purchase 719,486 shares of Refocus common stock were outstanding.

        After the merger, Refocus discontinued its previous business as an internet website ranking service, the founders of Refocus resigned from their positions and Refocus succeeded to the business of Presby. For accounting purposes, the merger was accounted for as a reverse merger with Presby acquiring Refocus, as the former stockholders of Presby owned a majority of the issued and outstanding shares of common stock of Refocus immediately following the merger.

        Therefore, since the Company's future business will be that of Ocular only and the former Ocular stockholders control the merged companies, the information in this prospectus will be that of Ocular as if Ocular had been the registrant for all the periods presented in this report. The audited financial information in this prospectus are also those of Presby, as these provide the most relevant information for Refocus on a continuing basis.

        At the same time as the merger, Refocus also completed a private placement of common stock and warrants that raised working capital to continue the business of Ocular to which Refocus succeeded.

Description of Business

  General

        We are a medical device company based in Dallas, Texas, engaged in the research and development of surgical treatments for human vision disorders. We also intend to use our research and understanding of the human eye to develop and patent technology for use with commercial optical lens applications. Our primary products are the patented PresVIEW Scleral Implant, or PSI, and the related PresVIEW Incision System, which is an automated surgical instrument. These products are used in the Scleral Spacing Procedure, or the SSP, a surgical treatment of presbyopia, ocular hypertension and primary open angle glaucoma, or POA Glaucoma, in the human eye. See "Current and Future Products." Marketing rights for these products have been awarded to CIBA Vision Corp., or CIBA, the eye care unit of Novartis AG, or Novartis, subject to certain conditions. Novartis is a global, multi-billion dollar revenue, pharmacological and life sciences company and one of the major eye care companies in the world with distribution in over 70 countries. CIBA has agreed to assume responsibility for product commercialization worldwide and to provide adequate resources for marketing, mutually agreed-upon patent protection, international regulatory approvals and manufacturing. CIBA has also committed its considerable expertise to co-manage, with us, the U.S. Food and Drug Administration, or the FDA, approval process in the United States. See "Strategic Alliances."

        We have additional products in early-stage development, including a medical device for the treatment of dry age-related macular degeneration, or ARMD, and a single element variable focus lens, or SEVFL, for use in commercial optical lens applications. We possess an extensive patent portfolio to protect our medical and commercial lens intellectual property.

        We previously marketed our medical device as the "Scleral Expansion Band", or SEB. CIBA has determined that it intends to market the device under a new name, the "PresVIEW Scleral Implant", or the PSI. The PresVIEW trademark is pending by CIBA. References to the PSI in periods prior to our agreement with CIBA should be understood to refer to the medical device under its previous name.

  History of Presby Corp

        Presby was incorporated in 1994 to conduct research and develop a surgical treatment for presbyopia in the human eye. Extensive research and investigational surgeries were conducted, and by 1998, Presby had obtained the European CE Mark and other regulatory approvals necessary to market versions of the technology in a number of international markets. Presby began selectively selling the early prototypes of the PSI and related customized surgical instruments to key surgeons in the European Union and other countries.

        In the year 2000, Presby received approval from the FDA to conduct Phase I clinical trials of the PSI for the treatment of presbyopia on humans. During the same year, Presby received approval from Health Canada (the Canadian equivalent of the FDA) to conduct clinical trials of the PSI for the treatment of ocular hypertension and POA Glaucoma. In 2001, Presby suspended sales of its products in order to develop the PresVIEW Incision System, which improves the consistency of the outcomes of the SSP. In 2002, CIBA acquired the right to obtain an exclusive worldwide license to the technology.

        On March 6, 2003, Refocus completed the merger of Refocus Acquisition Corp., a Delaware corporation and newly created, wholly-owned subsidiary of Refocus, with and into Presby. Presby was the surviving corporation and became a wholly-owned subsidiary of Refocus. On April 22, 2003, Presby changed its name to Refocus Ocular, Inc., or Ocular.

  Business and Industry Overview

        Presbyopia.    Presbyopia (the Greek word for "old eye") is the primary reason that nearly everyone beginning in their early 40s uses bifocals, reading glasses or removes their distance glasses in order to read at a comfortable distance. According to Dain Rauscher Wessels in May 2001, presbyopia ultimately affects 100% of the population, with the first effects of presbyopia generally occurring at about the age of 40 and nearly fully prevalent after age 45. There are approximately 120 million Americans who currently suffer from presbyopia and, based on widely available estimates, the United States population over the age of 40 continues to grow. External lenses such as bifocals and reading glasses are currently the principal alternatives available to counter the effects of presbyopia. We believe that the SSP will be particularly attractive to the approximately 3 million Americans who, since 1996, have already demonstrated a willingness to reduce or eliminate their need for glasses via LASIK and laser vision correction procedures—only to find that they need glasses again for reading as they become presbyopic after age 40.

        A February 1999 study conducted by Business Valuation Services, an independent consulting firm commissioned by us, revealed that while only about 40% of the United States population under age 40 wear vision corrective lens, over 90% of the United States population over the age of 55 require vision correction, including reading glasses. This increased need for vision correction is primarily due to the onset of presbyopia. We believe that a significant segment of the population from ages 40 to 65 will benefit significantly from the SSP and may be able to discontinue or reduce the need for vision correction. The study commissioned by us estimated the number of patients ideally suited, by age, vision and income qualifications, to be in excess of 50 million people worldwide. We believe that this market will continue to refresh and grow as more people reach the age of 40.

        Widely publicized laser surgical techniques, such as LASIK and LASEK, are generally designed to treat other refractive imperfections of the eye, primarily nearsightedness (myopia), farsightedness (hyperopia) and astigmatism. These techniques generally do not compete with the SSP and do not directly treat presbyopia. In fact, the SSP is complementary to these laser surgical procedures. We expect that ophthalmologists, optometrists and other eye care professionals will aggressively market this elective procedure in similar fashion to laser procedures, especially since it complements those laser surgery procedures, which are marketed to the baby-boomer population.

        Ocular Hypertension and POA Glaucoma.    Ocular hypertension is a medical condition involving elevated pressure within the eye and may lead to serious damage to vision. Ocular hypertension is caused by a buildup of fluid pressure in the eye and is primarily associated with the inability of the eye to properly drain itself of fluids. Just as with high blood pressure, abnormally high levels of ocular pressure must be medically treated. Advanced or prolonged ocular hypertension is believed to damage the optic nerve in the back of the eye and can result in an initial loss of peripheral vision. This condition is deemed POA Glaucoma once there is a loss of vision. Continued loss of peripheral vision shrinks the person's field of vision and eventually leads to tunnel vision and then blindness. Ocular hypertension and POA Glaucoma are considered to be genetic and related to the tissue of the eye. The initial stages of ocular hypertension are not noticeable to a patient. Consequently, early diagnosis is extremely important because damage from POA Glaucoma is irreversible. Ocular hypertension and POA Glaucoma are currently treated primarily with pharmaceutical drops and pills with varying success. POA Glaucoma medications have substantial side effects, are costly, not continuous in their action and are not fully effective due to the person's lack of compliance with proper use of the medication. Many of these medications have to be taken several times each day on a strict schedule for the rest of the person's life. Persons with more advanced stages of POA Glaucoma must undergo other types of surgical treatments that involve artificial methods to drain the fluid from the eye. These surgical methods may have significant complications and side effects and typically have varying success.

        According to the National Institutes of Health in June 2002, it is estimated that more than five million Americans have ocular hypertension. It also estimates that glaucoma affects three million Americans and many more people worldwide and is the second leading cause of irreversible blindness. Glaucoma medication is estimated by us to currently represent over 50% of the ophthalmic pharmaceutical industry's revenues. According to published reports by Alcon and SG Cowen in 2000, the ophthalmic pharmaceutical industry has annual revenues exceeding $2.0 billion in the United States.

        We believe that the SSP treats ocular hypertension and POA Glaucoma by restoring the natural spacing between the muscle and the lens, which also restores the natural base-line tension of the muscle inside the eye. Assuming that a significant number of patients that undergo the SSP for the treatment of ocular hypertension demonstrate the same surgical results that have been shown in initial clinical studies to date, the SSP could become the first-line preferred treatment for ocular hypertension and POA Glaucoma. Since these eye disorders are considered to be genetic, the SSP could become the first preventive procedure in ophthalmology.

        Age-Related Macular Degeneration.    According to the American Macular Degeneration Foundation, ARMD is estimated to affect up to 10 million Americans and is the leading cause of irreversible severe central vision loss in Caucasians 50 years and older in the United States and in most of the developed world. The incidence and progression of ARMD increase significantly with age. According to the 2001 American Academy of Ophthalmology Preferred Practice Pattern, approximately 10% of patients 66 to 74 years of age have ARMD, and the prevalence increases to approximately 30% of patients 75 to 85 years of age. Certain companies, including QLT, Inc. (Nasdaq: QLTI), have developed drug related treatments for "Wet" ARMD. Wet ARMD involves the growth of abnormal blood vessels under the central part of the retina, called the macula. These vessels cause photoreceptor damage and a loss of central vision. According to the American Macular Degeneration Foundation in 2001, about 85% of patients, however, suffer from "Dry" ARMD. Dry ARMD involves similar damage to photoreceptors; however, the cause is unclear and is the subject of extensive medical debate. Our research has resulted in the development of the Macular Enhancing Device, or MED, which may be the first device designed for use in the treatment of Dry ARMD. We have received three issued United States patents on the device and will be further developing the product for later commercialization. To date, we have not commercialized or licensed this product.

  Current and Future Products

          PresVIEW Scleral Implant and PresVIEW Incision System

        The PSI consists of four separate tiny plastic segments, each about the size of a grain of rice, made from polymethylacrylate, or PMMA. PMMA has been implanted in the eye for other types of surgical procedures (intraocular lenses, hard contact lenses) for over fifty years. The surgeon uses the PresVIEW Incision System to make four superficial incisions in the quadrants of the sclera (white of the eye). The PSI is inserted into the superficial tunnels, causing a lift in the sclera that in turn reduces the crowding of the underlying muscles. The surgery is an outpatient surgical procedure performed under topical or local anesthesia.

        We believe that the SSP provides the following benefits to patients:

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  long-term improved near or reading vision;

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  low risk procedure;

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  minimally invasive procedure, which we believe is fully reversible; and

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  reduction in intraocular pressure in patients with ocular hypertension and POA Glaucoma.

          Macular Enhancing Device

        MED is a device we developed to treat Dry ARMD. We have received three issued United States patents on the device. We expect to do further research and may develop the device for commercialization in the future. To date, we have not commercialized or licensed this device.

          Single Element Variable Focus Lens

        Our research and understanding of the human lens has led to the development of SEVFL, which we believe duplicates the functionality of the human eye. Variable focus commercial lens systems in cameras and other applications currently involve multiple lenses, which must be moved relative to each other in order to produce variations in optical power. We plan to develop a SEVFL prototype that will demonstrate that these same large optical effects can be produced with microscopic movement in a single uniquely shaped lens. SEVFL is expected to be smaller, lighter and less complex than a multiple lens system. Commercial applications may include cameras, robotics or other uses. We have obtained domestic and international patents on this technology. To date, we have not commercialized or licensed this technology.

  Strategic Alliances

          CIBA Vision Corp.

        In the summer of 2001, CIBA began an extensive period of due diligence on our SSP and concluded that the PSI and the related SSP represented significant market potential.

        Negotiations between CIBA and us concluded with an exclusive license agreement in March 2002, pursuant to which CIBA has the right to obtain an exclusive worldwide license to market, distribute and sell the PSI, the PresVIEW Incision System (the specialized automated incision device) and related disposable blades developed for the surgery. The license agreement, subject to certain terms and conditions, includes a requirement for CIBA to purchase equity interests in us. Our products will be marketed under the PresVIEW trademark.

        Under our agreement with CIBA, we will receive a percentage royalty on CIBA's worldwide net sales of the PSI and related products. CIBA has the option to make minimum royalty payments totaling $13.6 million during years two through six of its agreement with us if it wishes to maintain its rights to an exclusive license of the PSI, PresVIEW Incision System and related products. CIBA has paid us $2.0 million in advance for future royalties. CIBA also purchased an aggregate of $1.25 million of our common stock in the first tranche, and has committed to purchase, subject to the satisfaction of certain conditions precedent, an additional $1.25 million of our common stock in the second tranche, of a private placement completed March 6, 2003. Subject to certain conditions precedent, CIBA will also purchase an additional $2.5 million of our common stock within 60 days following the enrollment of the first patient in our Phase III FDA clinical trial. Further, CIBA has agreed to pay us an additional amount up to $4.0 million upon the achievement of certain FDA-related milestones.

        CIBA has agreed to assume responsibility for the legal defense of our worldwide PresVIEW patent portfolio against patent infringement, subject to mutual agreement between CIBA and us. A legal committee consisting of two members from each of CIBA and us will jointly make decisions regarding patent defense.

        CIBA recently informed us, however, that it is seeking strategic alternatives for its surgical business unit. In August 2003, an investment banker hired by CIBA distributed a confidential information memorandum soliciting bids to acquire the surgical business unit of CIBA. The sale of the surgical business unit would likely include the assignment and assumption of contractual obligations of the surgical business unit, including our agreement with CIBA, and the transfer of the surgical business unit's employees to the purchaser. The surgical business unit of CIBA generally performs many of the obligations under our agreement with CIBA through personnel within the surgical business unit, including manufacturing, sales, regulatory issues and technical matters. We, however, have the right to approve any assignment of our agreement with CIBA. Although CIBA has the right to sub-license our agreement, subject to our approval that may not be unreasonably withheld, any sub-license to a third- party must be on the same terms and conditions as the original license. Since CIBA's effort to sell its surgical business unit has just commenced, it is too early to determine what effect, if any, the sale will have on us.

        While the process of the potential sale of the surgical business unit of CIBA is going forward, we expect, and have been advised by CIBA, that they will continue to operate in good faith under our agreement with them and that the preparation for the FDA trials and European Union sales in this fiscal year will continue.

  Business Strategy and Intellectual Property

        One of our primary strategies has been to develop strong proprietary patents for our products, including the PSI, the PresVIEW Incision System, the MED, and the SEVFL. We have 18 issued United States patents and 27 issued or published international patents. We have 15 pending United States patent applications and 52 pending international patent applications. Related to the PresVIEW technology we have 11 United States patents and 20 international patents issued. We have 10 United States and 47 international patents pending related to the PresVIEW technology. The patents associated with the PresVIEW technology have expiration dates from 2012 to 2018. The patents and patent applications related to our early stage products generally do not expire until after 2015.

        We have sought intellectual property rights for the PSI in significant economic markets throughout the world that has a legal system that tends to recognize these rights, and we intend to continue to submit additional patent applications and amendments to maintain and strengthen our patent protection. Our patents protect the PSI, as well as variations of the PSI to achieve the desired treatment of presbyopia, POA Glaucoma and ocular hypertension. Due to the nature of the medical discovery, we believe that we have unusually broad patent protection. We have, however, recently reduced the number of pending and issued international patents being maintained as a result of a cost-benefit analysis conducted with assistance of our patent counsel. We also seek to protect our proprietary technology, in part, through confidentiality and nondisclosure agreements with employees, consultants, and other parties. Subject to certain conditions set forth in our agreement with CIBA and the severance and consulting agreement with Dr. Schachar (See "Certain Relationships and Related Transactions—Ronald A. Schachar, M.D., Ph.D."), we retain ownership of all our patent rights.

  Competition

          Treatment of Presbyopia

        We believe that the SSP provides a physiological or natural improvement in the human eye's ability to focus at all near points. Glasses, contact lenses, and other optical changes to the eye only compensate for the inability of the older eye to focus:

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  Glasses. Presbyopia was initially treated with near vision optical aids using magnifying lenses, reading glasses, and monocles. Patients were constantly removing reading glasses and losing them because the reading glasses interfere with vision at all other distances. In the 1700's, Benjamin Franklin fused the distance lens with the near reading lens to give us bifocals that were later modified to trifocals. The problem with these reading aids is that they only allow sharp near vision at a given distance and the near visual field is limited by the lens. Patients must learn to rotate their eyes downward when reading with bifocals instead of rotating their head. It usually takes weeks for patients to get used to wearing bifocals and most patients remain dissatisfied. Trifocals can be even more of a problem for many patients.

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  Multifocal Glasses. Multifocal lenses produce multiple images at various focal points. Light reflected or emitted by an object must be dispersed by the multifocal lens over all the focal points. Therefore, the intensity at any given focal point is reduced and the contrast sensitivity diminished. In order to avoid prismatic effects, the visual field of a multifocal lens is reduced. The patient must learn to select the appropriate image of the several images produced by the lens.

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  Bifocal and Multifocal Contact Lenses. In order to avoid the problems of bifocals and trifocals, bifocal contact lenses have been developed. Bifocal contact lenses have generally been unsuccessful because the distance and near power of the contact lens must be crowded into an area that can barely cover the pupil. The patient must learn how to shift the contact lens and to ignore the distant or near image according to the visual task. Multifocal contact lenses have the same significant drawbacks as multifocal glasses. It is estimated that approximately 70% of people who wear contact lenses for presbyopia (less than one million people in the United States) wear them in monovision, i.e., with one lens in one eye for near vision, and one lens in the other eye for distance vision. After 30 years of contact lens usage, we believe that contact lenses remain largely ineffective in addressing presbyopia.

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  Laser Surgery Alternatives. Some researchers have developed plans for the use of laser refractive surgery to create a bifocal or multifocal cornea. In other words, the laser technique is intended to shape the cornea in the same manner as a multifocal contact lens. This alternative has essentially the same limitations and problems as multifocal glasses and contact lenses. The patient will see multiple images of reduced light intensity, i.e., with decreased contrast sensitivity. This approach would be an irreversible surgical treatment.

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  Monovision. The use of monovision, or correction in one eye for near vision and correction in the second eye for distance vision, can provide functional vision for some presbyopes. Monovision relies on the brain's ability to recognize the more appropriate image; although, it is important to note that not every patient is able to adjust adequately. Monovision can be achieved through contact lenses, LASIK and other surgical alternatives. While many patients are satisfied with this method, the drawbacks of monovision include reduced night vision, difficulty driving in some cases and a significant decrease in depth perception.

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  Other Types of Corneal Surgery. Conductive Keratoplasty, or CK, uses a controlled release of radio frequency energy to shrink corneal tissue, which steepens the cornea, reducing farsightedness. CK is not reversible, but does regress over time. CK is primarily for the treatment of farsightedness to restore normal distance vision. Some physicians advertise this procedure for the treatment of presbyopia; however, reading vision would be improved only if one eye is overcorrected to become nearsighted, and thus, the patient would have monovision.

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  Multifocal IOLs. During 1997, Allergan received FDA approval for its Array™ multifocal intraocular lens, or IOL, the first multifocal lens indicated for cataract replacement. As a result of cataract patient satisfaction with the lens, some market observers have suggested that non-cataract presbyopes could undergo the procedure (off-label) to restore near vision. Note that in order to implant the Array lens, the patient's functioning natural lens would have to be removed in a procedure known as clear lensectomy. There are some reports of decreased contrast sensitivity and difficulties with nighttime driving. In addition, reports have indicated that these patients experience a higher incidence of retinal detachments, which raises ethical concerns surrounding the removal of a healthy lens.

  •
  Accommodating IOLs. A handful of companies, including C&C Vision, are investigating the use of an accommodating IOL, which attempts to magnify the accommodative ability of the eye through the use of hinges on either side of the IOL. We believe that changes in vitreous pressure associated with accommodative effort moves the lens forward and backward, effectively changing the focus of the eye. These techniques are directed to those patients who require cataract removal, as the eye care community has ethical and medical issues regarding the removal of healthy or pre-cataract lenses for such purposes. The amount of accommodation that is achieved postoperatively is limited. We believe that the risks associated with clear lens extraction to treat presbyopia in patients who do not have a cataract and the lack of reversibility and the limited gain in accommodative amplitude mitigate against accommodating IOLs offering any significant competition to the SSP.

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  Anterior Ciliary Sclerotomy. Anterior Ciliary Scleroomy, or ACS, is a procedure whereby eight incisions are made in the sclera either with a diamond blade or with a laser, allowing it to expand and ideally produce an accommodative effect. Results are generally limited to less than 1.50 diopters of gain in accommodation, and any benefit appears to be negligible after approximately one year as a result of the healing ability of the sclera. We own issued patents in the United States that are believed to include this technology, have already settled one suit in which the defendant acknowledged that our patents were valid and enforceable and will vigorously defend our patents in this area against other infringers.

        SurgiLight, Inc., or SurgiLight, has announced that it is developing laser systems for the treatment of presbyopia. Generally, SurgiLight intends to use a laser to weaken the sclera and thereby manipulate the ciliary muscle to treat presbyopia. We believe this procedure structurally weakens the globe of the eye, subjecting it to risk of rupture via a severe blow to the eye or head. We believe that, while SurgiLight's approach is based on our scientific theory, the use of a laser to weaken the sclera will provide only a modest benefit, which will regress with healing. In March 2000, we filed a patent infringement suit against SurgiLight. See "Legal Proceedings."

        We believe that CIBA has the financial resources necessary and the economic incentive to assist us in protecting our intellectual property rights worldwide and prevent potential competitors from entering the market with infringing products.

          Treatment of Ocular Hypertension and Primary Open Angle Glaucoma

        While a variety of surgical techniques and medical devices exist for the treatment of ocular hypertension and POA Glaucoma, we believe that none of these surgical treatments work in the same manner as the PSI and do not offer stable, continuous therapy with the added benefit of an improvement in near vision:

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  Trabeculoplasty is the most common surgical procedure performed for uncontrollable glaucoma. It essentially involves making a drainage hole in the eye. The procedure has significant potential adverse reactions with a relatively high failure rate.

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  Argon Laser Trabeculoplasty, or ALT, involves using a laser to increase the drainage of aqueous through the trabecular meshwork. However, the intraocular pressure lowering effect is not lasting.

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  Glaucoma valves involve making a drainage site in the eye whose rate of outflow is controlled by a valve. This procedure is usually only performed for very severe cases of glaucoma and where Trabeculoplasty has failed. Glaucoma valves have high failure rates and can have significant adverse reactions. A newer drainage valve, the Optonol, consists of a miniature stainless steel pipe to drain fluid from the eye. This device is used for uncontrolled glaucoma. Since it is new to the market, the long-term failure rates and potential complications are unknown.

  Manufacturing

        CIBA has sole responsibility for manufacturing our products and the selection of manufacturing contractors. Historically, the PSI has been manufactured to our specifications by an independent contractor using a standard injection molding process. We own the customized injection molds. The customized surgical instruments and other equipment previously sold by us were manufactured by independent contractors that specialize in the production of these types of instruments and equipment. We conducted quality control and packaging operations for the PSI at the facility we previously leased in Denison, Texas.

  Government Regulation

        The PSI received European Union CE Mark certification, which was issued to us, and other regulatory approval in a variety of countries around the world. As contemplated in our agreement with CIBA, CIBA has assumed responsibility for manufacturing and marketing the PSI. As a result, we allowed our CE mark certification to lapse and will rely on the CE mark certification issued to CIBA.

          United States

        A technical committee comprised of CIBA and us, or Company/CIBA joint technical committee, manages the process to obtain FDA approval in the United States. The PSI and the PresVIEW Incision System are not currently approved for sale in the U.S.

        Our primary products are subject to regulation by numerous governmental authorities in the United States and other countries. In the United States, medical devices are subject to regulation by the FDA under the Food, Drug, and Cosmetic Act, or the FD&C Act. The FDA regulates, among other things, the manufacture, distribution, study, and marketing of medical devices sold in the United States. Under the FD&C Act, the FDA classifies medical devices into one of three classes depending on the risks that the FDA believes are associated with the device and the types of controls necessary to assure safety and effectiveness. The PSI is a Class III device and subject to the FDA's most rigorous review.

        Before the PSI can be sold in the United States, FDA approval must be obtained through a Pre-Market Approval, or the PMA, application. A PMA must be supported by extensive data, including pre-clinical and clinical trial data, that demonstrates the safety and effectiveness of the device. Among other requirements, CIBA (or its contractors) and we are required to manufacture and test our products in accordance with Good Manufacturing Practices as specified in the regulations for such devices. Both the manufacturer's facilities and the facilities used for packaging and testing of the PSI will be subject to periodic inspections by the FDA.

        Prior to conducting the clinical trials in the United States, we are required to apply to the FDA for an Investigational Device Exemption, or IDE. The IDE application must include, among other things, a complete report of prior investigations, copies of all labeling, copies of all forms and informational materials used as a basis for obtaining informed consent, a description of the methods of manufacture, and a detailed description of the proposed clinical trial, including by way of example, the protocol, a risk analysis, monitoring procedures and sites where the device will be tested.

        We received approval from the FDA in 2000 to conduct a feasibility clinical trial of the PSI in the United States for the treatment of presbyopia. The feasibility clinical trials were conducted at the Barnes-Jewish Hospital at Washington University School of Medicine in St. Louis, Missouri, the Dean A. McGee Eye Institute at the University of Oklahoma in Oklahoma City, Oklahoma, the New York Eye and Ear Infirmary in New York City, New York, the Jules Stein Eye Institute at UCLA in Los Angeles, California, the Stanford University School of Medicine in Stanford, California and the Storm Eye Institute at the Medical University of South Carolina in Charleston, South Carolina.

        The Phase I clinical surgeries were performed during 2000 on 29 eyes at six sites. We believe that the results continue to demonstrate the safety of the SSP, since no significant complications were observed at any of the six clinical sites. Patient data from three of the sites generally demonstrated a good effect in improving near vision, while patient data from the other three sites generally demonstrated much less of an effect or no effect. The Phase I surgical protocol required the surgeons to make the incisions to create the scleral pockets using manual diamond blades. The surgeons also attempted to place the incision at a predetermined standard distance behind the limbus (the line between the colored cornea and the white of the eye). While skilled surgeons were selected to perform the clinical trials, subsequent observation determined that the location of the implant on the sclera and the depth of the scleral pockets varied patient by patient. We determined early during the study that a more consistent means of making the scleral incision and an improved method for determining the proper location of the incision on the sclera would be required to provide consistently good surgical results. As discussed, we have developed an automated incision device, the PresVIEW Incision System, to automatically make an incision of the correct depth in the sclera. We have also incorporated in the protocol for future clinical and commercial surgeries an ultrasound instrument that will be used to determine the correct location of the scleral pocket.

        Of the 29 patients, 14 patients had an increase in accommodative amplitude of 1.5 diopters or more with a mean increase for these patients of more than 3.0 diopters. These results include 24 month data for most of the 14 patients, but a minimum of 12 month follow-up on all 14 patients. The remaining 15 patients had a lesser effect or no effect. The range of accommodative improvement for the 14 successful patients was from 1.5 to 5.0 diopters. A diopter is a measurement of the ability of the eye to accommodate or focus on close objects. Generally, for a patient with normal distance vision, a 1.5 diopter increase in the amplitude of accommodation will allow the patient to comfortably read newspaper size print. An increase of more than 1.5 diopters will increase the patient's comfort, and a higher increase in diopters of accommodation will allow the patient to read progressively smaller print. Published investigational studies of "accommodating intraocular lenses" have generally reported improvements in accommodation limited to about 1.5 diopters. We believe that the 14 successful cases demonstrate the potential for our surgical treatment. The next phase of the FDA clinical trials will include the above described changes to the surgical protocol.

        The second-year annual IDE progress report relaying the 18-month patient results from the feasibility phase was submitted to the FDA in March 2002. With CIBA's involvement, modifications to the Phase II clinical trial protocol and indications for use were proposed to the FDA in July 2002. An IDE application, incorporating the recommendations of the Company/CIBA joint technical committee, is being prepared for submission to the FDA. The IDE protocol changes incorporate requests for a Phase II clinical study population of 150 patients with a two-year follow-up period. In this prospective, multi-center, randomized study, 100 patients will receive the SSP with the PSI and 50 patients will be designated as control patients. We anticipate that enrollment of patients could begin by late-2003, with the initial clinical data from the trials submitted to the FDA within three to six months after commencement. Upon submission of the initial Phase II data to the FDA and assuming successful outcomes, the Company/CIBA joint technical committee anticipates that it will request FDA approval for the extension of the trial to a Phase III clinical trial to include another 150 patients. This Phase III trial could begin in 2004 and would run concurrent with the initial stage of 150 patients. The Company/CIBA joint technical committee is considering a modular submission approach, which may allow for portions of the PMA to be submitted as they are completed, and potentially approved, ahead of the final results of the full clinical trial. The Phase III clinical results would be submitted to the FDA as soon as all patients in the trial reach the one-year point. At this point, it is anticipated that we will also have two-year follow-up results from our Phase II clinical trial. All patients would continue to be followed for a required two-year period. After submission of the final PMA, including the clinical results, the FDA generally takes one year or longer to review and approve a Class III device for sale in the United States. For equivalent medical devices, the clinical and regulatory process to FDA approval and commercialization can take four to five years from the initiation of Phase II clinical trials.

        CIBA and we will also be required to submit an IDE, conduct separate clinical trials and submit a final PMA to obtain approval of the PSI for the treatment of ocular hypertension and POA Glaucoma.

We expect to begin the Phase II clinical trial for the treatment of POA Glaucoma and ocular hypertension in 2004.

          Europe

        The regulatory environment in Europe for medical devices differs significantly from that in the United States. A total of 19 European countries are grouped in a union with the objective of establishing a single market without internal borders among the member countries and eliminating divergent national requirements. The members of the European Union, or the EU, include Austria, Belgium, Denmark, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, The Netherlands, Portugal, Spain, Sweden, the United Kingdom, Iceland, Norway, Switzerland and Liechtenstein.

        Products that comply with the requirements of a specified EC medical directive are entitled to bear CE marking. Since July 14, 1998, all commercial medical device products have been required to bear CE markings. It is illegal to market these products in the EU without a CE marking. To obtain a CE marking, the product must be assessed and found to conform to the applicable directive. This assessment is carried out by the manufacturer, in most cases with the assistance of a third-party certification organization known as a "notified body." The notified body assessment may consist of an audit of the manufacturer's quality system or specific testing of the product. A manufacturer can sell a product throughout the EU once it secures an assessment by a notified body in one of the EU countries.

        The EU has adopted several directives to regulate medical devices such as the PSI. A manufacturer may affix CE marking after a determination that the product complies with the essential requirements of the applicable directives and completion of the appropriate conformity assessment procedures as specified by the directives. The conformity assessment requirements are based upon a given product's classification within the directive. Products within the scope of the directive are grouped within four classes: Class I, IIA, IIB and III. A product with a higher classification is considered to have higher risk, and will, therefore, be subject to more controls in order to obtain CE marking. The PSI has been designated as a Class IIB device. The disposable blades and the PresVIEW Incision System have been designated as a Class IIA device. The medical devices directives also cover any hand-held instrumentation that might be supplied by CIBA or us for use in conjunction with implanting the PSI. These instruments are classified as Class I and, therefore, are subject to self-registration.

        Essential requirements under the directives for the most stringent device, the Class IIB PSI, include substantiating that the device meets the manufacturer's performance claims and that any undesirable side effects of the device constitute an acceptable medical risk when weighed against the intended benefits of the device. Certification under the ISO 9000 series of standards for quality assurance and manufacturing processes is one of the CE Mark requirements.

        There are two basic options for assessing conformity of devices designated as Class IIB. The first option allows a manufacturer to seek a decision from the notified body that the processes employed in the design and manufacture of a device qualifies as a full quality system. Alternatively, manufacturers can seek product certification based on various control schemes. The full quality system encompasses the organizational structure, responsibilities, procedures, processes and resources necessary to assure quality assurance in design, development, production, installation and servicing of its medical devices. Once a manufacturer has satisfactorily completed the regulatory compliance tasks required by the directive and received a favorable decision from the notified body, it may affix CE marking to its product.

        Manufacturers are required to report serious adverse incidents concerning CE marked devices to the authorities of the countries where the incidents take place. If such incidents occur, the manufacturer may have to take remedial action, perhaps even withdrawal of the product from the European market. The directives must be transposed into national law in order to be applied. All member states of the EU have completed this transposition. This transposition process has not created significant differences among the member states of the EU with respect to compliance with the essential requirements and the conformity assessment process. However, meaningful differences have emerged on certain other issues.

        Our EU distributor obtained "Own Brander" CE Mark certification for the PSI in November 1997. The certification involved a limited amount of clinical testing and review of the distributor's quality system. The significance of the Own Brander CE mark is that the EU distributor is responsible for certain quality control issues and record keeping. For regulatory purposes, the product is considered to "originate" from the EU distributor, and we, in the United States, serve as a manufacturing subcontractor.

        We were awarded ISO 9001 and E46001 certification and our own CE Mark certification for the PSI on January 19, 2000. We obtained qualification of our processes as a full quality system. During 2001, we formed a wholly owned subsidiary, Presby Corp—Europe SPRL, organized under the laws of Belgium. The purpose of Presby Corp—Europe SPRL was to obtain and maintain "Own Brander" CE mark certification on our products. Presby Corp—Europe SPRL was awarded the Own Brander CE Mark certification for the PSI in 2001. Presby Corp—Europe SPRL was awarded CE Mark certification for an early prototype of the PresVIEW Incision System and the disposable blades in 2002. We sold our products in the EU from late 1997, based on the EU distributor's CE certification, until termination of the distributor agreement in late 2000. Any product sales since that time were based on our own certifications. We ceased direct sales of our products in 2001. CIBA has assumed responsibility for manufacturing the PSI. As a result, we have terminated our manufacturing operations and, therefore, do not believe that we will be able to continue to maintain our CE mark certification.

        Under our agreement with CIBA, CIBA has assumed responsibility for obtaining any additional regulatory approvals for sale of the licensed products outside the United States. CIBA is currently pursuing CE Mark certification of the PSI that will be packaged by CIBA under the PresVIEW trademark. CIBA expects to receive this certification in the fall of 2003. The PresVIEW Incision System is comprised of several components, which include the custom designed snap-on drive unit and disposable blade that are covered by patents held by the Company and licensed to CIBA. In July 2003, the manufacturer of those components received CE Mark certification for ophthalmic applications. The remaining components of the PresVIEW Incision System include a power box, cable, hand held base drive assembly and foot plate. These components are currently sold by that manufacturer in the EU under CE Mark certification for other applications.

          Canada

        The PSI is not currently approved for sale in Canada by Health Canada, the applicable Canadian regulatory agency. Clinical trials of the PSI for the treatment of ocular hypertension and/or POA glaucoma have been conducted at one Canadian facility. The study of 27 patients was conducted by Aaron Rifkind, M.D., associate clinical professor of ophthalmology at McMaster University in Hamilton, Canada. The study indication was "the reduction of IOP in patients with ocular hypertension and primary open angle glaucoma." The summary two year results were presented at the April 2003 meeting of the American Society of Cataract and Refractive Surgery in San Francisco.

        All 27 patients were receiving one or more glaucoma medications prior to the entering the study and at the time the pre-surgery IOP was measured. All patients completed a three-week wash-out period of glaucoma medication to establish an unmedicated baseline IOP for the study. The SSP was then performed on 27 dominant eyes. At six months post-operative, 16 subjects elected to have the SSP performed on their non-dominant eye as permitted by the protocol. After the SSP, if the IOP was greater than 25 mmHg, or there appeared to be a change in the optic nerve, the eye was treated with glaucoma medication.

        At the 18 month follow-up exam, the study data indicated a mean intraocular pressure decrease of 6.8 mmHg. overall in the dominant eyes, which was 0.4 mmHg. lower than the pre-surgery IOP values. The number of glaucoma medications decreased from a mean of 1.7 to 0.7 medications per eye. In the two-year follow-up exam, data was available for 23 dominant eyes, which had a mean intraocular pressure (IOP) decrease of 7.1 mmHg overall, which was 0.7 mmHg lower than the pre-surgery mean IOP value. At the two-year point, 56% of the study patients were receiving no glaucoma medication. Of the 44% of the patients receiving medication, either for the non-operated eye or both eyes, a large majority were receiving substantially less medication than prior to the study. Near vision was also evaluated in those patients and it was found that there was an overall improvement in the patients' near visual acuity at 20 centimeters. There were no significant surgical complications.

        In December 2002, CIBA and we submitted to Health Canada an application for approval to commercialize the PSI in surgery for the treatment of ocular hypertension, POA Glaucoma and presbyopia applications. On June 13, 2003, Health Canada informed us that it had determined that the sample size submitted in our Class III submittal for the surgical treatment of glaucoma and other ocular disorders was insufficient for approval, and denied the application. We, however, intend to work closely with Health Canada to eventually obtain its approval.

  Research and Development

        Research and development expenditures were approximately $94,000 for the six months ended June 30, 2003, $167,000 during fiscal 2002 and $339,000 during fiscal 2001. The expenditures for these periods were related primarily to development of the PresVIEW Incision System. The expenditures will continue to decrease as the system nears full development and with CIBA contributing to the development process.

        Additional expenditures for research on a treatment for ARMD will be conducted for the Company primarily on a consulting basis and are not expected to be significant in the near term. The Company also will need to expend additional amounts for research to develop the SEVFL. We believe these research and development costs will be very limited until adequate cash flow is achieved under the CIBA Agreement or other significant funding is obtained. Therefore, we believe that our research and development activities will not result in a new revenue source in the near future.

  Other Material Agreements

          Verus Support Services Inc.

        On March 3, 2003, we entered into an agreement with Verus Support Services Inc., or Verus. Pursuant to this agreement, Verus will provide strategic advisory services to us for a period of one year. During the term of this agreement, we have agreed to pay Verus a monthly fee of $15,000. In addition, in the event that we do not successfully raise at least $1 million of additional capital within six months of March 6, 2003, upon terms that are at least as favorable as the private placement conducted in connection with the merger, Verus has subscribed to purchase that number of shares of our common stock at a price of $2 per share in order to satisfy the deficiency between the amount of additional capital we successfully raise and $1 million. Each share purchased by Verus upon the occurrence of this event will have a detachable warrant to purchase one-half of a share of our common at an exercise price of $2.50 per share that expires three years from the date of issuance. In light of the recent activities at CIBA, we are in preliminary negotiations with Verus to defer the $1 million investment for an additional three months in return for their forgiveness of $45,000 in advisory fees for the same period.

          Kingsdale Capital Corp.

        On March 4, 2003, we entered into an agreement with Kingsdale Capital Corp., or Kingsdale. Pursuant to this agreement, Kingsdale will provide strategic advisory services to us in Canada for a period of one year. During the term of this agreement, we have agreed to pay Kingsdale a monthly fee of $15,000.

        Both Verus and Kingsdale, or their affiliates, were involved in the private placement. In addition, Verus and Kingsdale, or their affiliates, owned an aggregate of 1.6% of the shares of Refocus common stock outstanding prior to the private placement, the repurchase of shares owned by Mr. Gunter and Ms. Beam and the merger, and owned 5.0% of the shares of Refocus common stock outstanding immediately after these transactions.

  Employees

        We currently have four employees, including three persons performing executive and administrative functions and one person who is our director of clinical affairs. We are not party to a collective bargaining agreement with a labor union, and we consider relations with our employees to be good.

DESCRIPTION OF PROPERTY

        Our corporate headquarters are located at 10300 North Central Expressway, Suite 104, Dallas, Texas, in approximately 1,275 square feet of space occupied under a lease with a monthly rental rate of $1,433.25 that expires in September 2003. We occupy additional space under a month-to-month lease that is located in a freestanding 4,000 square foot building on 4.5 acres in Denison, Texas. The Denison facility houses our clean room and is owned by Dr. Ronald A. Schachar, the former chairman and Chief Scientist of Presby. The rent for the Denison facility is $4,000 per month. We terminated the lease for this facility effective August 31, 2003. Mr. Walts, a director and our Chief Executive Officer and President, is based in Atlanta, Georgia.

LEGAL PROCEEDINGS

        From time to time we may become subject to proceedings, lawsuits and other claims in the ordinary course of business, including proceedings related to our products and other matters. Such matters are subject to many uncertainties, and outcomes are not predictable with assurance.

        In March 2000, we filed suit against Surgilight for patent infringement in the United States District Court for the Middle District of Florida, Orlando Division. We own multiple domestic and international patents. Certain of these patents are directed to methods, devices and systems for the treatment of presbyopia and other eye disorders. One such patented methodology is directed to the use of lasers to weaken the sclera (the white of the eye), and thereby manipulate the ciliary muscle to treat presbyopia. Our international patent portfolio is directed to, and includes within its scope, various means and methodologies that increase the effective working distance of the ciliary muscle in a presbyopic eye.

        By using lasers to ablate the sclera, we asserted that Surgilight infringed one or more of our patents. During the litigation, substantially all discovery and pretrial litigation were conducted. During this litigation, Surgilight filed several substantive motions for summary judgment, all of which were denied by the Federal Magistrate.

        Following these denials, in December 2001, we accepted a cash settlement from Surgilight. In conjunction with that settlement, Surgilight acknowledged the validity and enforceability of our patents. The settlement did not include a license of any of our technology to Surgilight.

        In May 2000, we filed a patent infringement suit against Howard N. Straub, D.O., the Colorado Eye Institute, Restorvision, Inc. and LensTec, in the United States District Court for the District of Colorado. We alleged that Straub has performed or arranged for the performance of surgical procedures on United States citizens and in foreign countries in which unauthorized copies of our patented PSI were used. During the litigation, significant discovery and pretrial litigation were conducted. We and our patent counsel believe such copies of the PSI created by the defendants are covered under existing patents issued to us. During this litigation, the defendants filed substantive motions for summary judgment, all of which were denied by the Federal Judge.

        Following the most recent denial, in June 2002, the Court granted a motion jointly proposed by both parties that stayed the litigation for a period of 12 months. The court has granted an additional twelve month stay in 2003. During this period, the United States Patent and Trademark Office will continue its investigation into the validity of Restorvision's patent applications.

        If the Patent Office issues a patent on Restorvision's modification, our patent counsel and we believe that Restorvision would still be required to obtain a license to our underlying patents prior to marketing the Restorvision modification in the United States and in many countries around the world. Under the CIBA Agreement, we are prohibited from agreeing to such a license, although CIBA could grant such a license with our consent.

        To encourage medical and scientific research that might otherwise constitute patent infringement in the United States, Congress has provided a limited patent infringement exemption. This exemption, found at 35 U.S.C. § 271(e)(1), provides that a person does not commit an act of infringement by using patented technology "solely for uses reasonably related to the development and submission of information" to the FDA. This exemption applies equally to patented drugs and medical devices.

        In the Surgilight and Straub suits, the defendants attempted to rely upon this exemption as part of their defense.

        We disputed that the defendants' activities are protected by the exemption. We contend, among other things, that in order for activities to be undertaken solely for the purposes of submitting information to the FDA, the activities must comply with the regulations of the FDA. We believe that the defendants have violated FDA regulations and are not protected by the exemption.

        We further believe that any activities not permitted under such exemption, such as commercial activities in the United States, are violations of our patents.

        In May 2001, we also filed suit against Douglas Steel, M.D. We alleged in the suit that Dr. Steel copied, manufactured and sold in the United States a scleral prosthesis developed and patented by us. We further alleged that Dr. Steel performed numerous commercial surgeries in the United States to treat presbyopia in accordance with procedures developed and patented by us. The United States District Court for the Central District of California issued a preliminary injunction in late May 2001 against Dr. Steel as requested by us. In October 2001, we accepted a cash settlement from Dr. Steel. The settlement did not include a license of any of our technology to Dr. Steel.

        We have notified certain other potential infringers of potential litigation, but are not currently engaged in other litigation.

        Under our agreement with CIBA, a Patent Litigation Committee, or PLC, was formed to facilitate communication and decision-making concerning all pending, threatened and potential claims relating to patent infringement, including both claims against CIBA or us and claims by CIBA or us against any third-party based upon our patent rights. The PLC has two voting members from CIBA and two from the Company. Generally, all patent litigation must be approved by the majority of the members of the PLC. Subject to the approval of the PLC, CIBA will lead and fund the litigation to prevent or eliminate any infringement of our patent rights by third-parties. Any recovery of damages will be allocated to both parties, first as reimbursement for expenses and then based on the damages incurred by CIBA and us, respectively. Should the recovery of damages not cover CIBA's expenses, CIBA shall recover 50% of the total unrecovered costs from future royalty payments to be paid to us, so that each party bears 50% of the unrecovered costs of litigation.

MANAGEMENT

Executive Officers and Directors

        The Board of Directors currently consists of eight persons. The following table sets forth information about all directors and executive officers of the Company:

Name and Business Address	Age	Office	Year First Elected
Terence A. Walts	56	President and Chief Executive Officer, Director	2003
Mark A. Cox	52	Vice President, Chief Financial Officer and Secretary	2003
Richard H. Keates, M.D.	70	Director	2003
Peter C. Hobbins, Ph.D.	73	Director	2003
Grady E. Schleier	51	Director	2003
Glen Bradley, Ph.D.	60	Director and Co-Chairman	2003
Abbey J. Butler	65	Director	2003
David A. Williams	61	Director	2003
Melvyn J. Estrin	60	Director and Co-Chairman	2003

Directors

        Terence A. Walts joined Presby Corp in September 2002 as president and chief executive officer and became our President and Chief Executive Officer upon the acquisition by merger of Presby Corp in March 2003. Additionally, he joined our board of directors in March 2003. He has worked exclusively in the medical/medical devices industry since 1988. From 1988 to 1998, Mr. Walts served as senior vice president-Sales & Marketing for CIBA Vision, United States contact lens and lens care business, and as senior vice president-New Business Development. In this latter position he served full-time as director and chief marketing officer for Autonomous Technologies, a refractive laser surgery startup, on behalf of CIBA Vision until 1998. In 1998 and 1999, Mr. Walts served as president and chief operating officer of Medjet Inc., a medical startup developing novel water-jet technology for surgical applications, including refractive surgery. In 2000, he served as interim president, chief executive officer for PointDx, Inc., a radiology startup developing virtual colonoscopy and structured radiology reporting software. In 2001 and through August 2002, he served as chief operating officer and director for Oncose, Inc., a diagnostics startup developing blood tests for early cancer detection. He continues to serve as a director of Oncose, Inc.

        Richard H. Keates, M.D is currently a surgical business medical advisor to CIBA as a retained consultant. Dr. Keates played a central role in evaluating the PSI, leading to CIBA's decision to enter into the strategic alliance with, and the equity investment in, us. He is also our medical director as a retained consultant. In addition, Dr. Keates is a professor of ophthalmology at New York Medical College and a highly respected ophthalmologist who has served on numerous public and private company boards of directors.

        Peter C. Hobbins, Ph.D. joined our board of directors in March 2003, and is an experienced international general manager and management consultant. In the immediate past, he served as a member of several United States and European "working" boards and is counselor to a number of company chairmen and chief executives. He also participates as entrepreneur-manager in several ventures, was an advisor to Ernst & Young LLP, and sits on the Advisory Board of the Graduate

School of Business Administration in Zurich, Switzerland. In his most recent operational assignment, Dr. Hobbins was an Executive Group member of Corange Limited (Boehringer, Mannheim & de Puy worldwide), a multinational, privately-owned, $6.0 billion healthcare corporation, dealing with strategy, corporate development and resource management. Subsequently, he joined that corporation's board, chairing its finance and audit committees. Corange Limited is now part of Roche Holding AG, the Swiss drugmaker. Previously, he was chief executive officer of Meci SA, a French public company. He has also been an executive director of Hestair Limited, a quoted British conglomerate, in charge of expanding its operations in Europe; a director of Lewston Developments, a UK property company; a supervisory board member (and for a while, chief executive officer) of Lenz Bau AG, a German construction company; and acting chief executive officer of Nino AG, a large German textile company. He was also a member of the finance committee of Forum Corporation.

        Grady E. Schleier has served as a director of Presby Corp, which became a wholly-owned subsidiary of us in March 2003, since 1998 and joined our board of directors in March 2003. Mr. Schleier has been the chief executive officer and co-chairman of Chemlink Laboratories, LLC, or Chemlink, since December 2002. Chemlink is primarily engaged in the development, manufacture and distribution of effervescent tablets and granule formulations for use in cleaning, disinfecting and sterilization applications. From 1999 until joining Chemlink, Mr. Schleier served as the senior vice president, chief financial officer and treasurer of Avatex Corporation. He served as vice president and treasurer of Avatex Corporation from 1995 to 1999. Avatex Corporation filed for relief under Chapter 11 of the United States Bankruptcy Code in December 2002.

        Glen Bradley, Ph.D. became one of our directors and co-chairman of our board of directors upon the acquisition by merger of Presby Corp in March 2003. Dr. Bradley was the chief executive officer of CIBA Vision from 1990 until just before his retirement in January 2003. CIBA Vision manufactures and markets contact lenses, lens care solutions and ophthalmic surgical products. Prior to becoming chief executive officer of CIBA Vision in 1990, he held the CIBA Vision positions of worldwide marketing and technical head, and from 1986 until 1989 he was the president of CIBA Vision, the United States operations of the CIBA Vision Group. He is also the past chairman of the Contact Lens Institute and serves on the board of directors of Biocure, Inc.

        Abbey J. Butler has served as a director of Presby Corp since April 1998 and joined our board of directors in March 2003. Mr. Butler served as co-chairman of the board of Avatex Corporation from March 1991 until December 2002 and co-chief executive officer from October 1991 to December 2002. Avatex Corporation filed for relief under Chapter 11 of the United States Bankruptcy Code in December 2002. He served as co-chairman of the board from 1995 until 2002 and co-chief executive officer from 1997 until 2002 of Phar-Mor, Inc., which filed for relief under Chapter 11 of the United States Bankruptcy Code in September 2001. He is the president and a director of C.B. Equities Corp, a private investment company. Mr. Butler serves as a director of iLife Systems, Inc., a medical device company, and as a member of the board of managers of Chemlink. Mr. Butler is also a member of the board of managers of Cyclone Acquisition Company, LLC, a company engaged in the licensing of the Cyclone™ name. Mr. Butler is a member of the executive committee of the board of trustees of the American University and a director of the Starlight Foundation, a charitable organization.

        David A. Williams became one of our directors upon the acquisition by merger of Presby Corp in March 2003. Mr. Williams is presently the president and owner of Roxborough Holdings Ltd., a private equity holding company that invests in a variety of public and private companies. From 1969 to 1995, he was a senior partner at the investment counseling firm of Beutel Goodman Company. Mr. Williams has extensive public board experience, currently serving on the board of directors of MetroOne Telecommunications (Nasdaq), Bennett Environmental (TSE), Pinetree Capital (TSE), and several other smaller companies in the fields of software development, portfolio management and financial services. Until 2002, Mr. Williams served on the board of directors of Drug Royalty Corp (TSE), which held an extensive portfolio of pharmaceutical royalties.

        Melvyn J. Estrin has served as a director of Presby Corp since June 1999 and joined our board of directors and became co-chairman of our board of directors in March 2003. Mr. Estrin served as co-chairman of the board of Avatex Corporation from March 1991 to December 2002 and co-chief executive officer from October 1991 to December 2002. Avatex Corporation filed for relief under Chapter 11 of the United States Bankruptcy Code in December 2002. He served as co-chairman of the board from 1995 until 2002 and co-chief executive officer from 1997 until 2002 of Phar-Mor, Inc., which filed for relief under Chapter 11 of the United States Bankruptcy Code in September 2001. Mr. Estrin has served as chairman and chief executive officer of Human Service Group, a private management and investment firm, since 1983 and is also chairman and chief executive officer of University Research Co., LLC, an investment holding company. Mr. Estrin serves as a director of iLife Systems, Inc., and as a member of the board of managers of Chemlink and Cyclone Acquisition Company, LLC. Mr. Estrin serves as a director of Washington Gas Light Company and of its parent, WGL Company. Mr. Estrin also served as a trustee of the University of Pennsylvania and was appointed by former President George H. W. Bush to serve as commissioner of the National Capital Planning Commission. Mr. Estrin was recently appointed by President George W. Bush as a trustee of the John F. Kennedy Center for the Performing Arts.

Executive Officers

        Information concerning the business experience of Terence A. Walts is set forth above under "Directors."

        Mark A. Cox has served as Vice President, Secretary and Chief Financial Officer of Presby Corp since July 1997. Upon the acquisition by merger of Presby Corp, Mr. Cox became our Vice President, Secretary and Chief Financial Officer. Prior to joining Presby Corp, Mr. Cox was director of corporate finance and assistant treasurer of FoxMeyer Health Corporation, a NYSE-listed company, from 1992 to 1997. He also held the same titles at Fox Meyer Corporation from 1992 to 1997. Mr. Cox is a certified public accountant in Texas.

        Our officers are elected annually by our board of directors at a meeting held following each annual meeting of stockholders, or as necessary and convenient in order to fill vacancies or newly created offices. Each officer serves at the discretion of our board of directors. Any officer elected or appointed by our board of directors may be removed by our board of directors whenever in its judgment our best interests will be served, but a removal shall be without prejudice to the contractual rights, if any, of the person so removed. See "Employment Agreements."

        We are not aware of any "family relationships" (as defined in Item 401(c) of Regulation S-B promulgated by the SEC) among directors, executive officers, or persons nominated or chosen by us to become directors or executive officers.

        Except as described under "Certain Relationships and Related Transactions," on page 68, there are no arrangements or understandings between any nominee for election as a director or officer and any other person pursuant to which that director was nominated or officer was selected.

        Except as set forth above, the Company is not aware of any event (as listed in Item 401(d) of Regulation S-B promulgated by the SEC) that occurred during the past five years that is material to an evaluation of the ability or integrity of any director, executive officer, promoter or control person of the Company.

        None of our directors or officers or their respective associates or affiliates is indebted to us. As of the date of this prospectus, there is no material proceeding to which any of our directors, officers, affiliates or stockholders is a party that is adverse to us.

Board of Directors

        Our board of directors consists of eight voting members. All voting members of our board of directors serve in this capacity until their terms expire or until their successors have been duly elected and qualified. Our board of directors is divided into three classes that serve staggered three-year terms, as follows:

Members	Class	Expiration of Term
Peter C. Hobbins, Ph.D.	Class I	2004
Grady E. Schleier	Class I	2004
Glen Bradley, Ph.D.	Class II	2005
Abbey J. Butler	Class II	2005
David A. Williams	Class II	2005
Melvyn J. Estrin	Class III	2006
Richard H. Keates, M.D.	Class III	2006
Terence A. Walts	Class III	2006

Newly-elected directors and any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors.

Board Committees

        Our board of directors in March 2003 established three committees: the Audit and Finance Committee, the Compensation Committee and the Strategy Committee. These committees were constituted to help our board of directors carry out its duties. In particular, committees of the board of directors will work on key issues in greater detail than would be practical at a full meeting of the board of directors. Each committee reviews the results of its meetings with the full board of directors. Since these committees were only recently established, no meetings of these committees were held during the fiscal year ended December 31, 2002. The following table shows the membership of the committees of the board of directors:

Name	Audit & Finance Committee	Compensation Committee	Strategy Committee
Glen Bradley, Ph.D.			X
Abbey J. Butler		Chairman
Melvyn J. Estrin		X
Peter C. Hobbins, Ph.D.			X
Grady E. Schleier	Chairman
Richard H. Keates, M.D.			X
Terence A. Walts			Chairman
David A. Williams	X

        Audit and Finance Committee.    The Audit and Finance Committee will select our independent auditors, review our filings with the SEC, review the results and scope of audit and other services provided by our independent auditors, including auditor fees, review and evaluate our audit and control functions and investigate other areas of concern that may be manifested in our financial reports or underlying accounting controls and systems. The Audit and Finance Committee also will assist in the review of future financing opportunities. The Audit and Finance Committee is governed by a charter.

        Compensation Committee.    The Compensation Committee will be responsible for all of our compensation plans, which includes determining salaries and incentive compensation for our executive officers, as well as reviewing and administering those plans. The Compensation Committee also will make recommendations to our board of directors concerning compensation for our directors and advise our board of directors on the adoption of employee benefit and compensation plans.

        Strategy Committee.    The Strategy Committee will discuss and make recommendations to our board of directors regarding our long-term strategy and related matters.

        Our board of directors serves as our nominating committee. Recommendations of director candidates by stockholders should be forwarded to our Secretary. Our Bylaws require that stockholders give advance notice and furnish certain information to us in order to nominate a person for election as a director.

Director Compensation

        Previously, we did not pay our directors a fee for attending scheduled and special meetings of the board of directors. Subsequent to March 2003, we now pay each non-employee director a $2,500 quarterly retainer and a fee of $1,000 for each meeting of the board of directors that the director attends, up to two meetings per quarter. We also will pay an amount equal to 50% of such fees for each meeting of a committee of the board of directors, up to two meetings per quarter, not held in conjunction with a meeting of the board of directors. Fees will be paid annually at the time of the annual meeting of stockholders, beginning with the 2004 annual meeting. We also continue to reimburse each director for reasonable travel expenses related to that director's attendance at board of directors and committee meetings.

        Upon the acquisition by merger of Presby Corp, we awarded each non-employee director appointed and to be appointed, other than Mr. Gunter and Ms. Beam, who were our sole directors prior to the merger, an option to purchase 20,000 shares of our common stock. These options have an exercise price of $1.98 per share, the price per share of our common stock after consideration for the detachable warrant in the private placement we consummated on the same day as the merger. These options will vest on the date of the 2004 annual meeting of stockholders if the director has continued to serve until that date and have an exercise period of five years from the date of grant. On the date of the 2004 annual meeting of stockholders and each subsequent annual meeting of stockholders, we intend to award each continuing and newly elected non-employee director options to purchase 20,000 shares of our common stock. These options will have an exercise price equal to the fair market value of our common stock on the date of grant, will vest on the date of the next annual meeting of stockholders if the director has continued to serve until that date and will have an exercise period of five years from the date of grant. These stock options will be subject to any adjustments as may be necessary to take into account any merger, consolidation, reorganization, recapitalization, stock dividend, stock split, reverse-stock split, forward-stock split, spin-off, combination of shares, exchange of shares, dividend in kind or other like change in capital structure or distribution (other than normal cash dividends) to stockholders. The compensation committee of the board of directors may later make changes in the directors' cash and stock option compensation arrangements.

Executive Compensation

        The following Summary Compensation Table sets forth, for the years indicated, all cash compensation paid, distributed or accrued for services, including salary and bonus amounts, rendered in all capacities for Refocus Group, Inc. or Presby Corp by all executive officers who received or are entitled to receive remuneration in excess of $100,000 during the referenced periods.

Summary Compensation Table

				Annual Compensation Awards	Long-Term Compensation Payouts
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Securities Underlying Options/ SARs (#)	LTIP Payouts ($)	All Other Compensation ($)(1)
Terence A. Walts(2) President and Chief Executive Officer	2002 2001 2000	53,333 — —	— — —	— — —	— — —	— — —
Mark A. Cox Vice President, Secretary and Chief Financial Officer	2002 2001 2000	145,200 145,200 140,522	— — —	— — —	— — —	— — —
Donald P. Cudmore(4) Former Vice President, Research and Development	2002 2001 2000	110,000 110,000 106,456	— — —	— — —	— — —	3,060 914 —
Ronald A. Schachar Former Chief Scientist	2002 2001 2000	295,000 295,000 287,912	— — —	— — —	— — —	— — —
Stanley I. Thaw(3) Former Executive Vice-President	2002 2001 2000	96,800 193,600 180,593	— — —	— — —	— — —	180,000 — —
Thomas M. Riedhammer(4)(5) Former Chief Operating Officer	2002 2001 2000	81,250 112,500 —	— — —	15,000 25,000 —	— — —	3,078 — —
Danny Gunter(6) Former Chief Executive Officer	2002 2001 2000	6,000 6,000 6,000	— — —	— — —	— — —	— — —

(1)
Other compensation does not include our cost for health and welfare benefits received by the above-named officers. The aggregate amount of perquisites and other personal benefits, security or property, did not exceed the lesser of either $50,000 or 10% of the total annual salary and bonus for the named executive officer.

(2)
Mr. Walts joined Presby Corp in September 2002.

(3)
Other Compensation is the total amount received for a consulting contract after Mr. Thaw resigned his position at June 30, 2002.

(4)
Other compensation represents our matching contributions to the employee under our 401(k) plan.

(5)
Mr. Riedhammer resigned from his position on June 15, 2002.

(6)
Mr. Gunter resigned from his position on March 6, 2003.

Option/SAR Grants In Last Fiscal Year
(Individual Grants)

Name and Principal Position	Number of Securities Underlying Options/SAR's Granted (#)	Percent of Total Options/ SAR's Granted to Employees in Fiscal Year	Exercise or Base Price ($/SH)	Expiration Date
Thomas M. Riedhammer	7,010	100%	$0.1926	03/06/12

Fiscal Year End Option Exercises and Values

        The following table sets forth information concerning unexercised options held by the named executive officers as of December 31, 2002. No options were exercised by the named executive officers during 2002.

	Number of Securities Underlying Unexercised Options at Fiscal Year End (#)				Value of Unexercised In-The-Money Options at Fiscal Year End
Name
	Exercisable		Unexercisable		Exercisable		Unexercisable
Mark A. Cox	22,325	(1)	—		$42,596	(3)	—
Donald P. Cudmore	26,250	(1)	—		$50,085	(3)	—
Thomas M. Riedhammer	—		18,692	(2)	—		$33,784	(3)

(1)
These options have an exercise price of $0.092 per share.

(2)
These options have an exercise price of $0.1926 per share.

(3)
Value based upon $2.00 per share, the price per share paid by investors in the private placement of our common stock consummated on March 6, 2003.

Employment Agreements

        We have employment agreements with two of our named executive officers. The employment agreement, dated as of September 5, 2002, and amended May 29, 2003, with Terence A. Walts, our President and Chief Executive Officer, expires on September 1, 2004, unless otherwise terminated. This agreement provides that Mr. Walts is to receive a base salary of $200,000. In addition to and in connection with Mr. Walts' employment agreement, we have an agreement with Mr. Walts pursuant to which, in connection with closing of the private placement and the merger, we awarded him an option to purchase 557,635 shares of our common stock at an exercise price of $1.98 per share. Of the 557,635 shares purchasable under this option, 64,128 shares vested upon the closing of the private placement and merger on March 6, 2003. An additional 64,128 shares vested on September 1, 2003, and 128,256 shares will vest on September 1, 2004 and 2005. The vesting of the remaining 301,123 shares purchasable under this option are contingent upon the closing of subsequent financing commitments contemplated as of March 6 and Mr. Walt's continued employment through September 1, 2005. This option is exercisable for a term ending September 1, 2011.

        If Mr. Walts' employment is terminated as a result of death or for cause, we will have no further obligation to provide any compensation or other consideration, including any bonus not due prior to that date, to him. If, however, Mr. Walts' employment is terminated as a result of permanent disability or otherwise without cause, we are obligated to pay Mr. Walts monthly severance payments for twelve months equal to his current annualized salary (excluding any bonus or other compensation) as of that date, divided by twelve. Mr. Walts also is entitled to participate, subject to certain conditions, in our benefit plans to the same extent of his participation in those plans immediately prior to termination for a period of six months. Payments to Mr. Walts upon termination for permanent disability, however, will be reduced by the amounts payable to him under any of our benefit plans, social security or otherwise. Further, if Mr. Walts is a member of our board of directors on the date of termination, he shall be deemed to have resigned from that position automatically.

        The employment agreement, dated as of April 24, 1998, and as amended December 1, 2002, with Mark A. Cox, our Chief Financial Officer, continues in effect until April 24, 2004 and automatically renews for successive one-year terms, unless otherwise terminated. Mr. Cox is entitled to receive a base salary of $165,000 and a bonus that is based upon target results set by our board of directors. If Mr. Cox's employment is terminated as a result of death or for cause or without good reason by him, we will have no further obligation to provide any compensation or other consideration, including any bonus not due prior to that date, to him. If Mr. Cox's employment is terminated as a result of permanent disability or without cause or for good reason by him, we are obligated to pay Mr. Cox monthly severance payments of his base salary through the date one year after the date of termination and (b) any bonus for that fiscal year, which will be prorated for the number of days elapsed during that year that the executive was employed. Additionally, if Mr. Cox's employment is terminated other than as a result of death, Mr. Cox will be entitled to participate, subject to certain conditions, in our benefit plans to the same extent of his participation in those plans immediately prior to termination, for up to one year. Payments to Mr. Cox upon termination for permanent disability, however, will be reduced by the amounts payable to him under any of our benefit plans, social security or otherwise.

        Under both employment agreements the executive is entitled to participate in our 401(k) plan, group health, dental, disability and life insurance plans and other benefit plans applicable to executive officers. Additionally, both agreements contain provisions that continue after termination or expiration of the agreement, including, among other provisions, non-competition, non-disclosure and property rights and assignment. Compensation payable to Messrs. Walts and Cox is subject to review by our board of directors at the end of each fiscal year; provided, however, it may not be decreased without their written consent.

STOCK OWNERSHIP

Security Ownership of Certain Beneficial Owners

        The following table sets forth information regarding the number of shares of our common stock beneficially owned on August 29, 2003, by any person or "group," as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, known to us to own beneficially more than 5% of the outstanding shares of our common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Owner		Percent of Class(1)
Avatex Liquidating Trust 17000 Preston Road Suite 310 Dallas, Texas 75248	2,501,730	(2)	13.2%
Ronald A. Schachar, M.D., Ph.D. 10010 Lennox Lane Dallas, Texas 75229	4,474,768	(3)	23.6%
Abbey J. Butler 13745 Monaco Way Palm Beach Gardens, Florida 33410	955,798	(4)	5.0%
Melvyn J. Estrin 7200 Wisconsin Avenue, Suite 600 Bethesda, Maryland 20814	974,547	(5)	5.1%

(1)
Based upon 18,943,887 shares of common stock outstanding on August 29, 2003. The shares issuable under instruments to purchase our common stock that are currently exercisable within 60 days of August 29, 2003, are treated as if outstanding for computing the percentage ownership of the person holding these instruments, but are not are not treated as outstanding for purposes of computing the percentage ownership of any other person.

(2)
Based upon a Schedule 13G filed on March 13, 2003.

(3)
Based upon a Schedule 13D filed on March 17, 2003 and other information known to the Company. Includes 294,394 shares of common stock held in trust for the benefit of Dr. Schachar's minor children, the trustee of which is Dr. Schachar's wife. Excludes 441,591 shares of common stock held by Dr. Schachar's three other children that are over 18 years of age, all of which Dr. Schachar does not beneficially own. Dr. Schachar and Presby Corp entered into a Severance, Release and Consulting Agreement, effective as of February 25, 2003, whereby Dr. Schachar agreed to appoint the chief executive officer of Presby Corp as his proxy to vote all shares of our capital stock owned or controlled by Dr. Schachar solely in connection with matters related to the merger of our wholly-owned subsidiary with and into Presby Corp, including (i) any amendment to our Certificate of Incorporation to (A) change our name or (B) establish a classified board, (ii) the election of our directors at the first meeting of stockholders to be held after the merger and (iii) the appointment of Deloitte & Touche as our auditors (collectively, the "Merger Items"). Dr. Schachar additionally agreed to deliver limited proxies that appoint Presby Corp's chief executive officer as the proxy to vote all shares of our capital stock owned by Dr. Schachar's immediate family or held and controlled by trustees (or others in similar capacities) for the benefit of his immediate family. The limited proxies also relate solely to the Merger Items. Both the proxy and the limited proxies expired on May 29, 2003.

(4)
Includes 655,926 shares of common stock held by C.B. Equities Management IV, LLC, an entity controlled by Mr. Butler, and 25,000 shares of common stock held by C.B. Equities Retirement Trust, of which Mr. Butler serves as trustee. Includes 12,500 shares of common stock acquirable pursuant to the exercise of warrants held by C.B. Equities Retirement Trust. Excludes 80,000 shares of common stock acquirable pursuant to the exercise of stock options that will not vest within 60 days of August 29, 2003.

(5)
Includes 918,297 shares of common stock held by Estrin New Ventures, LLC and 37,500 shares held by St. Elizabeth's Hospital, Inc., entities owned and controlled by Mr. Estrin. Includes 18,750 shares of common stock acquirable pursuant to the exercise of warrants held by St. Elizabeth's Hospital, Inc. Excludes 80,000 shares of common stock acquirable pursuant to the exercise of stock options that will not vest within 60 days of August 29, 2003.

Security Ownership of Management

        The following table sets forth information regarding the number of shares of our common stock beneficially owned on August 29, 2003, by each of our directors, each of our executive officers named in the Summary Compensation Table appearing on page 61 and all of our directors and executive officers as a group. Except as otherwise set forth below, the address of each of the persons listed below is c/o Refocus Group, Inc., 10300 North Central Expressway, Suite 104, Dallas, TX 75231.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Owner(1)		Percent of Class(2)
Glen Bradley, Ph.D. 2505 Anthem Village Drive, Suite E-528 Henderson, Nevada 89052	37,500	(4)	*
Abbey J. Butler 13745 Monaco Way Palm Beach Gardens, Florida 33410	955,798	(5)	5.0%
Mark A. Cox	153,311	(6)	*
Melvyn J. Estrin 7200 Wisconsin Avenue, Suite 600 Bethesda, Maryland 20814	974,547	(7)	5.1%
Peter C. Hobbins, Ph.D. Chamerstrasse 47 CH–6300 Zug Switzerland	0	(8)	*
Grady E. Schleier 4416 Stanhope Dallas, Texas 75205	140,563	(9)	*
Richard D. Keates M.D. 20 Sutton Place South New York, New York 10022	0	(10)	*
Terence A. Walts	188,673	(11)	1.0%
David A. Williams 90 Roxborough Street East Toronto, Ontario Canada	75,000	(12)	*

Donald P. Cudmore(3)	191,356	(13)	1.0%
Stanley I. Thaw(3)	229,872	(14)	1.2%
Thomas M. Riedhammer(3)	0		*
Danny Gunter(3)	2,000		*
Directors and Executive Officers as a Group	2,525,392	(15)	13.1%

*
Less than 1%

(1)
Unless otherwise indicated, includes shares owned by a spouse, minor children, by relatives sharing the same home, entities owned or controlled by the named person. Also includes shares if the named person has the right to acquire such shares within 60 days of August 29, 2003, by the exercise of any right or option. Unless otherwise noted, shares are owned of record and beneficially by the named person.

(2)
Based upon 18,943,887 shares of common stock outstanding on August 29, 2003. The shares issuable under instruments to purchase our common stock that are currently exercisable within 60 days of August 29, 2003, are treated as if outstanding for computing the percentage ownership of the person holding these instruments, but are not are not treated as outstanding for purposes of computing the percentage ownership of any other person.

(3)
Mr. Gunter is a former director and officer of Refocus. Messrs. Thaw and Riedhammer are former executive officers of Presby Corp who resigned in 2002. Mr. Cudmore is a former executive officer of Presby Corp whose employment was terminated in 2003.

(4)
Includes 12,500 shares of common stock acquirable pursuant to the exercise of warrants. Excludes 20,000 shares of common stock acquirable pursuant to the exercise of stock options that will not vest within 60 days of August 29, 2003.

(5)
Includes 655,926 shares of common stock held by C.B. Equities Management IV, LLC, an entity controlled by Mr. Butler, and 25,000 shares of common stock held by C.B. Equities Retirement Trust, of which Mr. Butlerserves as trustee. Includes 12,500 shares of common stock acquirable pursuant to the exercise of warrants held by C.B. Equities Retirement Trust. Excludes 80,000 shares of common stock acquirable pursuant to the exercise of stock options that will not vest within 60 days of August 29, 2003.

(6)
Includes 43,158 shares of common stock acquirable pursuant to a stock option. Includes 2,804 shares of common stock held by Mr. Cox's children. Excludes 29,167 shares of common stock acquirable pursuant to the exercise of stock options that will not vest within 60 days of August 29, 2003.

(7)
Includes 918,297 shares of common stock held by Estrin New Ventures, LLC and 37,500 shares held by St. Elizabeth's Hospital, Inc., entities owned and controlled by Mr. Estrin. Includes 18,750 shares of common stock acquirable pursuant to the exercise of warrants held by St. Elizabeth's Hospital, Inc. Excludes 80,000 shares of common stock acquirable pursuant to the exercise of stock options that will not vest within 60 days of August 29, 2003.

(8)
Excludes 20,000 shares of common stock acquirable pursuant to the exercise of stock options that will not vest within 60 days of August 29, 2003.

(9)
Includes 3,125 shares of common stock acquirable pursuant to the exercise of warrants. Excludes 80,000 shares of common stock acquirable pursuant to the exercise of stock options that will not vest within 60 days of August 29, 2003.

(10)
Excludes 20,000 shares of common stock acquirable pursuant to the exercise of stock options that will not vest within 60 days of August 29, 2003.

(11)
Includes 6,250 shares of common stock acquirable pursuant to the exercise of warrants and 169,923 shares of common stock acquirable pursuant to the exercise of stock options. Excludes 487,712 shares of common stock acquirable pursuant to the exercise of stock options that will not vest within 60 days of August 29, 2003.

(12)
Includes 50,000 shares of common stock and warrants to purchase 25,000 shares of common stock owned by Roxborough Holdings, Ltd. Mr. Williams is the president and sole owner of Roxborough Holdings, Ltd. Excludes 20,000 shares of common stock acquirable pursuant to the exercise of stock options that will not vest within 60 days of August 29, 2003.

(13)
Includes 26,250 shares of common stock acquirable pursuant to a stock option.

(14)
These shares are held by a trust. Mr. Thaw disclaims beneficial ownership of such shares.

(15)
Represents 9 persons and includes 213,081 shares acquirable pursuant to the exercise of stock options and 78,125 shares of common stock acquirable pursuant to the exercise of warrants. Excludes 836,879 shares of common stock acquirable pursuant to the exercise of stock options that will not vest within 60 days of August 29, 2003.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  CIBA Transactions

        In March 2002, CIBA and we entered into an agreement pursuant to which CIBA has the right to obtain an exclusive worldwide license to market, distribute and sell the PSI, the PresVIEW Incision System (the specialized automated incision device) and the related disposable blades developed for the surgery by us, subject to certain terms and conditions, including the requirement for CIBA to purchase equity interests in us.

        Under our agreement with CIBA, we will receive a percentage royalty on CIBA's worldwide net sales of the PSI and related products. CIBA has the option to make minimum royalty payments totaling $13.6 million during years two through six of its agreement with us if it wishes to maintain its rights to an exclusive license of the PSI, the PresVIEW Incision System and related products. CIBA has paid us $2.0 million in advance for future royalties. CIBA also purchased a total of $1.25 million of our common stock in the first tranche of the private placement we consummated on March 6, 2003, and CIBA irrevocably committed, subject to certain conditions precedent, to purchase a total $1.25 million of our common stock in the second tranche of the private placement. Subject to certain conditions precedent, CIBA also will purchase an additional $2.5 million of our common stock within 60 days following the enrollment of the first patient in our Phase III FDA clinical trial. Further, CIBA has agreed to pay us an additional amount up to $4.0 million upon the achievement of certain FDA-related milestones.

        CIBA has agreed to assume responsibility for the legal defense of our worldwide PresVIEW patent portfolio against patent infringement, subject to mutual agreement between CIBA and us. A legal committee consisting of two members from each of CIBA and us will jointly make decisions regarding such patent defense.

        Richard H. Keates, M.D., a director, is a consultant for CIBA. Terence A. Walts, a director and our President and Chief Executive Officer, is a former CIBA employee. Further, Glen Bradley, Ph.D., a director, was an officer of CIBA until he retired in January 2003.

  Avatex Liquidating Trust

        Prior to January 2003, we subleased approximately 4,100 square feet from Avatex Liquidating Trust (formerly known as Avatex Corporation), or Avatex, a substantial holder of our common stock. Avatex leased the office space for its own headquarters in the same building. Avatex did not make a profit on the lease and charged us only the market-based lease cost billed from the building's property manager. As a result of downsizing our operations during 2002 and entering into our agreement with CIBA, we needed less office space. We negotiated a settlement of the amount due for the remainder of the term of the lease, which would have expired in December 2003.

        Abbey J. Butler and Melvyn J. Estrin, each a member of our board of directors, each served as co-chairman of the board of Avatex from March 1991 until December 2002 and co-chief executive officer of Avatex from October 1991 until December 2002. Grady E. Schleier, a member of our board of directors, served as the senior vice president of Avatex from 1999 until December 2002 and as vice president and treasurer of Avatex from 1995 until 1999.

  Ronald A. Schachar, M.D., Ph.D.

        Dr. Schachar is the former chairman, chief executive officer and chief scientist of Presby Corp. Prior to July 2002, we were parties to an agreement with RAS Service, which is affiliated with Dr. Schachar. Pursuant to this agreement, RAS Service received a portion of all sales revenue for the PSI. The $112,277 due to RAS Service as of the termination of the agreement was paid in additional shares of Series B convertible preferred stock of Presby Corp, which was converted prior to the merger of our wholly-owned subsidiary with and into Presby Corp into Presby Corp common stock and, at the closing of the merger, further converted into shares of our common stock. Dr. Schachar, however, did not receive any of these shares that were issued to RAS Service.

        We leased a 4,000 square foot building in Denison, Texas from Dr. Schachar. We have constructed our clean room facility in the leased building and have made total leasehold improvements to the facility of approximately $35,000. We leased the facility on a month-to-month basis for $4,000 per month, the approximate fair market rent. This lease was terminated effective as August 31, 2003.

        On February 25, 2003, Dr. Schachar and we entered into a Severance, Release and Consulting Agreement. In accordance with this agreement, Dr. Schachar resigned as an employee, officer and director of Presby Corp and we agreed to retain Dr. Schachar as a consultant for a period of up to five years. Dr. Schachar will assist us in conducting research and development on our products for the treatment of age-related macular degeneration, or ARMD, maintenance of our patent portfolio and other matters. Subject to certain conditions, Dr. Schachar will be paid an aggregate of $1.75 million over the consulting period. The timing of the amount of Dr. Schachar's consulting fees in years three, four and five are partially dependent on our profitability in those years. As security for the payment of the consulting fees, we granted Dr. Schachar a security interest in certain of our patent rights relating to the single element variable focus lens and ARMD devices and patent applications. Dr. Schachar also received from us an assignment of our patents for the Macular Degeneration device outside the United States, which is revocable upon certain conditions.

        In addition, pursuant to the terms of the Severance, Release and Consulting Agreement, Dr. Schachar agreed to support the election of certain members to our board of directors and granted us a limited proxy to vote shares beneficially owned by him and his immediate family in connection with the merger and its related transactions. Dr. Schachar has further agreed not to seek reelection or be appointed or nominated to our board of directors. These limited proxies expired immediately following our annual meeting of stockholders held on May 29, 2003.

  Bridge Loan

        On February 26, 2003, Mr. Walts, our President and Chief Executive Officer and a director, Grady E. Schleier, a director, C.B. Equities Retirement Trust, an entity for which Mr. Butler, a director, serves as trustee and St. Elizabeth's Hospital, Inc., an entity controlled by Mr. Estrin, a director, made a loan to us of $187,500 aggregate principal amount. The loan was evidenced by promissory notes that were unsecured and bore interest at a rate of 12% per annum. Upon consummation of the initial tranche of the private placement on March 6, 2003, $162,500 aggregate principal amount of these promissory notes were used to purchase units in the private placement at $2.00 per unit. Each unit consisted of one share of our common stock and a warrant to purchase one-half of a share of our common stock at $2.50 per share.

  InSite Productions, LLC

        We were parties to an agreement with InSite Productions, LLC whereby Insight developed our website for $33,620. We also rented our office space from Insight. Danny Gunter and Adrienne Beam are principals of InSite Productions, LLC. We paid $250 per month in rent to InSite Productions, LLC and $200 per month for their website maintenance services. Immediately following the merger, we transferred our rights to our website to InSite Productions, LLC in consideration for InSite Productions, LLC's forgiveness of indebtedness in the amount of $1,800 that we owed to it, and InSite Productions, LLC and we terminated the website agreement and office lease.

  Other Matters

        We paid Ms. Beam and Mr. Gunter $5,000 and $20,000, respectively, for the cancellation of substantially all of the shares of our capital stock held of record or beneficially owned by Ms. Beam and Mr. Gunter immediately prior to the merger.

        In connection with the conversion of Presby Corp's Series B convertible preferred stock into Presby Corp's common stock prior to the merger, we agreed to appoint and nominate Messrs. Butler, Estrin and Schleier to our board of directors.

CHANGE IN CONTROL

        On March 6, 2003, we completed the merger of Refocus Acquisition Corp., a Delaware corporation and our newly created, wholly-owned subsidiary, or MergerSub, with and into Presby Corp, with Presby Corp surviving as a wholly-owned subsidiary of us. The merger was consummated under Delaware law and pursuant to an Agreement of Merger and Plan of Reorganization, dated as of March 6, 2003, or the Merger Agreement.

        Prior to the merger, we effected a forward-split of our common stock on the basis of approximately six shares for each share issued and outstanding and determined to change our business efforts. As part of this transaction, substantially all of the shares owned by Danny Gunter and Adrienne Beam, the sole members of our board of directors prior to the merger, were repurchased by us and then canceled at the closing of the merger. After cancellation of Mr. Gunter's and Ms. Beam's shares and immediately prior to the merger, there were 4,097,107 shares of our common stock issued and outstanding (on a post-forward split basis).

        Pursuant to the Merger Agreement, at closing, we issued 11,940,144 shares of our common stock (on a post-forward split basis) to the stockholders of Presby Corp, representing 63.1% of the issued and outstanding shares of our common stock following the merger and the initial tranche of the private placement we consummated in connection with the merger, in exchange for 100% of the outstanding capital stock of Presby Corp. In addition, we assumed the Presby Corp Amended and Restated 1997 Stock Option Plan and reserved 4,261,851 shares of our common stock (on a post-forward split basis) for outstanding options and new options issuable under that plan. At the time of the merger, Presby Corp had outstanding options to purchase 719,486 shares of common stock that were converted in the merger into options to purchase shares of our common stock. After giving effect to the merger and the initial tranche of the private placement we consummated in connection with the merger, we had 18,924,751 shares of our common stock outstanding. In addition, after giving effect to the merger and the initial tranche of the private placement, warrants to purchase 2,737,500 shares and options to purchase 719,486 shares of our common stock were outstanding. At the closing of the merger, MergerSub merged with and into Presby Corp, upon which MergerSub ceased to exist and Presby Corp, as the surviving corporation, became a wholly-owned subsidiary of us.

        Under Delaware law, we did not need the approval of our stockholders to consummate the merger, as the constituent corporations in the merger were MergerSub and Presby Corp, each of which are Delaware corporations. We were not a constituent corporation in the merger.

        Pursuant to the Merger Agreement, at the closing of the merger, the membership of our board of directors was increased from two to four directors, and David A. Williams and Glen Bradley, Ph.D. were appointed to serve in the vacancies created by the increase until the 2003 annual meeting of stockholders. Upon compliance with Section 14(f) of the Securities Exchange Act of 1934 and Rule 14(f)-1 promulgated under that act, the number of members comprising our board of directors was increased to eight members and Terence A. Walts, Robin G. Terrell, Abbey J. Butler, Peter C. Hobbins, Ph.D., Grady E. Schleier and Melvyn J. Estrin were appointed to serve as our directors until the 2003 annual meeting of stockholders. In connection with the appointment of these six directors, Danny Gunter and Adrienne Beam resigned as directors.

        For accounting purposes, the merger was accounted for as a reverse merger, since the stockholders of Presby Corp own a majority of the issued and outstanding shares of our common stock immediately following the merger. Further, due to the issuance of the 11,940,144 shares of our common stock and the change in the majority of our directors, a change in control of us occurred on the date of the consummation of the merger. Except as described in this prospectus, no arrangements or understandings exist among present or former controlling stockholders with respect to the election of members of our board of directors, and to our knowledge, no other arrangements exist that might result in a change of control of us.

PRINCIPAL AND SELLING STOCKHOLDERS

        The following table sets forth:

  (i)
  the name of the selling stockholders,

  (ii)
  the number of shares of common stock beneficially owned by the selling stockholders as of August 29, 2003,

  (iii)
  the maximum number of shares of common stock that may be offered for the account of the selling stockholders under this prospectus, and

  (iv)
  the amount and percentage of common stock that would be owned by the selling stockholders after completion of the offering, assuming a sale of all of the common stock that may be offered by this prospectus.

Except as otherwise noted below and elsewhere in this prospectus, the selling stockholders have not, within the past three years, had any position, office or other material relationship with the Company.

        Beneficial ownership is determined under the rules of the Securities and Exchange Commission. The number of shares beneficially owned by a person includes shares of common stock subject to instruments to purchase our common stock held by that person that are currently exercisable within 60 days of August 29, 2003. The shares issuable under these instruments are treated as if outstanding for computing the percentage ownership of the person holding these instruments but are not treated as if outstanding for the purposes of computing the percentage ownership of any other person.

			Beneficial Ownership After this Offering (assuming all registered shares are sold)
Name	Beneficial Ownership Prior to this Offering**	Shares Registered in this Offering(1)	Number of Shares	Percent
Atlas Capital Services	50,000	50,000	0	*
Avatex Liquidating Trust(2)	2,501,730	2,501,730	0	*
Beachcraft Limited Partnership	198,225	198,225	0	*
Adam K. Bernstein	131,185	131,185	0	*
Karl Birkenfeld	12,500	25,000	0	*
C. Glendon Bradley Living Trust d/t/d 8/13/98, C. Glendon Bradley, Trustee(3)	37,500	75,000	0	*
Brookshire Securities	50,000	50,000	0	*
Brown Brothers Harriman & Co.	45,000	90,000	0	*
BSL Ventures Corp	5,000	5,000	0	*
Abbey J. Butler(4)	262,372	262,372	0	*
C.B. Equities Management IV, LLC(5)	655,926	655,926	0	*
C.B. Equities Retirement Trust, Abbey J. Butler, Trustee(6)	37,500	75,000	0	*
Chai International	275,000	275,000	0	*
CIBA Vision AG(7)	937,500	1,875,000	0	*
Joel T. Comiteau	299,871	337,371	0	*
Mark A. Cox(8)	151,909	107,349	44,560	*
Taylor McCormick Cox(9)	1,402	1,402	0	*
Donald P. Cudmore(10)	191,356	165,106	26,250	*
DeRemer Capital Corp	38,250	38,250	0	*
Alan Dershowitz	10,000	10,000	0	*
Elon Dershowitz	10,000	10,000	0	*
Estrin New Ventures(11)	918,297	918,297	0	*
Etcan Holdings	50,000	125,000	0	*
Spencer Feldman	5,000	5,000	0	*
Green Crescent Corp.	281,250	562,500	0	*
Greenstreet Partners	25,000	25,000	0	*

Hellenic Investments	10,000	10,000	0	*
Investor Co.	37,500	75,000	0	*
Jefferies & Co.(12)	200,000	200,000	0	*
James Ladner	37,500	75,000	0	*
Lehman Brothers International Europe-Salida Capital	0	375,000	0	*
Lemer Grandchildren Irrevocable Intervivos Trust, Melvyn J. Estrin, Trustee(13)	9,375	18,750	0	*
Lessin Venture Capital	25,000	25,000	0	*
Norman S. Levy	173,155	173,155	0	*
George Lieberman	2,000	2,000	0	*
Edward L. Massman	220,392	220,392	0	*
Wilmot L. Matthews	25,000	62,500	0	*
John McComb	4,250	4,250	0	*
Andrew Merkatz	14,000	14,000	0	*
Dr. Irwin R. Merkatz	37,500	75,000	0	*
David Mitchell	25,000	25,000	0	*
Shariar Mohajer	5,000	5,000	0	*
John G. Murray	41,989	41,989	0	*
NBCN Clearing Inc., In Trust for John A. Bennett	37,500	75,000	0	*
NBCN Clearing Inc., In Trust for Robert George Boychyn and Claire Marie Boychyn	37,500	75,000	0	*
NBCN Clearing Inc., In Trust for Etcan Holdings	25,000	25,000	0	*
NBCN Clearing Inc., In Trust for Neil Forth	37,500	75,000	0	*
NBCN Clearing Inc., In Trust for Gibralt Capital Corporation	112,500	225,000	0	*
NBCN Clearing Inc., In Trust for Bruce R. Hagen Investment Corp.	37,500	75,000	0	*
NBCN Clearing Inc., In Trust for Joseph and Virginia Howe	37,500	75,000	0	*
NBCN Clearing Inc., In Trust for Kingsdale Capital Markets, Inc.(14)	800,000	800,000	0	*
NBCN Clearing Inc., In Trust for Kinspan Investments Limited	37,500	75,000	0	*
NBCN Clearing Inc., In Trust for Ian MacVicar	37,500	75,000	0	*
NBCN Clearing Inc., In Trust for Wilmot Matthews	12,500	12,500	0	*
NBCN Clearing Inc., In Trust for Bill Nicholls	37,500	75,000	0	*
NBCN Clearing Inc., In Trust for Tom Obradovich	37,500	75,000	0	*
NBCN Clearing Inc., In Trust for Resources Management Services, Inc.	37,500	75,000	0	*
NBCN Clearing Inc., In Trust for Roxborough Holdings, Ltd.(15)	75,000	150,000	0	*
Peter Norris	25,000	25,000	0	*
Charles C. Pecarro	52,479	52,479	0	*
Scott E. Peterson	31,007	31,007	0	*
George L. Ploder	25,000	62,500	0	*
Patricia Raynes	75,000	150,000	0	*
Realty Marketing Associates	56,250	112,500	0	*
Royal Trust Corporation of Canada, in Trust for A/C 112394002	37,500	75,000	0	*
Royal Trust Corporation of Canada, in Trust for Sprott Securities	75,000	150,000	0	*
Roytor & Co.	375,000	375,000	0	*
Rush & Co.	330,000	660,000	0	*
St. Elizabeth's Hospital, Inc.(16)	56,250	112,500	0	*

Eli Schachar(17)	147,197	147,197	0	*
Elise Schachar(17)	147,197	147,197	0	*
Ira Schachar(17)	147,197	147,197	0	*
Kathy Schachar, custodian for Asa Schachar(18)	147,197	147,197	0	*
Kathy Schachar, custodian for Leah Schachar(18)	147,197	147,197	0	*
Ronald A. Schachar, M.D., Ph.D.(19)	4,180,374	4,180,374	0	*
Grady E. Schleier(20)	140,563	149,938	0	*
Steven T. Schleier(21)	26,238	26,238	0	*
E. Andrew Sensenig	12,502	12,502	0	*
Stephen Shapu(22)	19,917	15,750	4,167	*
Douglas Song	14,000	14,000	0	*
Sovereign Bancorp	50,000	50,000	0	*
Sprott Securities, Inc.	412,500	825,000	0	*
Robert H. Stone	26,240	26,240	0	*
Stonehenge Holdings	5,000	5,000	0	*
Torbay Company	12,500	12,500	0	*
Travis Morgan Securities, Inc.	1,374	1,374	0	*
Vitel Ventures Corporation	75,000	150,000	0	*
Terence A. Walts(23)	188,673	37,500	169,923	*
Westpark Capital, Inc.	7,500	7,500	0	*
Winwood Properties Ltd.	562,500	1,125,000	0	*
Charles J. Wolf, Jr.	38,750	57,500	0	*
Zelnick/Belzberg Living Trust	25,000	25,000	0	*

TOTAL	17,122,536	21,202,636	244,900	1.3%

*
Represents less than 1%.

**
Based upon 18,943,887 shares of common stock outstanding on August 29, 2003.

(1)
The number of shares in this column includes 13,740,136 present outstanding shares of our common stock, a maximum of 3,137,500 shares of our common stock issuable upon the exercise of outstanding warrants to purchase our common stock and 2,887,500 shares of our common stock, and a maximum of 1,437,500 shares of our common stock pursuant to the exercise of warrants to purchase our common stock, that are issuable to certain selling stockholders upon the satisfaction of certain conditions precedent.

(2)
Prior to January 2003, we subleased approximately 4,100 square feet from Avatex Liquidating Trust (formerly Avatex Corporation). Avatex did not make a profit on the lease and charged us only the market-based lease cost billed from the building's property manager. We negotiated a settlement of the amount due for the remainder of the term of the lease, which would have expired in December 2003. Abbey J. Butler and Melvyn J. Estrin, each a member of our board of directors, each served as co-chairman of the board of Avatex from March 1991 until December 2002 and co-chief executive officer of Avatex from October 1991 until December 2002. Grady E. Schleier, a member of our board of directors, served as the senior vice president of Avatex from 1999 until December 2002 and as vice president and treasurer of Avatex from 1995 until 1999. See "Certain Relationships and Related Transactions—Avatex Liquidating Trust."

(3)
Glen Bradley, Ph.D., the trustee of C. Glendon Bradley Living Trust d/t/d 8/13/98, is the co-chairman of our board of directors and a member of our strategy committee.

(4)
Abbey J. Butler is one of our directors and the chairman of our compensation committee. Excludes shares beneficially owned by Mr. Butler through C.B. Equities Management IV, LLC and C.B. Equities Retirement Trust, each of which are separately set forth in the table above and explained in footnotes 5 and 6, respectively, below.

(5)
C.B. Equities Management IV, LLC is an entity controlled by Abbey J. Butler. Mr. Butler is one our directors and the chairman of our compensation committee.

(6)
Abbey J. Butler serves as the trustee of C.B. Equities Retirement Trust. Mr. Butler is one our directors and the chairman of our compensation committee. C.B. Equities Retirement Trust made a loan to us in February 2003. The principal amount outstanding under the promissory note in favor of C.B. Equities Retirement Trust was used to purchase units in the private placement consummated on March 6, 2003, at $2.00 per unit. See "Certain Relationships and Related Transactions—Bridge Loan."

(7)
CIBA Vision Corp., an affiliate of CIBA Vision AG, is our strategic partner. See "Business—Description of Business—Strategic Alliances—CIBA Vision Corp." Richard H. Keates, M.D., a director and member of our strategy committee, is a consultant for CIBA. Terence A. Walts, a director, the chairman of our strategy committee and our President and Chief Executive Officer, is a former CIBA employee. Further, Glen Bradley, Ph.D., a director, was an officer of CIBA until he retired in January 2003. See "Certain Relationships and Related Transactions—CIBA."

(8)
Mark A. Cox is our Vice President and Chief Financial Officer. Excludes shares beneficially owned by him that are held by his son, which are set forth in the table above and explained in footnote 9 below.

(9)
Taylor McCormick Cox is the son of Mark A. Cox, our Vice President and Chief Financial Officer.

(10)
Donald P. Cudmore is our former Vice President, Research and Development. Mr. Cudmore's employment with us was terminated in 2003.

(11)
Estrin New Ventures is an entity owned and controlled by Melvyn J. Estrin. Mr. Estrin is the co-chairman of our board of directors and a member of our compensation committee. These shares are reported separately from St. Elizabeth's Hospital, Inc., an entity owned and controlled by Mr. Estrin, and Lemer Grandchildren Irrevocable Intervivos Trust, of which Mr. Estrin serves as trustee, which are separately listed on the table above and explained in footnotes 13 and 16, respectively, below.

(12)
Jefferies & Co. currently serves as one of our investment advisors.

(13)
Melvyn J. Estrin, the trustee of Lemer Grandchildren Irrevocable Intervivos Trust, is the co-chairman of our board of directors and a member of our compensation committee. These shares are reported separately from Estrin New Ventures and St. Elizabeth's Hospital, Inc., entities owned and controlled by Mr. Estrin, which are separately listed on the table above and explained in footnotes 11 and 16, respectively.

(14)
Kingsdale Capital Corp., an affiliate of Kingsdale Capital Markets, currently serves as one of our investment advisors.

(15)
David A. Williams, a member of our board of directors and audit and finance committee, is the president and owner of Roxborough Holdings, Ltd.

(16)
St. Elizabeth's Hospital, Inc. is an entity owned and controlled by Melvyn J. Estrin. Mr. Estrin is the co-chairman of our board of directors and a member of our compensation committee. These shares are reported separately from Estrin New Ventures, an entity owned and controlled by Mr. Estrin, and Lemer Grandchildren Irrevocable Intervivos Trust, of which Mr. Estrin serves as trustee, which are separately listed on the table above and explained in footnotes 11 and 13, respectively, above. St. Elizabeth's Hospital, Inc. made a loan to us in February 2003. The principal amount outstanding under the promissory note in favor of St. Elizabeth's Hospital, Inc. was used to purchase units in the private placement consummated on March 6, 2003, at $2.00 per unit. See "Certain Relationships and Related Transactions—Bridge Loan."

(17)
Eli Schachar, Elise Schachar and Ira Schachar are children of Ronald A. Schachar, M.D., Ph.D. Dr. Schachar is the former chairman, chief executive officer and chief scientist of Presby Corp. See footnote 19 below.

(18)
Kathy Schachar, custodian for Asa and Leah Schachar, is the wife of Dr. Schachar. Asa and Leah Schachar are children of Dr. Schachar. Dr. Schachar is the former chairman, chief executive officer and chief scientist of Presby Corp. See footnote 19 below.

(19)
Ronald A. Schachar is the former chairman, chief executive officer and chief scientist of Presby Corp. We previously leased from Dr. Schachar a clean room facility in Denison, Texas. This lease was terminated effective August 31, 2003. Additionally, Dr. Schachar and we are parties to a Severance, Release and Consulting Agreement. In accordance with this agreement, Dr. Schachar resigned as an employee, officer and director of Presby Corp, and we agreed to retain Dr. Schachar as a consultant for a period of up to five years. Dr. Schachar will assist us in conducting research and development on our products for the treatment of age-related macular degeneration, or ARMD, maintenance of our patent portfolio and other matters. Subject to certain conditions, Dr. Schachar will be paid an aggregate of $1.75 million over the consulting period. The timing of the amount of Dr. Schachar's consulting fees in years three, four and five is partially dependent on our profitability in those years. As security for the payment of the consulting fees, we granted Dr. Schachar a security interest in certain of our patent rights relating to the single element variable focus lens and ARMD devices and patent applications. Dr. Schachar also received from us an assignment of our patents for the Macular Degeneration device outside the United States, which is revocable upon certain conditions. In addition, pursuant to the terms of the Severance, Release and Consulting Agreement, Dr. Schachar agreed to support the election of certain members to our board of directors and granted us a limited proxy to vote shares beneficially owned by him and his immediate family in connection with the merger and its related transactions. Dr. Schachar has further agreed not to seek reelection or be appointed or nominated to our board of directors. These limited proxies expired immediately following our annual meeting of stockholders held on May 29, 2003. See "Certain Relationships and Related Transactions—Ronald A. Schachar, M.D., Ph.D."

(20)
Grady E. Schleier is a member of our board of directors and the chairman of our audit and finance committee. Mr. Schleier made a loan to us in February 2003. The principal amount outstanding under the promissory note in favor of Mr. Schleier was used to purchase units in the private placement consummated on March 6, 2003, at $2.00 per unit. See "Certain Relationships and Related Transactions—Bridge Loan."

(21)
Steven T. Schleier is the brother of Grady E. Schleier, a member of our board of directors and the chairman of our audit and finance committee.

(22)
Stephen Shapu serves as our controller.

(23)
Terence A. Walts is a member of our board of directors, chairman of our strategy committee and serves as our president and chief executive officer. Mr. Walts made a loan to us in February 2003. A portion of the principal amount outstanding under the promissory note in favor of Mr. Walts was used to purchase units in the private placement consummated on March 6, 2003, at $2.00 per unit. See "Certain Relationships and Related Transactions—Bridge Loan." The remaining principal amount outstanding under the promissory note was repaid to him on March 6, 2003.

PLAN OF DISTRIBUTION

Distribution by Selling Stockholders

        We are registering the shares of our common stock covered by this prospectus for the selling stockholders. As used in this prospectus, "selling stockholder" includes the donees, transferees or others who may later hold the selling stockholder's interests. The selling stockholders will act independently of the Company in making decisions with respect to the timing, manner and size of each sale. The selling stockholders may from time to time sell all or a portion of their shares of common stock on the OTC Bulletin Board or on any national securities exchange or automated interdealer quotation system on which our common stock may be listed or traded, in negotiated transactions or otherwise, at prices then prevailing or related to the current market price or at negotiated prices. One or more underwriters on a firm commitment or best efforts basis may sell the shares of common stock directly or through brokers or dealers or in a distribution. The methods by which the shares of common stock may be sold include:

  •
  a block trade (which may involve crosses) in which the broker or dealer engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block ,as principal, to facilitate the transaction;

  •
  purchases by a broker or dealer ,as principal, and resales by such broker or dealer for its account pursuant to this prospectus;

  •
  ordinary brokerage transactions and transactions in which the broker solicits purchasers or through marketmakers;

  •
  transactions in put or call options or other rights (whether exchange-listed or otherwise) established after the effectiveness of the registration statement of which this prospectus is a part, and

  •
  privately negotiated transactions.

In addition, any of the shares of common stock that qualify for sale pursuant to Rule 144 under the Securities Act may be sold in transactions complying with that Rule, rather than pursuant to this prospectus.

        For sales to or through broker-dealers, these broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers of the shares, or both. We have advised the selling stockholders that the anti-manipulative provisions of Regulation M under the Securities Exchange Act of 1934 may apply to their sales in the market and have informed them that they must deliver copies of this prospectus. We are not aware as of the date of this prospectus of any agreements between any of the selling stockholders and any broker-dealers with respect to the sale of the shares of common stock.

        The selling stockholders and any broker-dealers or agents participating in the distribution of our securities may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 and any commissions received by any such broker-dealers or agents and profit on any resale of shares of common stock may be deemed to be underwriting commissions under the Securities Ac of 1933. The commissions received by a broker-dealer or agent may be in excess of customary compensation. If a selling stockholder is deemed to be an "underwriter," the selling stockholder may have liability for the accuracy of the contents of this prospectus under the Securities Act of 1933.

        At a time a particular offer of shares is made by a selling stockholder, a prospectus supplement, if required, will be distributed that will set forth the names of any underwriters, dealers or agents and any discounts, commissions and other terms constituting compensation from the selling stockholders and any other required information.

        In connection with distributions of the selling stockholders' shares or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or others prior to or after the effective time of the arrangement. These broker-dealers may engage in short sales of shares or other transactions in the course of hedging the positions assumed by or otherwise. The selling stockholders may also:

  •
  sell shares short and redeliver shares to close out short positions;

  •
  enter into option or other transactions with broker-dealers or others which may involve the delivery to those persons of the shares, the broker-dealers may resell those shares pursuant to this prospectus; and

  •
  pledge the shares to a broker-dealer or others and, upon a default, these persons may effect sales of the shares pursuant to this prospectus.

        In order to comply with securities laws of certain states, if applicable, the shares of our common stock may be sold only through registered or licensed brokers-dealers.

        The selling stockholders will be subject to applicable provisions of the Securities Exchange Act of 1934 and its rules and regulations, including without limitation, Rule 102 under Regulation M. These provisions may limit the timing of purchases and sales of any of the common stock by the selling stockholders. Rule 102 under Regulation M provides, with certain exceptions, that it is unlawful for a selling stockholder or its affiliated purchaser to, directly or indirectly, bid for or purchase or attempt to induce any person to bid for or purchase, for an account in which the selling stockholder or affiliated purchaser has a beneficial interest in any securities that are the subject of the distribution during the applicable restricted period under Regulation M. All of the foregoing may affect the marketability of our common stock.

        The selling stockholders may offer all of the shares of common stock for sale. Further, because it is possible that a significant number of shares could be sold at the same time under this prospectus, such sales, or that possibility, may have a depressive effect on the market price of our common stock.

        We will receive none of the proceeds from the sale of the shares by the selling stockholders, except upon the issuance of the shares of our common stock and warrants to purchase our common stock at the closing of the second tranche of the private placement, which is subject to the satisfaction of conditions precedent, and the exercise of warrants currently outstanding or acquirable in the second tranche of the private placement.

        We will pay all costs and expenses incurred in connection with the registration under the Securities Act of 1933 of the shares of common stock offered by the selling stockholders, including all registration and filing fees, listing fees, printing expenses, and our legal and accounting fees. Each selling stockholder will pay all of his or her own brokerage fees and commissions, if any, incurred in connection with the sale of his or her shares of common stock. In addition, we have agreed to indemnify the selling stockholders, against certain liabilities, including liabilities under the Securities Act of 1933.

        We cannot assure you that any of the selling stockholders will sell any or all of the shares of common stock they may offer.

DESCRIPTION OF SECURITIES

        Our authorized capital stock consists of 70,000,000 shares of stock, of which 60,000,000 million are common stock and 10,000,000 are preferred stock. As of August 29, 2003, there were issued and/or outstanding:

  •
  18,943,887 shares of common stock;

  •
  options to purchase 1,190,350 shares of common stock at an average weighted per shares price of $1.761; and

  •
  warrants to purchase 3,137,500 shares of common stock at an average weighted per shares price of $2.49.

        The following summary of the material provisions of our common stock, warrants, amended certificate of incorporation and bylaws is qualified by reference to the provisions of applicable law and to our amended certificate of incorporation and bylaws and the forms of warrants included as exhibits to the registration statement of which this prospectus is a part.

Common Stock

        The holders of common stock do not have cumulative voting rights and are entitled to one vote per share on all matters to be voted upon by the stockholders. Our common stock is not entitled to preemptive rights and is not subject to redemption (including sinking fund provisions) or conversion. Upon our liquidation, dissolution or winding up, the assets (if any) legally available for distribution to stockholders are distributable ratably among the holders of our common stock after payment of all classes or series of our preferred stock. All outstanding shares of our common stock are validly issued, fully paid and non-assessable. The rights, preferences and privileges of holders of our common stock are subject to the preferential rights of all classes or series of preferred stock that we may issue in the future.

Preferred Stock

        Our board of directors has the authority to issue preferred stock in one or more series and to determine all of the rights, preferences, privileges and restrictions of the preferred stock. If we issue any preferred stock, it may have the effect of delaying or preventing a change in control of us without further action by our stockholders and may adversely affect the voting, dividend and other rights of the holders of our common stock. Additionally, as discussed below, the issuance of preferred stock with voting and/or conversion rights may adversely affect the voting power of the holders of our common stock, including the loss of voting control to others.

Stock Purchase Warrants

        Each warrant entitles the holder of the warrant to purchase a number of shares of our common stock at the exercise price per share from the date of issuance until it expires in accordance with its terms.

        Redemption.    The warrants may not be redeemed by us.

        Transfer, Exchange and Exercise.    The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the Company with the form of "Subscription Form" on the reverse side of the warrant certificate filled out and executed as indicated, accompanied by payment (in the form of certified or cashier's check payable to the order of the Company) of the full exercise price for the number of shares being exercised under the warrant.

        Adjustments.    The warrants contain provisions that protect the holders of the warrants against dilution by adjustment of the purchase price in certain events, such as stock dividends, stock splits, mergers, sale of substantially all of the Company's assets, and for other unusual events. The holder of a warrant will not possess any rights as a stockholder of the Company unless and until the holder exercises the warrant.

        Voting Rights.    The warrants do not confer upon holders any voting or any other rights as a stockholder of the Company.

Restrictions on Transfer

        In connection with the merger and the private placement consummated on March 6, 2003, holders of approximately 91% of the outstanding stock of Presby and all holders of shares of Refocus common stock and warrants to purchase shares of Refocus common stock acquired in the private placement entered into agreements with Refocus that prohibit the stockholder from:

  •
  publicly selling, contracting to sell or otherwise transferring any of the shares of Refocus common stock beneficially owned by the stockholder following the merger; or

  •
  privately selling, contracting to sell or otherwise transferring (unless the proposed transferee agrees to be bound by the restrictions on transfer contained in the stockholder's agreement with Refocus) any of the shares of Refocus common stock beneficially owned by the stockholder following the merger.

        Stockholders who entered into these agreements and who received or acquired shares of Refocus common stock and warrants to purchase shares of Refocus common stock as a result of the merger or the private placement may, however, transfer those shares, publicly or otherwise, as follows:

  •
  Shares of Refocus common stock and warrants to purchase shares of Refocus common stock acquired in the private placement. Stockholders who acquired shares of Refocus common stock and warrants to purchase shares of Refocus common stock in the private placement may transfer those shares at a rate of nine percent of the aggregate number of shares of Refocus common stock and shares of Refocus common stock issued upon the exercise of the warrants issued to that stockholder in the private placement per month, subject to applicable securities laws, following the effective date of a registration statement covering those shares.

  •
  Shares of Presby common stock and Series C preferred stock (prior to the conversion of the Series C preferred stock into Presby common stock) prior to the merger. Holders of Presby common stock and/or Presby Series C preferred stock prior to the merger may transfer the shares of Refocus common stock received in connection with conversion of the Presby common stock and Series C preferred stock in the merger at a rate of nine percent of the aggregate number of shares of Refocus common stock issued to the stockholder for his shares of Presby common stock and/or Series C preferred stock in the merger (calculated at the date of the closing of the initial tranche of the private placement) per month, subject to applicable securities laws, beginning one year after the effective date of a registration statement covering those shares.

  •
  Shares of Presby Series B preferred stock (prior to the conversion of the Series B preferred stock into Presby common stock) prior to the merger. These stockholders may transfer shares of Refocus common stock as follows:

  •
  at a rate of three percent of the aggregate number of shares of Refocus common stock issued to the stockholder for his shares of Presby Series B preferred stock in the merger (calculated at the date of the closing of initial tranche of the private placement) per month, following the effective date of a registration statement covering those shares; and

    •
    at a rate of nine percent of the aggregate number of shares of Refocus common stock issued to the stockholder for his shares of Presby Series B preferred stock in the merger (calculated at the date of the closing of the initial private placement) per month, subject to applicable securities laws, beginning six months after the effective date of a registration statement covering those shares.

        These agreements between Refocus and the stockholders will terminate two years after the date of closing of the merger.

Registration Rights

        We have registration rights agreements with the selling stockholders. All of the stock subject to these agreements is being registered in this prospectus in accordance with the terms of such agreements.

        Pursuant to the terms of the private placement, Refocus agreed to register for resale under the Securities Act of 1933 the shares of Refocus common stock and shares of Refocus common stock acquirable upon exercise of the warrants issued in the private placement no later than the earlier of:

  •
  180 days after the closing of the merger, or

  •
  the earlier of:

  •
  90 days after approval for listing on the American Stock Exchange, or

  •
  180 days after approval for quotation on the Nasdaq SmallCap Market.

        Additionally, as consideration for entering into the agreements restricting transfer, Refocus agreed to register for resale under the Securities Act of 1933 the shares of Refocus common stock received by holders of Presby common stock, Series B preferred stock and Series C preferred stock in connection with merger at the same time as the shares of Refocus common stock issued in the private placement were registered for resale.

        We are subject to penalty payments of additional shares of our common stock if the registration statement is not declared effective by November 1, 2003, or if we do not maintain the effectiveness of such registration statement through the March 6, 2004, but only if the second tranche of the private placement has closed. The maximum amount of these penalty payments would be 215,625 shares. We expect a significant delay in the closing of the second tranche of the private placement as explained elsewhere in this prospectus, and therefore, do not expect any of the penalty shares to be issued. If we were required to issue any of these penalty shares, the investment of other stockholders who did not receive these shares would be diluted.

Anti-Takeover, Limited Liability and Indemnification Provisions

        Articles of Incorporation and Bylaws.    Pursuant to our certificate of incorporation, our board of directors may issue additional shares of common or preferred stock. Any additional issuance of common stock could have the effect of impeding or discouraging the acquisition of control of us by means of a merger, tender offer, proxy contest or otherwise, including a transaction in which our stockholders would receive a premium over the market price for their shares, and thereby protects the continuity of our management. Specifically, if in the due exercise of its fiduciary obligations, the board of directors were to determine that a takeover proposal was not in our best interest, shares could be issued by the board of directors without stockholder approval in one or more transactions that might prevent or render more difficult or costly the completion of the takeover by:

  •
  diluting the voting or other rights of the proposed acquirer or insurgent stockholder group;

  •
  putting a substantial voting block in institutional or other hands that might undertake to support the incumbent board of directors; or

  •
  effecting an acquisition that might complicate or preclude the takeover.

        Our certificate of incorporation also allows our board of directors to fix the number of directors in the bylaws. Cumulative voting in the election of directors is specifically denied in our certificate of incorporation. Additionally, we currently have three classes of directors. The terms of office of Class I directors expire in 2004, those in Class II expire in 2005, and those in Class III expire in 2006. The effect of these provisions may be to delay or prevent a tender offer or takeover attempt that a stockholder may determine to be in his or her best interest, including attempts that might result in a premium over the market price for the shares held by the stockholders.

        Delaware Anti-Takeover Law.    We are subject to the provisions of Section 203 of the Delaware General Corporation Law concerning corporate takeovers. This section prevents certain Delaware corporations from engaging in a business combination with any interested stockholder, under certain circumstances. For these purposes, a business combination includes a merger or sale of more than 10% of our assets, and an interested stockholder includes a stockholder who owns 15% or more of our outstanding voting stock, as well as affiliates and associates of these persons. Under these provisions, this type of business combination is prohibited for three years following the date that the stockholder became an interested stockholder unless:

  •
  the transaction in which such stockholder became an interested stockholder is approved by the board of directors prior to the date the interested stockholder attained such status;

  •
  upon consummation of the transaction that resulted in the stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction was commenced, excluding those shares owned by persons who are directors and also officers; or

  •
  on or subsequent to such date the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

        This statute could prohibit or delay mergers or other takeover or change-in-control attempts with respect to us and, accordingly, may discourage attempts to acquire us.

        Limited Liability and Indemnification.    Our amended certificate of incorporation eliminates the personal liability of our directors for monetary damages arising from a breach of their fiduciary duty as directors to the fullest extent permitted by Delaware law. This limitation does not affect the availability of equitable remedies such as injunctive relief or rescission. Our amended certificate of incorporation requires us to indemnify our directors and officers to the fullest extent permitted by Delaware law, including in circumstances in which indemnification is otherwise discretionary under Delaware law.

        Under Delaware law, we may indemnify our directors or officers or other person who was, is or is threatened to be made a named defendant or respondent in a proceeding because the person is or was our director, officer, employee or agent, if we determine that such person:

  •
  conducted himself or herself in good faith;

  •
  reasonably believed, in the case of conduct in his or her official capacity as our director or officer, that his or her conduct was in our best interests, and, in all other cases, that his or her conduct was at least not opposed to our best interests; and

  •
  in the case of any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

        These persons may be indemnified against expenses, including attorney fees, judgments, fines, including excise taxes, and amounts paid in settlement actually and reasonably incurred by the person in connection with the proceeding. If the person is found liable to the corporation no indemnification shall be made unless the court in which the action was brought determines that the person is fairly and reasonably entitled to indemnity in an amount that the court will establish. Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is Securities Transfer Corporation and its address is P.O. Box 701629, Dallas, Texas 75370.

Market Information

        There is currently no established public market for our common stock. The market for the stock is characterized generally by low volume and broad price and volume volatility. Our common stock is listed on the OTC Bulletin Board under the symbol "RFCG.OB."

SHARES ELIGIBLE FOR FUTURE SALE

        As of August 29, 2003, we have outstanding an aggregate of 18,943,887 shares of our common stock, assuming no exercise of outstanding options and warrants and that the second tranche of the private placement has not closed. All shares sold in this offering will be freely tradeable without restriction or further registration under the Securities Act, unless they are purchased by our "affiliates," as that term is defined in Rule 144 under the Securities Act. Substantially all of the selling stockholders, however, are subject lock-up agreements. These lock-up agreements limit the number of shares included in this prospectus that the selling stockholder may sell per month. See "Description of Securities—Restrictions on Transfer."

        The remaining 5,203,751 outstanding shares of our common stock not included in this prospectus and 13,740,136 shares included in this prospectus, as of August 29, 2003, will be eligible for sale in the public market as follows:

Public Float

        As of August 29, 2003, the public float for our common stock consisted of 4,097,107 shares. These shares are freely tradeable without restriction or further registration under the Securities Act, unless they are purchased by our "affiliates," as that term is defined in Rule 144 under the Securities Act.

Rule 144

        In general, under Rule 144, as currently in effect, a person who has beneficially owned shares of our common stock for at least one year, including the holding period of prior owners other than affiliates, is entitled to sell within any three-month period a number of shares that does not exceed the greater of:

  •
  1% of the number of shares of our common stock then outstanding, which will equal 189,439 shares as of August 29, 2003, or

  •
  the average weekly trading volume of our common stock on the OTC Bulletin Board during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale.

Sales under Rule 144 are also subject to manner-of-sale provisions, notice requirements and the availability of current public information about us. In order to effect a Rule 144 sale of our common stock our transfer agent will require an opinion from legal counsel. We may charge a fee to persons requesting sales under Rule 144 to obtain the legal opinions.

        As of August 29, 2003, no shares of our common stock are eligible for sale under Rule 144. On March 6, 2004, 14,827,644 shares of our common stock will be eligible for sale under Rule 144, a large portion of which is included in this prospectus. On March 13, 2004, an additional 19,136 shares of our common stock will be eligible for sale under Rule 144.

Rule 144(k)

        Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the three months preceding a sale and who has beneficially owned shares for at least two years, including the holding period of certain prior owners other than affiliates, is entitled to sell those shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Therefore, unless otherwise restricted, Rule 144(k) shares may be sold immediately upon the closing of this offering. Our transfer agent will require an opinion from legal counsel to effect a Rule 144(k) transaction. We may charge a fee to persons requesting transactions under Rule 144(k) to obtain the legal opinions.

        As of August 29, 2003, no shares of our common stock are eligible for transactions under Rule 144(k). Additionally, on March 6, 2004, no shares of our common stock will be eligible for transactions under Rule 144(k).

Stock Plans

        As of August 29, 2003, options to purchase 1,190,350 shares of common stock were outstanding under our stock option and incentive plans. After this offering, we intend to file a registration statement on Form S-8 under the Securities Act of 1933 covering shares of common stock reserved for issuance under our stock incentive plan. Based on the number of options outstanding and shares reserved for issuance under our stock incentive plan, the Form S-8 registration statement would cover 4,242,715 shares. The Form S-8 registration statement will become effective immediately upon filing. At that point, subject to the satisfaction of applicable exercisability periods and Rule 144 volume limitations applicable to affiliates, shares of our common stock to be issued upon exercise of outstanding options granted pursuant to our stock incentive plan will be available for immediate resale in the public market.

LEGAL MATTERS

        The validity of the shares of common stock offered in this prospectus will be passed upon for us by Jenkens & Gilchrist, a Professional Corporation, Dallas, Texas.

EXPERTS

        The financial statements as of December 31, 2002 and 2001, and for each of the three years in the period ended December 31, 2002, included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the merger of a newly created wholly-owned subsidiary of Refocus Group, Inc. with and into Presby Corp with Presby Corp surviving as a wholly-owned subsidiary of Refocus Group, Inc.), appearing herein and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

        On March 14, 2003, S.W. Hatfield, CPA, or Hatfield, resigned as our independent auditor. In anticipation of Hatfield's resignation, our board of directors approved the engagement of Deloitte & Touche LLP as our independent auditor for the fiscal year ending 2003 at a meeting held on March 6, 2003, to be effective upon Hatfield's resignation. Deloitte & Touche LLP has been the independent auditor for Presby Corp since its inception in 1994.

        The reports of Hatfield on our financial statements for the past two fiscal years did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. In connection with the audits of our financial statements for each of the two fiscal years ended December 31, 2002 and December 31, 2001, and through March 14, 2003, there were no disagreements with Hatfield on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of Hatfield, would have caused Hatfield to make reference to the matter in his reports.

REFOCUS GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three months ended June 30,
	2003	2002
REVENUES	$—	$—
COST OF SALES	—	—

GROSS PROFIT	—	—
OPERATING EXPENSES:
Selling, general and administrative	362,617	256,153
Salary and related expenses	483,193	340,677
Professional services	566,253	154,797
Clinical trials	66,416	15,985
Research and development	55,431	38,055
Depreciation and amortization	123,718	33,691

LOSS FROM OPERATIONS	(1,657,628)	(839,358)
OTHER INCOME (EXPENSE):
Interest income	10,061	8,152
Interest expense	(40,338)	—
Other income	215	—

Total	(30,062)	8,152

NET LOSS	(1,687,690)	(831,206)
Accretion of discount on preferred stock	—	(5,870)
Accrued dividends on preferred stock	—	(149,590)

NET LOSS APPLICABLE TO COMMON SHARES	$(1,687,690)	$(986,666)

NET LOSS PER SHARE APPLICABLE TO COMMON SHARES—BASIC AND DILUTED	$(0.09)	$(0.15)

AVERAGE NUMBER OF COMMON SHARES OUTSTANDING—BASIC AND DILUTED	18,943,887	6,450,878

See notes to condensed consolidated financial statements.

REFOCUS GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Six months ended June 30,
	2003	2002
REVENUES	$—	$—
COST OF SALES	—	—

GROSS PROFIT	—	—
OPERATING EXPENSES:
Selling, general and administrative	553,395	511,845
Salary and related expenses	1,557,731	708,027
Professional services	755,171	298,143
Clinical trials	73,817	48,306
Research and development	94,227	176,622
Depreciation and amortization	274,345	66,051

LOSS FROM OPERATIONS	(3,308,686)	(1,808,994)
OTHER INCOME (EXPENSE):
Interest income	13,564	14,078
Interest expense	(50,330)	—
Other income (expense)	15	(325)

Total	(36,751)	13,753

NET LOSS	(3,345,437)	(1,795,241)
Accretion of discount on preferred stock	(4,306)	(11,741)
Accrued dividends on preferred stock	—	(297,537)

NET LOSS APPLICABLE TO COMMON SHARES	$(3,349,743)	$(2,104,519)

NET LOSS PER SHARE APPLICABLE TO COMMON SHARES—BASIC AND DILUTED	$(0.23)	$(0.33)

AVERAGE NUMBER OF COMMON SHARES OUTSTANDING—BASIC AND DILUTED	14,525,729	6,450,878

See notes to condensed consolidated financial statements.

REFOCUS GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	June 30, 2003	December 31, 2002
ASSETS
Current Assets
Cash and cash equivalents	$2,575,881	$267,180
Accounts receivable	44,712	27,068
Prepaid expenses	429,292	83,733

Total current assets	3,049,885	377,981
Property and Equipment—net	26,057	22,595
Patent Costs and Trademarks—net	1,085,497	1,277,198
Non-Compete Agreement—net	716,039	—
Other Long-Term Assets	326,008	194,447

Total Assets	$5,203,486	$1,872,221

LIABILITIES & SHAREHOLDERS' EQUITY (DEFICIENCY)
Current Liabilities
Accounts payable	$237,633	$104,194
Accrued expenses	290,945	190,983
Current portion of separation and consulting agreement (see Note 4)	373,968	—
Current portion of advance royalty payment	125,000	—
Customer deposits	23,000	23,000

Total current liabilities	1,050,546	318,177
Long-Term Liabilities
Separation and consulting agreement (see Note 4)	926,853	—
Advance royalty payment	1,875,000	2,000,000

Total long-term liabilities	2,801,853	2,000,000
Commitments and Contingencies	—	—
Redeemable Series B Preferred Stock—4,500,000 shares of $.001 par value authorized, 4,481,396 shares issued and outstanding in 2002	—	9,114,144
Shareholders' Equity (Deficency):
Preferred stock: 10,000,000 shares of $.0001 par value authorized, no shares issued and outstanding in 2003	—	—
Series C preferred stock: 65,000 shares of $.001 par value authorized, 21,614 shares issued and outstanding in 2002	—	1,049,104
Warrants for the purchase of Refocus Group, Inc. common stock	1,690,500	—
Common stock: 60,000,000 shares of $.0001 par value authorized, 18,943,887 shares issued and outstanding in 2003	1,894	—
Common stock: 30,000,000 shares of $.001 par value authorized, 6,450,878 shares issued and outstanding in 2002—Refocus Ocular, Inc.	—	6,451
Paid-in capital	19,869,096	6,245,005
Accumulated deficit	(20,210,403)	(16,860,660)

Total shareholders' equity (deficiency)	1,351,087	(9,560,100)

Total Liabilities and Shareholders' Equity (Deficiency)	$5,203,486	$1,872,221

See notes to condensed consolidated financial statements.

REFOCUS GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six months ended June 30,
	2003	2002
Cash Flows from Operating Activities:
Net loss	$(3,345,437)	$(1,795,241)
Adjustments to reconcile net loss to net cash provided (used) by operating activities:
Non-cash items in net loss:
Depreciation and amortization	274,345	66,051
Loss on write-down of deferred offering expenses	—	128,200
Compensation component of separation and consulting agreement	472,261	—
Other non-cash charges	160,374	—
Compensation cost due to stock options granted	589,597	7,650
Cash provided (used) by working capital items:
Accounts receivable	(17,644)	142,500
Inventories	—	8,833
Prepaid expenses	(255,113)	(261,924)
Accounts payable, accrued expenses and other liabilities	92,019	(60,653)
Advance royalty	—	2,000,000

Net Cash Provided (Used) by Operating Activities	(2,029,598)	235,416

Cash Flows from Investing Activities:
Additions to property and equipment	(13,024)	(16,155)
Additions to patents and trademarks	(128,368)	(218,669)
Purchase of Refocus Group, Inc. by Refocus Ocular, Inc.	5,102	—

Net Cash Used by Investing Activities	(136,290)	(234,824)

Cash Flows from Financing Activities:
Sale of common stock	4,485,187	—
Exercise of common stock options	1,775	—
Offering expenses	(12,373)	(13,204)
Borrowings	250,000	—
Borrowings repaid	(250,000)	—

Net Cash Provided (Used) by Financing Activities	4,474,589	(13,204)

Net Increase (Decrease) in Cash and Cash Equivalents	2,308,701	(12,612)
Cash and Cash Equivalents, beginning of year	267,180	1,450,712

Cash and Cash Equivalents, end of period	$2,575,881	$1,438,100

See notes to condensed consolidated financial statements.

REFOCUS GROUP, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2003

(Unaudited)

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        Going Concern:    These financial statements have been prepared on a going concern basis, which contemplates the realization of the Company's assets and the satisfaction of its liabilities and commitments in the normal course of business. However, the Company believes that it will be unable to continue as a going concern for the next twelve months without obtaining additional debt or equity financing. See Note 3 for a discussion of the Company's ability to continue as a going concern and its plans for addressing those issues. The Company's inability to obtain additional financing could have a material adverse effect on the Company.

        Merger:    On March 6, 2003, Refocus Group, Inc. ("Refocus") and Refocus Ocular, Inc. ("Ocular"), formerly known as Presby Corp ("Presby"), entered into a merger agreement (the "Merger Agreement"). On March 6, 2003 (the "Merger Closing Date"), a newly created wholly-owned subsidiary of Refocus was merged with and into Ocular, with Ocular surviving as a wholly-owned subsidiary of Refocus. In addition, on the Merger Closing Date, Refocus completed a private placement of its common stock.

        Since the former stockholders of Ocular owned a majority of the issued and outstanding shares of common stock of Refocus after the merger and the private placement, this transaction was accounted for as a reverse merger whereby Ocular was deemed to be the accounting acquirer of Refocus. Therefore, all financial information included in this report on Form 10-QSB prior to the Merger Closing Date is that of Ocular as if Ocular had been the registrant. The financial information since the Merger Closing Date is that of Refocus and Ocular consolidated.

        All references to "Refocus", "Presby", "Ocular", or the "Company" mean Refocus or Ocular, as the former Presby, separately prior to the Merger Closing Date and Refocus, as successor to the business of Ocular, after giving effect to the merger .

        Description of Business:    The Company's primary business has been the development of a patented medical device, the PresVIEW Scleral Implant (the "PSI"), and the related surgical technique, the Scleral Spacing Procedure (the "SSP"), for the treatment of presbyopia, primary open angle glaucoma and ocular hypertension in the human eye. Sale of this medical device is currently restricted to certain international markets while the Company seeks approval for the device in the United States from the Food and Drug Administration (the "FDA"). The Company is conducting research into, and has developed, a prototype device to treat dry age related macular degeneration ("ARMD") and is also seeking to develop, for commercial applications, a single element variable focus lens ("SEVFL").

        In the year 2000, the Company received approval from the FDA to conduct Phase I clinical trials of the PSI for the treatment of presbyopia on humans, as well as from Health Canada (the Canadian equivalent of the FDA) to conduct a clinical trial of the PSI for the treatment of ocular hypertension and primary open angle glaucoma. In 2001, we suspended sales while we developed the PresVIEW Incision System. This system was developed to improve the consistency of outcomes of the SSP.

        In March 2002, the Company executed an agreement to license its primary intellectual property and products to CIBA Vision ("CIBA"), the eye care unit of Novartis AG. Under this agreement with CIBA (the "CIBA Agreement"), CIBA has licensed exclusive rights in international markets to the Company's patents related to the treatment of presbyopia, ocular hypertension and primary open angle glaucoma. Upon entering into the CIBA Agreement, CIBA paid $2,000,000 in advance royalties and had certain rights to purchase equity interests in the Company if the Company obtained certain investments from third parties. Subject to certain conditions, CIBA must purchase equity interests in the Company to obtain exclusive license rights to the Company's patents in the United States. CIBA will market and sell the products worldwide at its expense, participate in the management of the FDA clinical trials and fund potential costs associated with mutually agreed upon legal protection of the related patents. CIBA will pay the Company a percentage royalty on its net sales of all of the Company's patented products and make certain payments on FDA-related milestones achieved by the Company. CIBA is required to pay the Company certain minimum royalties to maintain its exclusive license rights. After a transition period, CIBA assumed responsibility for the manufacturing of the PSI and related equipment and all associated costs. The Company continues to own all of its patent rights and did not license to CIBA the patent rights associated with its ARMD or SEVFL technology. In conjunction with the CIBA Agreement, the Company ceased all direct marketing of the licensed products. CIBA intends to market the Company's products under its own brand with reference to the Company on the packaging.

        CIBA recently informed us, however, that it is seeking strategic alternatives for its Surgical Business Unit, which currently includes the sale of that unit. The Company is highly dependent on its relationship with CIBA and any change to this relationship could have a material affect upon the Company. See Note 10—Subsequent Event.

        Basis of Presentation:    The condensed consolidated financial statements include the accounts of all wholly-owned subsidiaries and the accounts of PC Lens Corp ("PCL"). The financial statements are consolidated as a result of Ocular acquiring all the outstanding stock of PCL in August 2002. This acquisition was accounted for as if pooled since the acquisition was of an entity under common control. All significant intercompany accounts and transactions have been eliminated in the condensed consolidated financial statements.

        The Company's condensed consolidated balance sheet as of June 30, 2003, the condensed consolidated statements of operations for the three and six months ended June 30, 2003 and 2002, and the condensed consolidated statements of cash flows for the six months ended June 30, 2003 and 2002, are unaudited. In the opinion of management, these statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments necessary for the fair presentation of the Company's financial position, results of operations and cash flows. Such adjustments were of a normal recurring nature. The results of operations for the three and six months ended June 30, 2003 are not necessarily indicative of the results that may be expected for the entire year. The condensed consolidated balance sheet as of December 31, 2002 was derived from audited financial statements but does not include all disclosures required by generally accepted accounting principles. Additional information is contained in the Company's Annual Report on Form 10-KSB filed with the Securities and Exchange Commission (the "SEC") for the fiscal year ended December 31, 2002 which should be read in conjunction with this quarterly report.

        The preparation of the condensed consolidated financial statements, in conformity with accounting principles generally accepted in the United States of America, requires management of the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities, and the disclosure of contingent assets and liabilities, at the dates of the financial statements and the reported amounts of revenues and expenses during such reporting periods. Actual results could differ from these estimates.

        The Company is subject to a number of risks and can be affected by a variety of factors. For example, management of the Company believes that these following factors, as well as others, could have a significant negative effect on the Company's future financial position, results of operations and/or cash flows: failure to develop and commercialize existing and new products or product enhancements; failure to obtain or maintain necessary regulatory approvals; failure to maintain or obtain proprietary intellectual property rights; failure to obtain or maintain customer and physician acceptance or third party reimbursement; intense competition from companies with greater financial, technical and marketing resources; risks associated with the Company's dependence on CIBA for all its marketing and manufacturing; risks associated with product liability and product defects; and risks associated with general economic conditions. See "Management's Discussion and Analysis or Plan of Operation" below for a full discussion of these and other risks.

        Intangible Assets:    Costs incurred in relation to patents and trademarks are capitalized and amortized over the life of the patent or trademark. If it is determined that a patent or trademark will not be issued or that the Company no longer wants to maintain or pursue a patent or trademark, the related costs are charged to expense at the time such determination is made.

        As a result of the merger with Refocus, discussed in Note 2, and the subsequent change of the name of Presby to Refocus Ocular, Inc. in April 2003 as part of a rebranding of the Company's products that was implemented in late March 2003, the Company decided not to continue to defend or renew any of the Presby and related device trademarks. Therefore, these trademarks had no further value to the Company, and the remaining capitalized value of these trademarks was written-off as of March 31, 2003. The charge of $94,592 was shown in "Depreciation and amortization" in the accompanying condensed consolidated statement of operations for the six months ended June 30, 2003.

        In addition, under the separation and consulting agreement with our former Chief Scientist (see Note 4), certain foreign patents related to a device for the treatment of ARMD were assigned to him. While the assignment is revocable under certain conditions, the value of these patents, for accounting purposes, of approximately $120,355 was considered transferred to him as part of his compensation under the separation and consulting agreement and was removed from the capitalized value of our patent portfolio.

        The Company also conducted a review of its SEVFL patents during the current quarter. It is expensive to maintain and obtain foreign patents for this technology, and the Company determined that it would reduce the number of countries in which it will continue to maintain or pursue SEVFL patents. The Company continues to pursue or maintain SEVFL patent protection in all major economic markets. The net book value of the patents written-off on May 31, 2003 was $50,252. This amount is shown in "Depreciation and amortization" in the accompanying condensed consolidated statements of operations for the three and six months ended June 30, 2003.

        The following tables show the capitalized value of patents and trademarks as of June 30, 2003 and December 31, 2002, respectively.

	Costs	Amortization	Net
Patents	$1,068,469	$171,185	$897,284
Trademarks	—	—	—
PCL Patents	237,586	49,373	188,213

Balance at June 30, 2003	$1,306,055	$220,558	$1,085,497

Patents	$1,167,714	$188,981	$978,733
Trademarks	123,415	29,036	94,379
PCL Patents	250,892	46,806	204,086

Balance at December 31, 2002	$1,542,021	$264,823	$1,277,198

        For the three months ended June 30, 2003 and 2002, amortization expense for trademarks and patents was $69,751 (including the SEVFL patents written-off) and $19,388, respectively. For the six months ended June 30, 2003 and 2002, amortization expense for trademarks and patents was $199,713 (including the SEVFL patents and Presby trademarks written-off) and $37,816, respectively. The estimated aggregate amortization expense for the remainder of the current year, based on capitalized costs at June 30, 2003, is approximately $19,167 and for each of the succeeding five fiscal years will be approximately $38,146 each year.

        A portion of the costs incurred in connection with the separation and consulting agreement with our former Chief Scientist was allocated to a non-compete agreement and is being amortized over its life of 4 years on a straight-line basis. The $716,039 capitalized value of the non-compete agreement at June 30, 2003 was net of $65,095 of accumulated amortization. Amortization of the non-compete agreement was $48,821 and $65,095 for the three and six months ended June 30, 2003, respectively. The estimated amortization expense for the remainder of the current year is $97,642 and for 2004—$195,283; for 2005—$195,284; for 2006—$195,283; and for 2007—$32,547.

        Revenue Recognition:    The Company has one main source of revenue: royalty and milestone revenues associated with the CIBA Agreement that was effective in March 2002. Royalty and milestone revenues will be recognized when earned under that agreement.

        The royalty rates to be paid to the Company are based on net sales of the Company's products as set forth in the CIBA Agreement and are in effect until the later of the expiration of the patent rights in a country or 20 years from the date of the CIBA Agreement (the "Royalty Period"). In the event that our patent rights expire or are invalidated in any country during the Royalty Period, the royalty rate for net sales in such country would decrease to a 3% "know how" rate. Following the expiration of the Royalty Period, CIBA's license shall be fully paid up and royalty free with respect to future sales.

        CIBA has the option to make minimum royalty payments totaling $13,585,000 at the end of the second through sixth years of the CIBA Agreement if it wishes to maintain its rights to an exclusive license. The Company will earn a minimum royalty of $500,000 during the twelve months ending in March 2004 under the CIBA Agreement. If the Company does not earn aggregate royalties from product sales of at least the minimum royalty by March 2004, then CIBA is required to pay the shortfall in order to maintain its exclusive license. Therefore, the Company has not accrued any portion of the minimum royalty as it will be earned only as products are sold during the period and, if the earned royalties have not totaled $500,000 by the end of the period, then the remainder will be earned in March 2004 if CIBA elects to pay the shortfall to maintain its exclusive license.

        In March 2002, the Company received $2,000,000 in advance royalties that have been deferred. This amount will be deducted from the Company's future royalties receivable at the rate of $125,000 per quarter starting in the second quarter of 2004.

        In addition, CIBA has agreed to pay the Company additional amounts of up to $4,000,000 in conjunction with the achievement of certain FDA-related milestones.

        Research and Development Costs:    Research and development costs, including the costs of certain specialized equipment and the salaries of certain personnel devoting full time to research and development, are incurred to establish the feasibility of, and to develop, the Company's products and are charged to operations. As part of the separation and consulting agreement with our former Chief Scientist, a portion of that contract has been designated as prepaid consulting expenses for research and development of the ARMD device. The total prepaid expense at the contract date was $57,557, which is being amortized over two years. The remaining balance included in current and long-term assets is $47,965 at June 30, 2003.

        Stock-Based Compensation:    In January 2002, the Company elected to adopt the fair value based method of accounting for stock-based compensation as defined in Statement of Financial Accounting Standards ("SFAS") No. 123 "Accounting for Stock-Based Compensation". The Company elected to report the change in accounting principle using the modified prospective method as outlined in SFAS No. 148 "Accounting for Stock-Based Compensation—Transition and Disclosure". Under this method, the stock-based employee compensation expense recognized for the three and six months ended June 30, 2003 and 2002 is the same as that which would have been recognized had the fair value based recognition provisions of SFAS No. 123 been used to account for all employee awards granted, modified or settled after December 31, 1994.

        For options issued during the six months ended June 30, 2003 and 2002, the fair value of each option grant was estimated on the date of grant by using the Black-Scholes option-pricing model. The fair value of options issued during the six months ended June 30, 2003 was approximately $1.14 per share and during the six months ended June 30, 2002 was approximately $0.51 per share. The following weighted average assumptions were used in valuing the options granted during these periods:

	2003	2002
Expected dividend yield	0.00%	0.00%
Expected volatility	60.50%	69.80%
Risk-free interest rate	2.91%	4.88%
Expected option lives	6 years	10 years

        As a result of adopting SFAS No. 123 in 2002 using the modified prospective method under the provisions of SFAS No. 148, the net loss for the three and six months ended June 30, 2003 and 2002 are not different from the net loss that would have been recognized had SFAS No. 123 been adopted at its inception. The Company recognized stock-based employee compensation expense of $224,631 and $0 for the three months ended June 30, 2003 and 2002, respectively, and $589,597 and $7,650 for the six months ended June 30, 2003 and 2002, respectively.

        Loss per share:    The net loss applicable to common shares was used in the calculation of earnings per share for both basic and diluted loss per share. There was no adjustment to the calculation of diluted loss per share for dividends accrued on the shares of Series B convertible preferred stock outstanding as they were anti-dilutive.

        The weighted average number of common shares outstanding for calculation of both basic and diluted earnings per share was also the same. Options to purchase 1,190,350 shares of common stock and warrants to purchase 3,137,500 shares of common stock in 2003, and options to purchase 196,932 shares of common stock in 2002, were not included in the computation of diluted earnings per share as the effect of including the options and warrants in the calculation would be anti-dilutive. Conversion of the Company's preferred stock was also not included in the calculation of diluted earnings per share as it would also have been anti-dilutive.

        Comprehensive Loss:    For all periods presented, comprehensive loss is equal to net loss.

        Reclassifications:    Certain previously reported amounts have been reclassified to conform to current year presentations.

        Deferred Offering Expenses:    The Company has deferred certain costs associated with common stock offerings until the offers are completed and the deferred expenses are offset against the proceeds received from the offerings. The balance of deferred offering expenses outstanding at December 31, 2001 was written-off during the quarter ended March 31, 2002 as a result of the cancellation of the offering. Deferred offering expenses at December 31, 2002, related to the merger transaction and private placement discussed in Note 2, were offset against the proceeds of that offering. There are $142,373 of deferred offering expenses at June 30, 2003 related to a private placement currently being undertaken (including $130,000 related to the value of warrants issued to the placement agent, see Note 2).

        Recently Issued Accounting Pronouncements:    In April 2002, the Financial Accounting Standards Board ("FASB") issued SFAS No. 145 "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections". SFAS No. 13 is amended to eliminate any inconsistency between the required accounting for sale leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to leaseback transactions. This statement also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. The Company adopted this standard in its fiscal year beginning January 1, 2003. There was no impact on the Company's results of operations or financial condition as a result of the adoption of the standard.

        In June 2002, the FASB issued SFAS No. 146 "Accounting for Costs Associated with Exit or Disposal Activities". This statement requires recording costs associated with exit or disposal activities at their fair value when a liability has been incurred. Under previous guidance, certain exit costs were accrued upon management's commitment to an exit plan, which is generally before an actual liability has been incurred. The provisions of this statement are effective for exit or disposal activities that are initiated after December 31, 2002. This standard did not have any impact on the Company's results of operations or financial condition.

        In November 2002, the FASB issued Interpretation No. 45 ("FIN45") "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others". This interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The disclosure requirements and initial measurement requirements of FIN45 are effective prospectively for guarantees issued or modified after December 31, 2002. The Company is not a party to any agreement in which it is a guarantor of indebtedness of others. Accordingly, the pronouncement is currently not applicable to the Company.

        In April 2003, the FASB issued SFAS No. 149 "Amendment of Statement 133 on Derivative Instruments and Hedging Activities". This statement amends SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities" for certain decisions made by the FASB. This statement is effective for most contracts entered into or modified, and for most hedging relationships designated, after June 30, 2003. Because the Company does not have any derivative instruments or hedging relationships, this standard is not expected to have any impact on the Company's results of operations or financial condition.

        In May 2003, the FASB issued SFAS No. 150 "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity". This statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that many instruments formerly classified as equity will be classified as liabilities. The statement does not apply to features that are embedded in a financial instrument that is not a derivative in its entirety. It also does not affect the classification or measurement of convertible bonds or other outstanding shares that are conditionally redeemable. Generally, these liabilities should initially be measured at fair value. The statement is effective for financial instruments entered into or modified after May 31, 2003 and, otherwise, shall be effective at the first interim period beginning after June 15, 2003. Restatement of financial statements issued for earlier periods is not permitted. The Company's mandatorily redeemable preferred stock was exchanged for common stock in March 2003 and, therefore, this statement does not change the prior accounting for that preferred stock. The Company does not currently have any instruments affected by this statement and, therefore, the standard will not have any impact on the Company's results of operations or financial condition.

NOTE 2—MERGER OF REFOCUS OCULAR, INC. AND REFOCUS GROUP, INC.

        As a result of the private placement discussed below and immediately before the merger, the holders of Ocular's Series B preferred stock and Series C preferred stock converted their shares into common stock of Ocular. At the same time, Ocular completed a 2.14-to-1 reverse split, resulting in 11,940,144 shares of Ocular common stock outstanding, including the common shares issued upon conversion of the preferred stock. All share and per share amounts prior to the Merger Closing Date shown in this report have been adjusted to reflect the reverse split.

        Refocus was organized in November 2000 as VeryBestoftheInternet.com, Inc. ("VeryBest"). VeryBest was an internet website ranking service. In February 2003, VeryBest reincorporated in Delaware and changed its name to Refocus Group, Inc. Prior to the merger in March 2003, Refocus effected a forward split of its common stock on the basis of approximately six shares for each share issued and outstanding and also determined to change its business operations. Following the forward-

split and immediately prior to the private placement and merger, the founders of Refocus sold substantially all of their shares back to the Company in exchange for $25,000. The amount paid for these shares has been deducted from paid-in capital. As a result, immediately before the merger, Refocus had 4,097,107 shares of common stock outstanding.

        Each share of Ocular common stock outstanding on the Merger Closing Date was converted into common stock of Refocus on a one-for-one basis. Therefore, Refocus issued 11,940,144 shares of common stock to stockholders of Ocular, representing approximately 63% of Refocus' outstanding common stock following the merger and the funding of the initial tranche of the private placement, in exchange for 100% of the outstanding capital stock of Ocular. Following the merger, all of Refocus' business operations are conducted through its wholly-owned subsidiary, Ocular.

        Since the stockholders of Ocular owned a majority of the issued and outstanding shares of common stock of Refocus after the merger and the initial tranche of the private placement, this transaction was accounted for as a reverse merger, whereby Ocular was deemed to be the accounting acquirer of Refocus. Because Refocus did not have any significant business prior to the merger and its former operations were discontinued after the merger, there was no goodwill or other intangible that arose from the merger.

        The assets and liabilities assumed from Refocus on the Merger Closing Date are as follows:

Cash	$5,102
Website technology	2,000
Accounts payable	(6,734)

Net credit to stockholders' equity	$368

        The Company sold the website technology to another company associated with the founders of VeryBest in exchange for the forgiveness of $1,800 in debt due them and took a $200 charge for the remaining balance of the website technology, which is included in "Other expense" in the condensed consolidated statement of operations for the six months ended June 30, 2003.

        As part of the Merger Agreement, Refocus assumed the Amended and Restated Presby Corp 1997 Stock Option Plan, and all outstanding options (after they were adjusted for the 2.14-to-1 reverse split) were converted into the same number of options of Refocus. Ocular had stock options outstanding to acquire 719,486 shares of common stock at the Merger Closing Date. The exercise price of the assumed options has also been adjusted to reflect the 2.14-to-1 reverse split prior to the merger. See Note 6.

        In connection with the merger, Refocus completed a private placement of shares of its common stock that is being consummated in two tranches with 50% of the total subscribed paid with each tranche. The first tranche closed on the Merger Closing Date and consisted of 2,875,000 units at $2 per unit. Each unit was comprised of a share of Refocus common stock and a detachable warrant to purchase one-half share of Refocus common stock at $2.50 per share. As a result, the investors in the first tranche of the private placement were issued 2,875,000 shares of Refocus common stock and warrants to purchase 1,437,500 shares of Refocus common stock. In addition, 12,500 shares of Refocus common stock, warrants to purchase 1,250,000 shares of Refocus common stock at $2.50 per share and warrants to purchase 50,000 shares of Refocus common stock at $2.00 per share were issued to agents and others involved in the private placement. Therefore, immediately following the closing of the merger, there were a total of 18,924,751 shares of Refocus common stock, warrants to purchase a total of 2,737,500 shares of Refocus common stock and options to purchase 719,486 shares of Refocus common stock outstanding.

        The warrants issued in connection with the initial tranche of the private placement were valued using the Black-Scholes option-pricing model. The Company assumed an expected volatility rate of 59.8%, an expected life of 2 years and a 1.38% risk-free interest rate and that no dividends would be paid. Based on these factors, the Company calculated the value of the $2.00 warrants to be $.66 per warrant and the $2.50 warrants to be $.52 per warrant for a total value of $1,430,500.

        The Company paid certain agent and advisory fees and legal, audit and other private placement costs from the proceeds received from the offering as follows:

Proceeds from the offering: 2,875,000 units at $2.00 per unit	$5,750,000
Amounts paid to placement agent and advisors	(577,500)
Legal and audit fees incurred	(584,664)
Expenses incurred by advisors	(147,500)
Expenses incurred by the Company	(124,596)
Payment to founders of VeryBest for their stock	(25,000)

Cash received from the offering	$4,290,740

        Investors who participated in the first tranche of the private placement were required to irrevocably commit to the second tranche, with the remaining 50% of the funds from the private placement to be paid at the closing of the second tranche. The closing of the second tranche (and the funding of investor funds in connection with the second tranche) is contingent on:

  (1)
  the initiation of the Company's Phase II FDA clinical trial for the treatment of presbyopia;

  (2)
  the earlier of:

  (a)
  approval from Health Canada to commercialize the Company's treatment for primary open angle glaucoma and/or ocular hypertension; or

  (b)
  the completion, after the closing of the merger, of 500 surgical procedures in Canada and/or the European Union utilizing the PSI for the treatment of primary open angle glaucoma or ocular hypertension; and

  (3)
  the concurrent second tranche investment by CIBA of $1,250,000.

        The second tranche investment commitment is secured by the shares issued in the first tranche. Under a lock-up arrangement, these investors may sell up to 9% of the shares they acquired in the first tranche each month upon the earlier of the effective date of a registration statement or the first anniversary of the closing in March 2004. To the extent that these investors sell shares acquired in the first tranche, the Company's security interest in these shares will decrease.

        Upon the closing of the second tranche, an additional 2,875,000 shares of common stock with warrants attached for the purchase of 1,437,500 shares of common stock at $2.50 per share are expected to be issued for proceeds of approximately $5,650,000, net of agent and advisor fees and before offering expenses. In addition, 12,500 shares of Refocus common stock are expected to be issued to advisors involved in the private placement. See "Note 3—Going Concern" and "Management's Discussion and Analysis or Plan of Operation" below for a discussion of the impact of a significant delay in the funding of the second tranche that may result from the June 2003 denial of our application by Health Canada for the commercialization of our treatment for primary open angle glaucoma and ocular hypertension. Also, see "Note 10—Subsequent Event" for a discussion of the potential sale of the Surgical Business Unit of CIBA. The potential sale could affect the timing of the start of the FDA clinical trials or efforts in regard to Health Canada approval and thus the timing of the closing of the second tranche.

        As part of the subscription agreement signed by the investors in the private placement, the Company is required to file a registration statement with the SEC within 180 days of the Merger Closing Date. The Company has committed to have the registration statement declared effective by the SEC by November 1, 2003 and to maintain the effectiveness of such registration statement, subject to certain exceptions, through the first anniversary of the Merger Closing Date. If the Company fails to meet the November 1, 2003 date or maintain the effectiveness of the registration statement through March 6, 2004, and if the second tranche has closed, then the Company will be obligated to issue additional shares of common stock to these investors as penalty payments. The maximum amount of these penalty payments would be 215,625 shares. However, as a result of a significant delay that is expected to occur in the closing of the second tranche of the private placement, as discussed above, the penalty shares that these investors might otherwise be entitled to receive are not expected to be issued even if the Company does not satisfy such registration deadlines.

        In April 2003, Refocus engaged an agent to conduct a post-closing private placement. The post-closing private placement offering may include the sale at $2.00 per unit of up to $4,000,000. Each unit consists of a share of Refocus common stock and a detachable warrant to purchase one-half share of Refocus common stock at $2.50 per share. The agent will receive 5% of the gross proceeds up to $2,500,000 and 10% of the proceeds in excess of that amount. The agent will also receive warrants to purchase Refocus common stock at $2.50 per share at the rate of 5% of shares issued up to 1,250,000 shares and 10% for shares issued in excess of that amount. The actual number of shares and warrants to be issued will depend on the amount actually raised by the offering.

        In the event that at least $1,000,000 is not raised within six months of the Merger Closing Date in the post-closing private placement, another party has subscribed to purchase enough units at $2.00 per unit in order to satisfy the deficiency between the amount of additional capital successfully raised and $1,000,000. If no funds are received from the post-closing private placement and the other party is required to fund the entire $1,000,000, 500,000 shares of Refocus common stock with attached warrants to purchase 250,000 shares of Refocus common stock would be issued.

        Additional warrants to purchase 200,000 shares of common stock at $2.50 per share were issued to the agent involved in the post-closing private placement in May 2003. The warrants were valued at $130,000 using the Black-Scholes option-pricing model with an expected life of approximately 1.8 years, an expected volatility rate of 60% , a 1.31% risk-free interest rate and that no dividends would be paid. The value of the warrants will be deducted from the proceeds of the offering when finalized and are currently carried in "Deferred offering expenses" (see Note 7).

        While the Company has generated substantial tax loss carryforwards in prior years, management of the Company believes that these loss carryforwards have been substantially reduced as a result of an ownership change (as defined in the Internal Revenue Code of 1986, as amended) that occurred in connection with the merger. However, additional work will need to be done to determine the amount of loss carryforwards that would be available as a result of the ownership change.

        In addition to fees and warrants received by advisors involved in the private placement in March 2003, the Company signed one-year consulting agreements with two of the advisors to provide certain services related to long-range financial planning and investor relations. Each of the firms will be paid $180,000 plus expenses over a period of twelve months for their services.

        The following tables present the unaudited pro forma results of operations for the six months ended June 30, 2003 and for the three and six months ended June 30, 2002, assuming that the merger had occurred on January 1 of each year (in thousands, except per share amounts):

	For the six months ended June 30, 2003
	As Reported	Pro Forma
Revenues	$—	$—
Loss from operations	(3,309)	(3,575)
Net loss	(3,345)	(3,611)
Net loss applicable to common shares	(3,350)	(3,611)
Net loss per share—basic and diluted	$(0.23)	$(0.19)
Average number of common shares outstanding—basic and diluted	14,526	18,936

        No pro forma information is provided for the results of operations for the three months ended June 30, 2003, as they already reflect the effect of the merger for the entire period.

	For the three and six months ended June 30, 2002
	As Reported		Pro Forma
	Three Months	Six Months	Three Months	Six Months
Revenues	$—	$—	$—	$—
Loss from operations	(839)	(1,809)	(1,253)	(2,643)
Net loss	(831)	(1,795)	(1,245)	(2,630)
Net loss applicable to common shares	(987)	(2,105)	(1,245)	(2,630)
Net loss per share—basic and diluted	$(0.15)	$(0.33)	$(0.07)	$(0.14)
Average number of common shares outstanding—basic and diluted	6,451	6,451	18,925	18,925

        The difference in the net loss for the Company as reported and the pro forma net loss is the result of the following:

    •
    The net loss of Refocus from January 1, 2003 to the Merger Closing Date was $5,903. The net loss of Refocus was $5,126 for the three months ended June 30, 2002 and was $16,418 for the six months ended June 30, 2002. Refocus prior to the merger had no revenues and had no provision for income taxes in any of these periods.

    •
    It was assumed that there would be no accrual of dividends or accretion of discount on the Series B preferred stock of Ocular as the Series B preferred stock would be converted to common stock as part of the merger and private placement as actually occurred on the Merger Closing Date.

    •
    There would be additional expenses for legal, audit, public relations and other expenses related to being a public company. The Company estimates that an additional $260,000 would have been spent prior to the Merger Closing Date during the six months ended June 30, 2003. The Company estimates approximately $409,000 and $818,000 would have been spent for the three and six months ended June 30, 2002, respectively.

NOTE 3—GOING CONCERN

        The denial in June 2003 by Health Canada of the Company's application for the commercialization of its treatment for primary open angle glaucoma and/or ocular hypertension will delay one of the contingencies for funding the second tranche of the private placement (see Note 2). Management is uncertain at this time as to when the Company may receive Health Canada's approval. Therefore, the funds to be received on the closing of the second tranche may be significantly delayed, or may never be received if approval is delayed indefinitely. The alternate contingency of completing 500 surgical procedures in Canada and/or the European Union for primary open angle glaucoma and/or ocular hypertension is also not imminent. CIBA's initial marketing plan in Europe focuses on the treatment of presbyopia and not primary open angle glaucoma or ocular hypertension. This delay in the closing of the second tranche will deny the Company vitally needed funds.

        Additionally, the possible sale by CIBA of its Surgical Business Unit (see Note 10) could affect the start of FDA trials, which is also a contingency for the closing of the second tranche. There are other potential costs and delays from the possible sale that could impact our liquidity, further limiting our ability to obtain necessary financing for our operations.

        Specifically, management of the Company believes that existing funds on hand are adequate only to continue operations until January 2004, if the Company continues its planned spending on FDA clinical trials. The Company is seeking additional debt and/or equity financing including a post-closing private placement (see Note 2) to continue its operations beyond that point. If the Company receives only the minimum committed subscription of $1,000,000 in the post-closing private placement, those funds would support the continuation of operations for an additional two to three months. Therefore, management of the Company cannot conclude, based on information available to it currently, that there are adequate cash resources and expected funds to be received that will allow the Company to operate for the next twelve months.

        Until the Company is able to determine (i) when the contingencies for the closing of the second tranche can be satisfied, or (ii) how much, or whether, additional funds can be raised in the post-closing private placement, the Company cannot be sure of the amount and timing of additional financing that might be available from these sources. The Company may need to find other debt or equity financing besides these sources to fund its operations for the next twelve months.

        The accompanying unaudited financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. These financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts or the amount and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company's continuation as a going concern is dependent upon its ability to obtain additional financing and, ultimately, to attain successful operations.

        There can be no assurances that additional financing can be obtained on reasonable terms or at all. The Company may also seek a merger partner or the sale of assets of the Company if additional financing is not available. The Company's inability to obtain additional financing could have a material adverse effect on the Company.

NOTE 4—SEPARATION AND CONSULTING AGREEMENT

        On February 25, 2003, Dr. Ronald A. Schachar, our founder and former Chief Scientist, and the Company entered into a Severance, Release and Consulting Agreement (the "Agreement"). In accordance with the Agreement, Dr. Schachar resigned as an officer, director and employee of the Company at the Merger Closing Date. The Company agreed to retain Dr. Schachar as a consultant for a period of up to five years, and he agreed not to compete with the Company during that time. Dr. Schachar will assist the Company in conducting research and development on its products for the treatment of ARMD for the initial two years of the Agreement and will assist in maintenance of its patent portfolio and other matters for the entire term of the Agreement.

        Subject to certain conditions, Dr. Schachar will be paid $1,750,000 over the consulting period, of which $950,000 will be paid in the first two years. The timing of the remaining $800,000 due in years three through five is partially dependent on the Company's profitability in those years; however, Dr. Schachar is guaranteed to receive a minimum of $250,000 but not more than $400,000 for each of the third and fourth years with the remainder, if any, to be paid in the fifth year. In addition, Dr. Schachar is to receive a $500 per month supplemental payment for the first 48 full months of the agreement.

        As security for the payment of his consulting fees, the Company granted Dr. Schachar a non-exclusive security interest in its patent rights relating to the ARMD device and the SEVFL. Dr. Schachar also received an assignment of the Company's patents for the ARMD device outside the United States, which is revocable under certain conditions. The capitalized value of these assigned patents was approximately $120,355.

        The Company calculated the present value of the future cash payments for the $1,750,000 base payment under the Agreement plus $24,000 in supplemental payments under the Agreement to be $1,437,270. The present value calculation assumed a 12% interest rate and payments of $400,000 per year in the third and fourth years so that all payments would have been made at the end of four years.

        Therefore, the total cost of the Agreement to the Company is the present value of future cash payments plus the $120,355 capitalized value of the ARMD patents assigned to Dr. Schachar, or $1,557,625. These payments have been allocated to prepaid consulting payments related to our outstanding patents, to prepaid research and development consulting for the treatment of ARMD, to a non-compete agreement and, finally, to severance costs as follows:

Amount allocated to:
Non-compete agreement	$781,134
Consulting over term of the Agreement	246,673
Research and development for the treatment of ARMD	57,557
Severance	472,261

Total cost of Agreement	$1,557,625

        The amount allocated to the non-compete agreement and prepaid consulting will be expensed over four years. The amount allocated to research and development will be expensed over two years. Therefore, for the three and six months ended June 30, 2003, there were charges totaling $111,770 and $617,168, respectively, in connection with this Agreement.

NOTE 5—PREFERRED AND COMMON STOCK

        Ocular had designated 4,500,000 shares of $.001 par value preferred stock as Series B and 65,000 shares of $.001 par value preferred stock as Series C. At the Merger Closing Date, there were 4,481,396 shares of Series B preferred stock and 21,614 shares of Series C preferred stock outstanding. The Series B preferred stock was converted into 5,277,164 shares of Ocular common stock (after the 2.14-to-1 reverse split). The Series C preferred stock was converted into 212,102 shares of Ocular common stock (after the 2.14-to-1 reverse split). Therefore, with the 6,450,878 shares of Ocular common stock outstanding prior to the conversion of the preferred stock and after the 2.14-to-1 reverse split, there were a total of 11,940,144 shares outstanding at the Merger Closing Date (see Note 2).

        After the merger, the Company has 60,000,000 shares of $.0001 par value common stock and 10,000,000 shares of $.0001 par value preferred stock authorized. There are no shares of preferred stock issued or outstanding. The number of shares of the Company's common stock outstanding after the merger and after the private placement was 18,924,751. In addition, 19,136 shares were issued upon exercise of stock options in March 2003 resulting in a total of 18,943,887 shares outstanding at June 30, 2003.

        In connection with a consulting contract with an investment banker, in addition to the monthly retainer, the Company issued a warrant to purchase 200,000 shares of the Company's common stock at $2.50 per share in May 2003. The Company estimated the value of this warrant to be $130,000, using the Black-Scholes option-pricing model. The value of the warrant was charged to expense as a consulting fee.

        All of the $2.50 warrants issued in the private placement, to the agent for the post-closing private placement and in connection with the consulting contract expire March 6, 2006. The $2.00 warrants issued in the private placement expire March 6, 2008.

        The Company has reserved 3,087,500 shares of common stock for outstanding warrants exercisable at $2.50 per share and 50,000 shares of common stock for outstanding warrants exercisable at $2.00 per share. The Company has also reserved 4,242,715 shares of common stock for grant or issuance under the Amended and Restated Stock Option Plan discussed below.

NOTE 6—STOCK OPTIONS

        On February 25, 2003, Ocular's Board of Directors adopted the Amended and Restated Presby Corp 1997 Stock Option Plan (the "Plan"). Shareholders of Ocular approved the Plan on March 4, 2003. Refocus assumed this Plan on the Merger Closing Date. The Plan provides for the issuance of incentive stock options and non-qualified stock options to key employees, directors and independent contractors of the Company. The exercise price for each incentive stock option granted under the Plan may not be less than the fair market value of the common stock on the date of the grant (unless the optionee owns greater than 10% of the total combined voting power of all classes of capital stock of the Company, in which case the exercise price may not be less than 110% of the fair market value of the common stock on the date of the grant). Unless otherwise determined by the Board, incentive and non-qualified stock options granted under the Plan have a maximum duration of ten and fifteen years, respectively. The vesting periods for these options vary but are generally for periods of three years or less.

        The total number of shares of common stock available for new grants under the Plan after March 4, 2003, is 4,100,000 shares. There were options to purchase 161,851 shares of common stock outstanding prior to the amendment and restatement of the Plan. Options to purchase 3,052,365 shares of common stock are available for grant under the Plan at June 30, 2003.

        In March 2003 after the Plan was amended and restated, the Company granted options to purchase 557,635 shares of common stock pursuant to the employment and option contracts with our Chief Executive Officer. These options were contingent on the closing of the merger. The option contract also requires the Company to issue options to purchase up to an additional 22,959 shares of common stock if the post-closing private placement (see Note 2) exceeds $1,000,000 in gross proceeds. At the first board meeting after the merger, the Company issued additional options to purchase 490,000 shares of common stock to directors and officers. See Note 1 for the total compensation expense and weighted average factors used to calculate that expense.

        The following table summarizes the information with respect to stock options for the six months ended June 30, 2003 and 2002:

	2003		2002
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding, beginning of year	161,851	$0.104	189,922	$0.098
Granted	1,067,635	$1.986	7,010	$0.193
Exercised	(19,136)	$0.093	—	—
Canceled or expired	(20,000)	$1.980	—	—

Outstanding at June 30	1,190,350	$1.761	196,932	$0.102

Exercisable at June 30	259,968		178,240

        The following table summarizes information for options outstanding and exercisable at June 30, 2003:

	Options Outstanding			Options Exercisable
Exercise Prices	Shares	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
$0.093–$0.193	142,715	4.6 years	$0.105	142,715	$0.105
$1.98–$2.31	1,047,635	5.9 years	$1.986	117,253	$1.980

	1,190,350	5.7 years	$1.761	259,968	$0.951

NOTE 7—SUPPLEMENTAL CASH FLOW AND BALANCE SHEET INFORMATION

        The following supplemental cash flow information is provided for interest and income taxes paid and for non-cash transactions for the six months ended June 30, 2003 and 2002:

	2003	2002
Interest paid	$667	$—
Income taxes paid	—	—
Non-cash transactions:
Accretion of discount on Series B preferred stock	4,306	11,741
Accrual of dividends on Series B preferred stock	—	297,537
Value of warrants issued in private placement to agents or advisors	683,000	—
Conversion of Series B preferred stock	9,118,450	—
Conversion of Series C preferred stock	1,049,104	—
Value of separation and non-compete agreement	1,557,625	—
Value of warrant issued to investment banker	130,000	—
Value of warrant issued to agent in post-closing private placement	130,000	—
Value of Refocus common stock issued to advisor	21,750	—

        The following supplemental balance sheet information is provided for prepaid expenses, other long-term assets and accrued expenses:

	June 30, 2003	December 31, 2002
Prepaid expenses:
Prepaid insurance	$220,875	$79,022
Prepaid consulting expenses	91,668	—
Prepaid research and development costs	28,779	—
Prepaid FDA trial costs	85,786	—
Other prepaid expenses	2,184	4,711

Total	$429,292	$83,733

Other long-term assets:
Prepaid consulting expenses	$164,449	$—
Prepaid research and development costs	19,186	—
Deferred offering expenses	142,373	194,447

Total	$326,008	$194,447

Accrued expenses:
Accrued salaries, wages and benefits	$116,729	$46,848
Liability for possible replacement of product already shipped	50,000	50,000
Audit fee accrual	29,500	45,000
Accrual for amount due on former office lease	—	48,000
Director fees	64,500	—
Other	30,216	1,135

Total	$290,945	$190,983

NOTE 8—COMMITMENTS AND CONTINGENCIES

        The Company is involved in various legal proceedings arising in the normal course of business. Management believes the outcome of these matters will not materially affect the financial position, results of operations or cash flows of the Company.

        The Company carried product liability insurance coverage with a limit of $10,000,000 in the aggregate and per occurrence. The policy was changed to a limit of $5,000,000 in the aggregate and $1,000,000 per occurrence effective April 1, 2003. The change was made as a result of the assumption of manufacturing and distribution by CIBA under the CIBA Agreement.

        The Company has been informed by former foreign distributors of its products that they are seeking refunds on unsold products remaining in their inventory. The Company did not sell its products with a right of return and does not believe it has any liability to repurchase these products.

        Certain physicians may have purchased surgical kits in anticipation of taking part in the FDA trials. As a result of the CIBA Agreement, CIBA will be selecting those physicians who actually participate. The physicians were aware that the product was not yet approved for use in the United States, and the surgical kits were not sold with a right of refund. Several of these physicians have requested a refund or have informed the Company that if they are not selected to participate in the clinical trials, they will be seeking a refund. Currently, the Company is unable to determine the amount of liability, if any, to these physicians.

        A supplier had indicated to Ocular that it believed it had a firm order for 150 surgical instruments which the Company disputed. The Company has settled this claim for $15,000.

NOTE 9—OTHER RELATED PARTY TRANSACTIONS

        The Company leases its Denison, Texas facility under a monthly operating lease agreement with Dr. Schachar. Total rent expense for the three and six month periods ended June 30, 2003 was $12,000 and $24,000, respectively. Total rent expense for the three and six month periods ended June 30, 2002 was $12,000 and $24,000, respectively.

        The Company owed $48,000 at December 31, 2002 to a substantial holder of the Series B preferred stock for a lease that the Company abandoned due to its downsizing in late 2002. That amount was fully paid during the three months ended March 31, 2003.

        On February 26, 2003, our Chief Executive Officer, three of our other directors and others loaned the Company $250,000 to provide working capital until the Merger Closing Date. The annual interest rate on the loan was 12%, and the loan was due on the Merger Closing Date. All but $25,000 of the amounts repaid were used to purchase Refocus common stock in the private placement. Interest paid on the loans was $667.

NOTE 10—SUBSEQUENT EVENT

        In August 2003, an investment banker hired by CIBA distributed a confidential information memorandum soliciting bids to acquire CIBA's Surgical Business Unit ("Surgical"). The sale of Surgical would likely include the assignment and assumption of contractual obligations of Surgical, including the CIBA Agreement, and the transfer of Surgical employees to the purchaser. Surgical generally performs many of the obligations under the CIBA Agreement through personnel within Surgical, including manufacturing, sales, regulatory issues and technical matters. The Company, however, has the right to approve any assignment of the CIBA Agreement. Although CIBA does have the right to sub-license the CIBA Agreement, subject to the Company's approval, which may not be unreasonably withheld, any sub-license to a third party must be on the same terms and conditions as the original license. Since CIBA's effort to sell Surgical has just commenced, it is too early to determine what effect, if any, the sale of Surgical will have on the Company.

        While the process of the potential sale of Surgical is going forward, the Company expects, and has been advised by CIBA, that CIBA will continue to operate in good faith under the CIBA Agreement and that the preparation for the FDA trials and European Union sales in this fiscal year will continue.

INDEPENDENT AUDITORS' REPORT

Board of Directors
Presby Corp

        We have audited the accompanying consolidated balance sheets of Presby Corp and subsidiaries (the "Company"), as of December 31, 2002 and 2001 and the related consolidated statements of operations, shareholders' equity (deficiency), and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such consolidated financial statements present fairly, in all material respects, the consolidated financial position of Presby Corp and subsidiaries as of December 31, 2002 and 2001 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

        As discussed in Note 10 to the financial statements, on March 6, 2003, a newly created wholly-owned subsidiary of Refocus Group, Inc. ("Refocus") was merged with and into Presby Corp, with Presby Corp surviving as a wholly-owned subsidiary of Refocus.

Deloitte & Touche LLP
Ft. Worth, Texas
March 6, 2003

PRESBY CORP AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,
	2002	2001
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$267,180	$1,450,712
Accounts receivable	27,068	150,833
Inventories, net	—	132,591
Prepaid expenses	83,733	54,553

Total current assets	377,981	1,788,689
PROPERTY AND EQUIPMENT—Net	22,595	116,836
PATENT COSTS AND TRADEMARKS—Net	1,277,198	991,351
DEFERRED OFFERING EXPENSES	194,447	128,200

TOTAL ASSETS	$1,872,221	$3,025,076

LIABILITIES & SHAREHOLDERS' EQUITY (DEFICIENCY)
CURRENT LIABILITIES:
Accounts payable	$104,194	$264,959
Accrued expenses	190,983	232,017
Customer deposits	23,000	30,000

Total current liabilities	318,177	526,976
LONG TERM LIABILITIES:
Advance royalty payment	2,000,000	—
COMMITMENTS AND CONTINGENCIES	—	—
REDEEMABLE SERIES B PREFERRED STOCK—4,500,000 shares of $.001 par value authorized, 4,481,396 shares and 2,443,815 shares issued and outstanding in 2002 and 2001, respectively	9,114,144	6,261,965
SHAREHOLDERS' EQUITY (DEFICIENCY):
Series C preferred stock: 65,000 shares of $.001 par value authorized, 21,614 shares issued and outstanding	1,049,104	1,049,104
Warrants for purchase of 200 shares of Series C preferred stock in 2001	—	4,566
Common stock: 15,000,000 shares of $.001 par value authorized, 8,830,546 shares issued and outstanding in 2001—PC Lens Corp	—	1,286
Common stock: 30,000,000 shares of $.001 par value authorized, 13,804,699 shares issued and outstanding	13,805	13,805
Paid-in capital	6,237,651	6,164,389
Accumulated deficit	(16,860,660)	(10,997,015)

Total shareholders' equity (deficiency)	(9,560,100)	(3,763,865)

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIENCY)	$1,872,221	$3,025,076

See notes to consolidated financial statements.

PRESBY CORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years ended December 31,
	2002	2001	2000
REVENUES	$—	$230,250	$1,311,918
COST OF SALES	—	223,575	522,856

GROSS PROFIT	—	6,675	789,062
OPERATING EXPENSES:
Selling, general and administrative	952,422	1,230,541	1,210,592
Salary and related expenses	1,178,088	1,446,157	946,313
Instrument upgrade costs	—	364,695	100,215
Inventory adjustment costs	128,059	—	—
Professional services	534,432	1,231,176	696,188
Research and development	166,949	339,289	213,058
Depreciation and amortization	123,403	118,789	96,509

LOSS FROM OPERATIONS	(3,083,353)	(4,723,972)	(2,473,813)
OTHER INCOME (EXPENSE):
Interest income	20,577	171,367	265,130
Legal settlement	—	115,094	—
Other income (expense)	(325)	(13,600)	18,497

Total	20,252	272,861	283,627

NET LOSS	(3,063,101)	(4,451,111)	(2,190,186)
Accretion of discount on preferred stock	(23,482)	(23,501)	(35,708)
Accrued dividends on preferred stock	(2,777,062)	(594,106)	(402,595)

NET LOSS APPLICABLE TO COMMON SHARES	$(5,863,645)	$(5,068,718)	$(2,628,489)

NET LOSS PER SHARE APPLICABLE TO COMMON SHARES—BASIC AND DILUTED	$(0.42)	$(0.37)	$(0.19)

AVERAGE NUMBER OF COMMON SHARES OUTSTANDING—BASIC AND DILUTED	13,804,699	13,796,931	13,539,053

See notes to consolidated financial statements.

PRESBY CORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIENCY)

FOR THE THREE YEARS ENDED DECEMBER 31, 2002

		Series C Preferred Stock			PC Lens Corp Common Stock		Presby Corp Common Stock
	Series B Preferred Stock Warrants			Series C Preferred Stock Warrants					Paid-in Capital	Accumulated Deficit
		Shares	Amount		Shares	Amount	Shares	Amount			Total
COMBINED BALANCES AT DECEMBER 31, 1999	$188,565	—	$—	$—	8,830,546	$1,286	13,164,340	$13,164	$1,676,507	$(3,299,808)	$(1,420,286)
Exercise of Series B preferred stock warrants	(188,565)										(188,565)
Sales of Series C preferred stock and warrants (net of $200,867 of expenses)		21,400		913,386					1,025,747		1,939,133
Beneficial conversion feature of Series C preferred stock									(1,025,747)		(1,025,747)
Accretion of Series C preferred stock beneficial conversion feature			1,025,747								1,025,747
Sale of common stock (net of $217,299 of expenses)							621,609	622	3,359,931		3,360,553
Exercise of stock options							2,000	2	84		86
Accretion of discount on Series B preferred stock										(35,708)	(35,708)
Accrued dividends on Series B preferred stock										(402,595)	(402,595)
Net loss										(2,190,186)	(2,190,186)

COMBINED BALANCES AT DECEMBER 31, 2000	—	21,400	1,025,747	913,386	8,830,546	1,286	13,787,949	13,788	5,036,522	(5,928,297)	1,062,432
Exercise of Series C preferred stock warrants (net of $2,609 of expenses)		214	23,357	(4,566)							18,791
Expiration of Series C preferred stock warrants				(904,254)					904,254		—
Sale of common stock (net of $11,595 of expenses)							11,500	12	63,143		63,155
Exercise of stock options							5,250	5	220		225
Stock options granted									160,250		160,250
Accretion of discount on Series B preferred stock										(23,501)	(23,501)
Accrued dividends on Series B preferred stock										(594,106)	(594,106)
Net loss										(4,451,111)	(4,451,111)

COMBINED BALANCES AT DECEMBER 31, 2001	—	21,614	1,049,104	4,566	8,830,546	1,286	13,804,699	13,805	6,164,389	(10,997,015)	(3,763,865)
Accrued dividends on Series B preferred stock										(322,195)	(322,195)
Series B preferred stock issued in lieu of accrued dividends and in lieu of payment of dividends										(2,454,867)	(2,454,867)
Series B preferred stock issued in lieu of service fee due to RAS Service LP									60,642		60,642
Expiration of Series C preferred stock warrants				(4,566)					4,566		—
Stock options granted									7,650		7,650
Acquisition of common stock of PC Lens Corp by Presby Corp					(8,830,546)	(1,286)			404		(882)
Accretion of discount on Series B preferred stock										(23,482)	(23,482)
Net loss										(3,063,101)	(3,063,101)

CONSOLIDATED BALANCES AT DECEMBER 31, 2002	$—	21,614	$1,049,104	$—	—	$—	13,804,699	$13,805	$6,237,651	$(16,860,660)	$(9,560,100)

See notes to consolidated financial statements.

PRESBY CORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years ended December 31,
	2002	2001	2000
Cash Flows from Operating Activities:
Net loss	$(3,063,101)	$(4,451,111)	$(2,190,186)
Adjustments to reconcile net loss to net cash used by operating activities:
Non-cash items in net loss:
Depreciation and amortization	123,403	118,789	96,509
Loss on disposal of equipment	66,951	600	15,026
Loss on write-down of inventory	128,059	—	—
Loss on write-down of deferred offering expenses	128,200	—	—
Compensation cost due to stock options granted	7,650	160,250	—
Reserve on notes receivable	—	—	25,000
Cash provided (used) by working capital items:
Accounts receivable	123,765	(101,544)	67,957
Inventories	4,532	307,878	(70,922)
Prepaid expenses	(29,180)	(150,417)	9,894
Accounts payable, accrued expenses and other liabilities	(96,522)	125,662	10,155
Advance royalty	2,000,000	—	—

Net Cash Used by Operating Activities	(606,243)	(3,989,893)	(2,036,567)

Cash Flows from Investing Activities:
Additions to property and equipment	(16,155)	(99,802)	(68,347)
Additions to patents costs and trademarks	(365,805)	(269,558)	(197,856)
Purchase of common stock of PC Lens Corp	(882)	—	—

Net Cash Used by Investing Activities	(382,842)	(369,360)	(266,203)

Cash Flows from Financing Activities:
Sale of Series B preferred stock	—	—	1,999,878
Sale of Series C preferred stock and warrants	—	18,791	1,939,133
Sale of common stock	—	63,155	3,360,553
Exercise of common stock options	—	225	86
Deferred offering expenses	(194,447)	—	—

Net Cash Provided (Used) by Financing Activities	(194,447)	82,171	7,299,650

Net Increase (Decrease) in Cash and Cash Equivalents	(1,183,532)	(4,277,082)	4,996,880
Cash and Cash Equivalents, beginning of year	1,450,712	5,727,794	730,914

Cash and Cash Equivalents, end of year	$267,180	$1,450,712	$5,727,794

See notes to consolidated financial statements.

PRESBY CORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 2002, 2001 AND 2000

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        Principles of Consolidation:    The consolidated financial statements include the accounts of Presby Corp ("Presby") and PC Lens Corp ("PCL") (collectively referred to as the "Company"). The financial statements are consolidated because Presby reacquired all the outstanding stock of PCL in August 2002. The reacquisition of PCL was accounted for as a pooling since the acquisition was of an entity under common control. All significant intercompany accounts and transactions have been eliminated in the consolidated financial statements.

        Business:    Presby was formed primarily to develop a patented medical device and the surgical technique to treat presbyopia, primary open angle glaucoma and ocular hypertension in the human eye. Presby conducted training seminars and sold the device and the surgical instruments necessary to optimize the surgical technique. Presby conducted research and development, packaging and shipping activities at its Denison, Texas facility and at its Dallas, Texas headquarters. Sale of Presby's medical device product is currently restricted to international markets while Presby seeks approval of the device in the United States by the Food and Drug Administration (the "FDA"). Presby is also developing a device to be used in the treatment of age-related macular degeneration ("ARMD").

        In March 2002, Presby executed an agreement to license its primary intellectual property and products to CIBA Vision ("CIBA"), the eye care unit of Novartis AG. Under the agreement (the "CIBA Agreement"), CIBA has licensed exclusive rights in international markets to Presby's patents related to the treatment of presbyopia, ocular hypertension and primary open angle glaucoma. At closing, CIBA paid $2,000,000 in advance royalties and has certain rights to purchase equity in Presby if Presby obtains certain investments from third parties. Subject to certain conditions, CIBA must purchase equity in Presby to obtain exclusive license rights to Presby's patents in the United States. CIBA will market and sell the products worldwide at its expense, participate in the management of and participate in the cost of FDA clinical trials and fund potential costs associated with mutually agreed legal protection of the related patents. CIBA will pay Presby a percentage royalty on its net sales of all patented products and make certain payments on milestones achieved by Presby. CIBA is also required to pay Presby certain minimum royalties to maintain its exclusive license rights. After a transition period, CIBA will also assume manufacturing and all associated costs. Presby continues to own all of its patent rights and did not license to CIBA the patent rights associated with its macular degeneration device. In conjunction with this agreement, Presby ceased all direct marketing of the licensed products. CIBA intends to market Presby's products under its own brand with reference to Presby on the packaging.

        PCL was formed primarily to develop a patented single element variable focus lens ("SEVFL") technology. PCL has had no revenue for the three years ended December 31, 2002. In August 2002, a contract with a licensing agent to market the technology expired. During 2002, Presby determined that it should no longer continue to fund the operations of PCL on a promissory note basis and that it should repurchase the outstanding stock of PCL. PCL had no source of funding other than Presby. The holders of PCL common stock agreed to sell the common stock back to Presby at a price per share less than par value. Presby completed the purchase of all the outstanding common stock of PCL in August 2002 at a total cost of $882.

        The Company has determined that it currently operates in one segment, development of optical technologies.

        Management Estimates and Significant Risks and Uncertainties:    The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities, and the disclosure of contingent assets and liabilities, at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from these estimates.

        The Company is subject to a number of risks and can be affected by a variety of factors. For example, management of the Company believes that any of the following factors could have a significant negative effect on the Company's future financial position, results of operations and cash flows: failure to keep pace with changes in the marketplace; failure to develop and commercialize new products or product enhancements; lack of growth in demand or future acceptance of the Company's products; risks associated with product liability and product defects and errors; intense competition with other companies with greater financial, technical and marketing resources; failure of the Company or CIBA to obtain or maintain necessary FDA clearances or approvals for products; failure to protect intellectual property; and litigation or other claims against the Company. Management of the Company did not believe that, at December 31, 2002, the Company had adequate funds to enable it to continue as a going concern beyond the end of 2003. However, in March 2003, Presby completed a merger with another company and a private placement of stock as part of a series of transactions and, as a result, the Company now has adequate funds to continue operations through 2003 including the ability to continue to fund Presby's FDA trials (see Note 10).

        Cash and Cash Equivalents:    Cash and cash equivalents consist principally of amounts held in demand deposit accounts and amounts invested in financial instruments with initial maturities of three months or less at the time of purchase.

        Inventories:    Inventories were valued at the lower of cost (determined using an average cost method) or market. During 2002, as a result of the CIBA Agreement, Presby wrote off its remaining inventory at a cost of $128,059 as CIBA will be producing the devices and surgical instruments under their brand name and, for the most part, will not be using any of the devices or surgical instruments in Presby's inventory.

        Property and Equipment:    Property and equipment is stated at cost. Depreciation is computed once an asset is placed in service using the straight-line method at rates designed to distribute the cost of the asset over its estimated useful life of 3 to 10 years for furniture and equipment. Amortization of leasehold improvements is included in depreciation and amortization expense and is based on the lesser of the asset's useful life or the projected term of the lease. Cost to maintain property and equipment are charged to expense as incurred. During 2002, the Company wrote off a substantial portion of its fixed assets as a result of downsizing its staff and office space in conjunction with the business changes contemplated in the CIBA Agreement. The loss from the disposal of excess fixed assets was $66,951. Property and equipment consisted of the following at December 31, 2002 and 2001:

	2002	2001
Furniture and equipment	$51,614	$251,873
Leasehold improvements	—	33,901

Total	51,614	285,774
Less accumulated deprecation and amortization	29,019	168,938

Property and equipment, net	$22,595	$116,836

        Deferred Patent and Trademark Costs:    Costs incurred in relation to patent and trademark applications are capitalized as deferred patent and trademark costs and amortized over 17 years or the legal life of the patent or trademark. If it is determined that a patent or trademark will not be issued, the related application costs are charged to expense at the time such determination is made.

	Costs	Amortization	Net
Presby Patents	$1,167,714	$188,981	$978,733
Presby Trademarks	123,415	29,036	94,379
PCL Patents	250,892	46,806	204,086

Balance at December 31, 2002	$1,542,021	$264,823	$1,277,198

Presby Patents	$867,727	$129,115	$738,612
Presby Trademarks	112,158	22,114	90,044
PCL Patents	196,347	33,652	162,695

Balance at December 31, 2001	$1,176,232	$184,881	$991,351

        Amortization expense was $79,958, $61,262 and $47,515 for the years ended December 31, 2002, 2001 and 2000, respectively. The estimated aggregate amortization expense for each of the succeeding five fiscal years will be approximately $90,700 each year.

        Long-Lived Assets:    The Company reviews long-lived assets and identifiable intangibles for impairment whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying value of an asset to the undiscounted expected future cash flows generated by the asset. If the carrying value of the asset exceeds the expected future cash flows, an impairment exists and is measured by the amount by which the carrying value exceeds the estimated fair value of the asset. Management believes that no impairment existed at December 31, 2002. Assets to be disposed of are reported at the lower of their carrying value or fair value less costs to sell.

        Fair Value of Financial Instruments:    The fair value of financial instruments is determined by reference to various market data and other valuation techniques, as appropriate. Unless otherwise disclosed, the fair value of financial instruments approximates their recorded value due primarily to their short-term nature.

        Revenue Recognition:    Presby has three main sources of revenue: product sales and seminar revenues prior to 2002 and royalty revenues beginning with the CIBA contract that was effective in

March 2002. Revenue in each of these categories is recognized when the following four criteria are met:

  •
  Persuasive evidence of an arrangement exits;

  •
  Delivery has occurred or services have been rendered;

  •
  The selling price is fixed or determinable; and

  •
  Collectibility is reasonably assured.

        Title passes to the buyer when goods are shipped for product sales. Seminar revenue is recognized upon performance of the service. Royalty and milestone revenue will be recognized when earned under the CIBA agreement. Presby's products are sold without warranty or the right to return. However, Presby has established a liability of $50,000 for possible replacement, at cost, of the patented medical device previously shipped which may not be usable due to package dating or as a result of the CIBA Agreement.

        In March 2002, Presby received $2,000,000 in advance royalties that have been deferred. This amount will be deducted from Presby's future earned royalties at the rate of $125,000 per quarter starting in the second year after the date of the CIBA Agreement.

        Research and Development Costs:    Research and development costs, including the costs of certain specialized equipment, are incurred to establish feasibility and to develop the Company's products and are charged to operations.

        Stock-Based Compensation:    In January 2002, Presby elected to adopt the fair value based method of accounting for stock-based compensation as defined in Statement of Financial Accounting Standards ("SFAS") No. 123 "Accounting for Stock-Based Compensation". Presby has elected to report the change in accounting principle using the modified prospective method as outlined in SFAS. No. 148 "Accounting for Stock-Based Compensation—Transition and Disclosure" (see below). Under this method, the stock-based employee compensation expense charged against earnings for the year ended December 31, 2002, is computed as if the fair value based accounting method had been used to account for all employee awards granted, modified or settled in fiscal years beginning after December 15, 1994. For the years ended December 31, 2001 and 2000, the compensation expense recorded with respect to stock option grants to Presby's employees used the intrinsic value method as prescribed by Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees" ("APB 25").

        The fair value of each option grant was estimated on the date of grant by using the Black-Scholes option-pricing model. The following weighted average assumptions were used in valuing options granted in 2002 and 2001 (there were no grants in 2000):

	2002		2001
Expected dividend yield	0.00%		0.00%
Expected volatility	69.80%		49.90%
Risk-free interest rate	4.88%		4.26%
Expected option lives	10.00	years	10.00	years

        The fair value of options issued in 2002 was approximately $0.51 per share and in 2001 was approximately $6.44 per share.

        SFAS No. 123 requires disclosure of the pro forma effect on net income if a company continues to account for stock options under the provisions of APB 25 rather than the alternative fair value accounting provided under SFAS No. 123. As a result of adopting SFAS No. 123 in 2002 using the modified prospective method under the provisions of SFAS No. 148, the net loss for the year ended December 31, 2002, which includes a charge of $7,650 related to stock-based compensation, is not different from the net loss that would have been recognized had SFAS No. 123 been adopted at its inception. The following table illustrates the effect on net loss and net loss per share had compensation cost for Presby's stock options been determined based upon the fair value at the date of grant for such awards consistent with the provisions of SFAS No. 123.

		Year ended December 31,
		2002	2001	2000
Net loss applicable to common shares as reported		$(5,863,645)	$(5,068,718)	$(2,628,489)
Add:	Stock-based employee compensation expense included in net loss applicable to common shares	7,650	160,250	—
Deduct:	Stock-based employee compensation expense determined under fair value based methods	(7,650)	(161,000)	—

Pro forma net loss applicable to common shares		$(5,863,645)	$(5,069,468)	$(2,628,489)

Net loss per share applicable to common shares—basic and diluted		$(0.42)	$(0.37)	$(0.19)

        Income Taxes:    Deferred tax assets and liabilities are established for temporary differences between financial statement carrying amounts and the taxable basis of assets and liabilities using rates currently in effect. A valuation allowance is established for any portion of a deferred tax asset for which realization is not likely. The deferred tax asset is reviewed periodically to determine the amount considered realizable.

        Loss per share:    The net loss applicable to common shares was used in the calculation of earnings per share for both basic and diluted loss per share. There was no adjustment for the calculation of diluted loss per share for dividends accrued on the shares of Series B convertible preferred stock outstanding as they were anti-dilutive for the three years ended December 31, 2002. The weighted average number of common shares outstanding for calculation of basic and diluted earnings per share was also the same. Options to purchase 346,350 shares in 2002, 406,425 in 2001 and 386,675 in 2000 were not included in the computation of diluted earnings per share as the effect of including the options in the calculation would be anti-dilutive. Conversion of the Company's preferred stock was also not included in the calculation of diluted earnings per share as it would also have been anti-dilutive.

        Comprehensive Loss:    For all years presented, comprehensive loss is equal to net loss.

        Reclassifications:    Certain previously reported amounts have been reclassified to conform to current year presentations.

        Deferred Offering Expenses:    Presby has deferred certain costs associated with common and preferred stock offerings until the offers are completed and the deferred expenses are offset against the proceeds received from the offerings. The balance of deferred offering expenses outstanding at December 31, 2001 was written-off during the year ended December 31, 2002 as a result of the cancellation of the offering. Deferred offering expenses at December 31, 2002 relate to a transaction whereby Presby, for accounting purposes, acquired another company in March 2003. See Note 10.

        Recently Issued Accounting Pronouncements:    In June 2001, the FASB issued SFAS No. 141 "Business Combinations" and SFAS No. 142 "Goodwill and Other Intangible Assets". SFAS No. 141, among other things, eliminates the pooling of interests method of accounting for business acquisitions entered into after June 30, 2001. SFAS No. 142 requires companies to use a fair-value approach to determine whether there is impairment of existing and future goodwill. In August 2001, the FASB issued SFAS No. 144 "Accounting for Impairment of Long-Lived Assets". SFAS No. 144 supersedes SFAS No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" and APB No. 30 "Reporting the Effects of Disposal of a Segment of a Business and Extraordinary, Unusual and Infrequently Occurring Events and Transactions" and combines the two accounting models into a single model based on the framework established in SFAS No. 121. The Company was required to implement these pronouncements for the fiscal year beginning January 1, 2002. The implementation of these pronouncements did not have a material impact on the Company's results of operations or financial condition.

        In June 2001, the FASB also issued SFAS No. 143 "Accounting for Asset Retirement Obligations" which addresses asset retirement obligations that result from the acquisition, construction or normal operation of long-lived assets. It requires companies to recognize asset retirement obligations as a liability when the liability is incurred at its fair value. The Company has elected the early adoption of this standard effective January 1, 2002. There was no impact on the Company's results of operations or financial condition as a result of the early adoption of the standard.

        In April 2002, the FASB issued SFAS No. 145 "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections". SFAS No. 13 is amended to eliminate any inconsistency between the required accounting for sale leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to leaseback transactions. This statements also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. The Company will be required to adopt this standard in its fiscal year beginning January 1, 2003. The Company does not believe that there will be a material impact on its results of operations or financial condition as a result of the adoption of this standard.

        In June 2002, the FASB issued SFAS No. 146 "Accounting for Costs Associated with Exit or Disposal Activities". This statement requires recording costs associated with exit or disposal activities at their fair value when a liability has been incurred. Under previous guidance, certain exit costs were accrued upon management's commitment to an exit plan, which is generally before an actual liability has been incurred. The provisions of this statement are effective for exit or disposal activities that are initiated after December 31, 2002. This standard will not have a material impact on the Company's results of operations or financial condition.

        In November 2002, the FASB issued Interpretation No. 45 ("FIN45") "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others". This interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The disclosure requirements and initial measurement requirements of FIN45 are effective prospectively for guarantees issued or modified after

December 31, 2002. The Company is not a party to any agreement in which it is a guarantor of indebtedness of others. Accordingly, the pronouncement is currently not applicable to the Company.

        In December 2002, the FASB issued SFAS No. 148 "Accounting for Stock-Based Compensation—Transition and Disclosure". This statement amends SFAS No. 123 (see"Stock-Based Compensation" above) and provides for alternate methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. This statement also amends the disclosure requirements of SFAS No. 123 to require more prominent and frequent disclosures in financial statements about the effects of stock-based compensation. The transition guidance and annual disclosure provisions of SFAS No. 148 are effective for fiscal years ending after December 15, 2002. Presby adopted this pronouncement effective January 1, 2002. The adoption did not have a material impact on the Company's results of operations or financial condition.

NOTE 2. SUPPLEMENTAL CASH FLOW AND BALANCE SHEET INFORMATION

        The Company did not pay any interest expense or income taxes during the three years ended December 31, 2002. The following non-cash activities occurred during the years ended December 31, 2002, 2001 and 2000:

	2002	2001	2000
Accretion of discount on Series B preferred stock	$23,482	$23,501	$35,708
Accrual of dividends on Series B preferred stock	322,195	594,106	402,595
Preferred stock issued in lieu of dividends on Series B preferred stock	2,454,867	—	—
Series B preferred stock issued to RAS Service LP in lieu of service fee due	112,277	—	—
Accretion of beneficial conversion feature on Series C preferred stock	—	—	1,025,747

        The following are the details of accrued expenses at December 31, 2002 and 2001:

	2002	2001
Accrued salaries, wages and benefits	$46,848	$39,990
Liability for possible replacement of product already shipped (see Note 1)	50,000	50,000
Accrued fees due to RAS Service LP	—	112,277
Audit fee accrual	45,000	26,000
Accrual of amount due on former office lease	48,000	—
Other	1,135	3,750

Total accrued expenses	$190,983	$232,017

NOTE 3. REDEEMABLE PREFERRED STOCK

        In April 1998, Presby designated 4,400,000 shares of $.001 par value preferred stock as Series B and entered into a securities purchase agreement (the "Agreement") with certain investors (the "Investors"). Under this Agreement, Presby sold 977,526 shares of Series B preferred stock and 977,526 warrants for a total of $2,000,018 in 1998. The Series B preferred stock was originally presented net of issue expenses and the value assigned to the warrants together aggregating $421,528. In February 1999, Presby sold an additional 488,763 shares of Series B preferred stock for $1,000,009 under the Agreement. In April 2000, the holders of the Series B warrants exercised their option to purchase 977,526 shares of Series B preferred stock for approximately $2,000,000. The remaining discount of $54,791 at December 31, 2002 will be accreted through May 2005.

        Each share of voting Series B preferred stock was initially convertible at any time into 2.1 shares of Presby's common stock (increased to 2.52 shares during 2001 related to Presby not achieving certain performance goals) and will automatically be converted into 2.52 shares of Presby's common stock upon the closing of a public offering of Presby's stock with proceeds exceeding $20 million. Each share initially bore cumulative annual dividends of 10% (increased to 12% in 2001 related to Presby not achieving certain performance goals and subject to decrease for payments related to a service agreement (see below). Dividends were accrued for payment but deferred until October 31, 2002. In the event of liquidation of Presby, whether voluntary or involuntary, the holders of the Series B preferred stock are entitled to receive $2.046 per share (subject to adjustment) plus unpaid dividends prior to any distributions to the common stockholders. Presby could distribute the dividends in cash or additional shares of Series B preferred stock. The Series B preferred stock is redeemable at the option of the holders after May 1, 2005.

        Presby reached an agreement with the Investors in July 2002 (the "New Agreement") whereby Presby issued 2,012,344 shares of Series B preferred stock in lieu of accrued dividends on the Series B preferred stock and in lieu of any future dividends on the Series B preferred stock. The shares issued were valued at par value and the value of the shares over the amount of dividends accrued as of July 15, 2002 of $2,454,867 was accounted for as additional dividends on the Series B preferred stock. The New Agreement did not change the conversion ratio or the date at which the Series B preferred stock could be redeemed. However, under the New Agreement, no future dividends will be accrued. Presby designated an additional 100,000 shares of $.001 par value preferred stock as Series B at the time of this transaction.

        In addition, the New Agreement amended the automatic conversion feature of the Series B preferred stock by adding a provision that if the Company completed a sale of common stock where the aggregate gross proceeds to the Company were at least $5 million, the Series B preferred stock would automatically be converted. The private placement discussed in Note 10 triggered the automatic conversion in March 2003.

        Presby also entered into a service agreement with an entity, RAS Service LP ("Service LP"), owned by the Investors and certain employees and shareholders of Presby. The service agreement required payments to Service LP by Presby based on Presby's sales levels. The dividends on the Series B preferred stock were reduced by 85% of these payments. At December 31, 2001 accrued expenses included $112,277 due under the service agreement. In conjunction with the deferral of the dividend until October 31, 2002, the payments under the service agreement were also deferred until October 31, 2002, and the term of the service agreement was extended until December 31, 2006. In July 2002, the service agreement was cancelled, and Presby issued 25,237 shares to Service LP in lieu of the $112,277 service fee due. The difference in the value of the shares at par value and the amount due Service LP of $60,642 was added to paid-in capital.

NOTE 4. SHAREHOLDERS' EQUITY

        Presby had authorized 65,000 shares of Series C preferred stock and 30,000,000 shares of common stock at December 31, 2002.

        In June 2000, Presby designated 65,000 shares of $.001 par value preferred stock as Series C and entered into a securities purchase agreement (the "C Agreement") with certain investors. Under the C Agreement, Presby sold 21,400 shares of Series C preferred stock and warrants exercisable for 40,000 additional shares of Series C preferred stock for a total of $2,140,000 before expenses of $200,867 in 2000. In determining the value of the Series C preferred stock and the Series C warrants, the net proceeds were allocated based on their relative fair values. Presby allocated $913,386 of the proceeds to the warrants and $1,025,747 to a beneficial conversion feature calculated at the issuance date of the Series C preferred stock based on the difference between the conversion price per share and the estimated market value of Presby's common stock in June 2000. Presby has accreted $1,025,747 related to the beneficial conversion feature of the Series C preferred stock during 2000. The Series C preferred stockholders have the right to convert at the option of each holder into shares of Presby's common stock.

        Each share of voting Series C preferred stock is initially convertible at any time into 21 shares of Presby's common stock and will automatically be converted into 21 shares of Presby's common stock upon the closing of a public offering of Presby's stock, the defined trading of Presby's common stock, or the conversion of a majority of the Series B preferred stock into common stock. In the event of liquidation of Presby, whether voluntary or involuntary, the holders of the Series C preferred stock are entitled to receive $100 per share (subject to adjustment) after required distributions to holders of Series B Preferred stock but prior to any distributions to the common stockholders. In June 2001, the holders exercised warrants for the purchase of 214 shares of Series C preferred stock at $100 per share. At December 31, 2002, no warrants to purchase Series C preferred stock remained outstanding.

NOTE 5. STOCK OPTION PLAN

        In July 1997, Presby's Board of Directors adopted the 1997 Stock Option Plan (the "Plan"). The Plan provides for the issuance of incentive stock options and non-qualified stock options to key employees, directors and independent contractors of Presby. The total number of shares of common stock authorized and reserved for issuance under the Plan is 1,680,000 shares. The exercise price for each incentive stock option granted under the Plan may not be less than the fair market value of the common stock on the date of the grant (unless the optionee owns greater than 10% of the total combined voting power of all classes of capital stock of Presby, in which case the exercise price may not be less than 110% of the fair market value of the common stock on the date of the grant). Unless otherwise determined by the Board, incentive and non-qualified stock options granted under the Plan have a maximum duration of ten and fifteen years, respectively, and vest in up to four equal installments.

        In April 2001, Presby awarded options to purchase 25,000 shares of common stock at $.09 per common share to an officer in conjunction with an employment agreement. The employment agreement also required Presby to issue options to purchase up to an additional 25,000 common shares depending on certain performance criteria. In March 2002, options to purchase an additional 15,000 shares were issued as certain performance criteria were met. As a result of the adoption of SFAS 123, the options issued in March 2002 were valued using the fair value based accounting method prescribed by SFAS 123. Compensation expense of $7,650 was recognized for the year ended December 31, 2002 related to the stock options issued. The options issued in April 2001 were valued using the intrinsic value method specified by APB 25 as the difference between the exercise price and the most recent sale price, $6.41 per share, of the underlying shares subject to purchase under the agreement. Presby recorded $160,250 in compensation expense in conjunction with the issuance of the options awarded in April 2001.

        The following table summarizes the information with respect to stock options for the three years ended December 31, 2002 and changes during the years then ended:

	Year Ended December 31,
	2002		2001		2000
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding, beginning of year	406,425	$0.046	386,675	$0.043	388,675	$0.043
Granted	15,000	$0.090	25,000	$0.090	—
Exercised	—		(5,250)	$0.043	(2,000)	$0.043
Canceled or expired	(75,075)	$0.043	—		—

Outstanding, end of year	346,350	$0.048	406,425	$0.046	386,675	$0.043

Exercisable, end of year	306,350		381,425		386,675

        The following table summarizes outstanding options by exercise price and by weighted average years left to exercise:

	December 31, 2002
	Options Outstanding		Options Exercisable
Exercise Prices	Shares	Weighted Average Years Left to Exercise	Shares	Weighted Average Years Left to Exercise
$0.043	306,350	4.6	306,350	4.6
$0.090	40,000	8.6	—

	346,350	5.0	306,350	4.6

Weighted average exercise price	$0.048		$0.043

NOTE 6. COMMITMENTS AND CONTINGENCIES

        The Company is involved in various legal proceedings arising in the normal course of business. Management believes the outcome of these matters will not materially affect the financials position, operating results or cash flows of the Company.

        Presby leases its facilities in Dallas, Texas and Denison, Texas. Total lease expense was approximately $204,000, $141,000 and $117,000 for the years ended December 31, 2002, 2001 and 2000, respectively. There were no leases with remaining terms of one year or more at December 31, 2002.

        In 2001, the Company received $115,094, net of legal fees, related to a legal settlement in defense of one of the Company's patents. Two additional settlements also in the defense of the Company's patents resulted in a net expense when netted against the associated legal expenses incurred in 2001.

        Presby carries product liability insurance coverage with a limit of $10,000,000 per occurrence and in the aggregate.

        A supplier has indicated to Presby that it believes Presby has a firm order for 150 surgical instruments. Management of Presby does not believe that there is a firm order and that it has no obligation to the supplier.

        Certain physicians may have purchased surgical kits in anticipation of taking part in future FDA trials. As a result of the CIBA Agreement, CIBA will be selecting those physicians who actually participate. While the physicians were aware that the product was not yet approved for use in the United States, and that Presby did not sell the surgical kit with a right of refund, several of these physicians have informed Presby that if they are not selected to participate in the clinical trials, they will be seeking a refund. Presby is currently unable to determine the amount of liability, if any, that may arise from these claims.

NOTE 7. OTHER RELATED PARTY TRANSACTIONS

        Presby leases its Denison, Texas facility under a monthly operating lease agreement with certain shareholders. Total rent expense for the operating lease amounted to $48,000 for each of the three years ended December 31, 2002.

        Presby's leased its former Dallas, Texas facilities from a substantial holder of its Series B preferred stock. Due to downsizing of its staff in conjunction with the business changes contemplated in the CIBA Agreement, Presby negotiated a settlement with its former lessor to abandon that lease for a smaller facility. Under the contract, lease payments to the lessor of approximately $98,000 for the period from January through December 2003 were still due. Presby negotiated a reduced lease payment of $48,000 to the lessor. The $48,000 liability was accrued in other accrued liabilities at December 31, 2002.

NOTE 8. INCOME TAXES

        No provision for income taxes has been recognized for the three years ended December 31, 2002 as the Company incurred net operating losses for income tax purposes. The Company did not record any federal income tax benefit for its losses because of the uncertainty of realizing its deferred tax assets. The Company has adjusted the valuation allowance to maintain a full valuation allowance against the net deferred tax assets.

        Deferred tax assets and liabilities consist of the following:

	Year Ended December 31,
	2002	2001
Deferred tax assets:
Net operating loss carryforwards	$3,384,800	$2,997,300
Advance royalty	680,000	—
Stock option compensation	57,100	54,500
Fixed assets and reserves	20,000	48,600

Net deferred tax asset	4,141,900	3,100,400
Valuation allowance	(4,141,900)	(3,100,400)

Recognized net deferred tax asset	$—	$—

        The increase in the deferred tax asset valuation allowance for the year ended December 31, 2002 was $1,041,500.

        At December 31, 2002, the Company has net operating loss carryforwards of approximately $10.0 million for income tax purposes. These net operating loss carryforwards begin to expire in 2009 and may be limited in their use due to significant changes in the Company's ownership (see Note 10).

        The difference between the Company's effective tax rate and the federal statutory rate of 34% are as follows:

	Year Ended December 31,
	2002	2001	2000
Income tax benefit at statutory rate	(34)%	(34)%	(34)%
Valuation allowance	34	34	34

Total income tax expense	0%	0%	0%

NOTE 9. EMPLOYEE BENEFIT PLAN

        Presby has a retirement savings plan under Section 401(k) of the Internal Revenue Code covering substantially all employees. Contributions to the plan totaled $14,713, $2,500 and $0 for the years ended December 31, 2002, 2001 and 2000, respectively.

NOTE 10. SUBSEQUENT EVENTS

        On February 25, 2003, Dr. Ronald A. Schachar, our founder and Chief Scientist, and Presby entered into a Severance, Release and Consulting Agreement. In accordance with such agreement, Dr. Schachar resigned as an officer, director and employee of Presby as of the date of the closing of the merger discussed below. Presby agreed to retain Dr. Schachar as a consultant for a period of up to five years, and he agreed not to compete with the Company during that time. Dr. Schachar will assist Presby for a limited time in conducting research and development on its products for the treatment of ARMD, maintenance of its patent portfolio and other matters. Subject to certain conditions, Dr. Schachar will be paid an aggregate of $1,750,000 over the consulting period of which $950,000 will be paid in the first two years. The timing of the remaining $800,000 due in years three through five is partially dependent on the Company's profitability in those years; however, Dr. Schachar is guaranteed to receive a minimum of $250,000 but not more than $400,000 for each of the third and fourth years with the remainder, if any, to be paid in the fifth year. As security for the payment of his consulting fees, Presby granted Dr. Schachar a security interest in its patent rights relating to the SEVFL and ARMD devices and patent applications. Dr. Schachar also received from Presby an assignment of its patents for the ARMD device outside the United States, which is revocable upon certain conditions. At December 31, 2002, the carrying value of the patents the Company transferred was approximately $121,000.

        On March 6, 2003, Refocus Group, Inc. ("Refocus") and Presby entered into a merger agreement. On March 6, 2003 (the "Merger Closing Date"), a newly created wholly-owned subsidiary of Refocus was merged with and into Presby, with Presby surviving as a wholly-owned subsidiary of Refocus. As a result of the private placement discussed below, immediately before the merger, the holders of the Series B preferred stock and the Series C preferred stock converted their shares into common stock of Presby. At the same time, Presby did a 2.14-to-1 reverse split resulting in 11,940,144 shares of Presby common stock outstanding. Each of the shares of Presby common stock then outstanding was converted into common stock of Refocus on a one-for-one basis. Therefore, on the Merger Closing Date, Refocus issued 11,940,144 shares of common stock to stockholders of Presby, representing approximately 63%

of Refocus' outstanding common stock following the merger and the funding of the initial tranche of the private placement, in exchange for 100% of the outstanding capital stock of Presby, subject to the assertion of appraisal rights by former Presby stockholders. Following the merger, all of Refocus' business operations are conducted through its wholly-owned subsidiary, Presby.

        Since the stockholders of Presby own a majority of the issued and outstanding shares of common stock of Refocus after the merger and the private placement, this transaction is being accounted for as a reverse merger whereby Presby is deemed to be the accounting acquirer of Refocus. Because Refocus did not have any significant business prior to the merger and its former operations are being discontinued, there is no goodwill or other intangibles that will arise from the merger.

        The Presby stock options outstanding at December 31, 2002 were converted into options to acquire 161,851 shares of Presby after the 2.14-to-1 reverse split. The exercise price was also adjusted by multiplying the old option price by 2.14 to determine the new price. In February 2003, before the Merger Closing Date, Presby adopted an amendment to its 1997 Stock Option Plan which, for the most part, increased the number of shares available for issuance under the plan to 4.1 million shares (after the 2.14-to-1 reverse split). In addition, Presby issued options to purchase 557,635 shares of common stock of Presby (after the 2.14-to-1 reverse split) to its Chief Executive Officer as part of his employment contract. These shares were issued at the fair market value of the Refocus shares at the Merger Closing Date. Refocus adopted the amended and restated Presby stock option plan and all outstanding options were converted into the same number of options of Refocus.

        In connection with the merger, Refocus completed a private placement of shares of its common stock that is being consummated in two tranches with 50% of the total subscribed paid with each tranche. The first tranche closed on the Merger Closing Date. Refocus received $5,147,500 for 2,875,000 shares of Refocus common stock, net of agent and finder fees. The deferred offering costs at December 31, 2002 of $194,447 plus an estimated $570,000 in additional costs for legal, audit, and other private placement costs are to be offset against the proceeds received from the common stock issued. In addition, each share of common stock issued carried a detachable warrant to purchase one-half share of Refocus common stock at $2.50 per share. Total warrants for 1,437,500 shares of Refocus common stock were issued to these investors. In addition, 12,500 shares of Refocus common stock, warrants to purchase 1,250,000 shares of Refocus common stock at $2.50 per share and warrants to purchase 50,000 shares of Refocus common stock at $2.00 per share were issued to agents and others involved in the private placement. Therefore, with the 4,097,107 shares of Refocus common stock outstanding prior to the merger and private placement, there are a total of 18,924,751 shares of Refocus common stock outstanding. There are warrants to purchase a total of 2,737,500 shares of Refocus common stock and options to purchase 719,486 shares of Refocus common stock outstanding at the Merger Closing Date.

        Investors who participated in the first tranche were required to irrevocably commit to the second tranche, with the remaining 50% being funded at the closing of the second tranche. The closing of the second tranche (and the funding of investor funds in connection with the second tranche) is contingent on: (i) the initiation of Presby's Phase II FDA clinical trial for the treatment of presbyopia, (ii) the earlier of (a) approval from Health Canada (the Canadian equivalent of the FDA) to commercialize Presby's treatment for primary open angle glaucoma and/or ocular hypertension or, (b) the completion, after the Merger Closing Date, of 500 surgical procedures in Canada and/or the European Union for the treatment of primary open angle glaucoma or ocular hypertension. and (iii) the concurrent second tranche investment by CIBA of $1,250,000. The second tranche investment commitment is secured by the shares issued in the first tranche. Upon the closing of the second tranche, an additional 2,875,000 shares of common stock with warrants attached for 1,437,500 shares of common stock at $2.50 per share are expected to be issued for proceeds of approximately $5,650,000, net of agent and finders fees and before offering expenses. In addition, 37,500 shares of Refocus common stock are expected to be issued to agents and others involved in the private placement.

        Finally, Refocus will seek to find an agent to conduct a post-closing private placement. The post-closing private placement offering may include the sale of up to $2,500,000 of Refocus common stock and warrants. In the event that at least $1,000,000 is not raised within six months of the Merger Closing Date, an agent has subscribed to purchase that number of shares of our common stock at $2.00 per share in order to satisfy the deficiency between the amount of additional capital successfully raised and $1,000,000. The Company expects that at least 500,000 shares of Refocus with 250,000 warrants attached will be issued. It is expected that additional warrants to purchase 400,000 shares of common stock at $2.50 per share will be issued to the agents involved in the post-closing private placement.

        While Presby has generated substantial tax loss carryforwards in prior years, management of Presby believes these loss carryforwards may be substantially reduced as a result of an ownership change (as defined in the Internal Revenue Code of 1986, as amended) that may have occurred in connection with the merger. However, additional work will need to be done to determine whether an actual ownership change has occurred and the amount of loss carryforwards that would be available as a result.

        In order to provide funds to the Company to continue its operations until the Merger Closing Date, certain shareholders, directors and others provided a bridge loan of $250,000 on February 26, 2003 to the Company. The loan accrued interest at 12% and matured at the Merger Closing Date. Except for $25,000 which was repaid in cash, the remainder of the bridge loan was used to purchase shares in the initial tranche of the private placement.

        In addition to fees and warrants received by agents involved in the private placement, the Company has signed one-year consulting agreements with two of the agents to provide certain services related to long-range financial planning and investor relations. Each of the firms will be paid $180,000 plus expenses over a period of twelve months for their services.

        The difference in the net loss of the Company as presented and the pro forma net loss as if the merger had taken place at the beginning of the year ended December 31, 2002 or December 31, 2001 are immaterial as the loss reported by Refocus was $60,640 and $25,584 for the years ended December 31, 2002 and 2001, respectively. Refocus had no revenues and had no provisions for income taxes in either of those years. However, the net loss applicable to common shares would be significantly lower assuming the Company's preferred stock would have been converted to common in connection with the merger. In addition, the pro forma loss would have been materially higher if the private placement had occurred during either of those years based on additional costs related to consulting, legal, audit, public relations and transfer agent expenses which would have been incurred by the Company as a result of the private placement and being a public company. The Company estimates that an additional $1,470,000 would have been spent in the first year for these type expenses. The following tables present the unaudited pro forma results of operations had the merger occurred on January 1 of each year and the additional private placement and public company expenses had been incurred ( in thousands, except per share amounts):

	For the year ended December 31, 2002
	As reported	Pro forma
Revenues	$—	$—
Loss from operations	(3,083)	(4,580)
Net loss	(3,063)	(4,594)
Net loss applicable to common shares	(5,864)	(4,594)
Net loss per share—basic and diluted	$(0.42)	$(0.24)
Average number of common shares outstanding—basic and diluted	13,805	18,925
	For the year ended December 31, 2001
	As reported	Pro forma
Revenues	$230	$230
Loss from operations	(4,724)	(6,219)
Net loss	(4,451)	(5,947)
Net loss applicable to common shares	(5,069)	(5,947)
Net loss per share—basic and diluted	$(0.37)	$(0.31)
Average number of common shares outstanding—basic and diluted	13,797	18,925

REFOCUS GROUP, INC.
10300 NORTH CENTRAL EXPRESSWAY
SUITE 104
DALLAS, TEXAS 75231
(214) 368-0200

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

        We have authority under Delaware General Corporate Law Title 8 Section 145 to indemnify our directors and officers to the extent provided for in the statute. Our amended certificate of incorporation permits indemnification of directors and officers to the fullest extent permitted by law. Delaware law provides, in part, that a corporation may indemnify a director or officer or other person who was, is, or is threatened to be made a named defendant or respondent in a proceeding because the person is or was a director, officer, employee or agent of the corporation, if it is determined that the person:

  •
  conducted himself or herself in good faith;

  •
  reasonably believed, in the case of conduct in his or her official capacity as a director or officer of the corporation, that his or her conduct was in the corporation's best interests, and, in all other cases, that his or her conduct was at least not opposed to the corporation's best interests; and

  •
  in the case of any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

        Any such person may be indemnified against expenses (including attorneys' fees), judgments, fines (including excise taxes) and amounts paid in settlement actually and reasonably incurred by the person in connection with the proceeding. If the person is found liable to the corporation for negligence or misconduct, no indemnification may be made unless the court in which the action was brought determines that the person is fairly and reasonably entitled to indemnity in an amount that the court will establish. A Delaware corporation may also pay or reimburse expenses incurred by a person in connection with his appearance as a witness or other participation in a proceeding at a time when he is not a named defendant or respondent in the proceeding.

        We may advance expenses for the defense of any action for which indemnification may be available under certain circumstances. The general effect of the foregoing provisions may be to reduce the circumstances which an officer or director may be required to bear the economic burden of the foregoing liabilities and expenses. We carry directors and officers liability insurance with policy limited of $10 million. Directors and officers will be covered by liability insurance indemnifying them against damages arising out of certain kinds of claims which might be made against them based on their negligent acts or omissions while acting in their capacity as such.

        Our certificate of incorporation provides that, to the fullest extent permitted by Delaware law as the same exists or as it may hereafter be amended, no director of the registrant shall be personally liable to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director.

        We have been advised that, in the opinion of the SEC, any indemnification for liabilities arising under the Securities Act of 1933 is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

Item 25. Other Expenses of Issuance and Distribution.

Registration Fees	$2,402
Federal Taxes	0
State Taxes	0
Legal Fees and Expenses	50,000
Printing and Engraving Expenses	10,000
Blue Sky Fees	20,000
Accounting Fees and Expenses	5,000
Miscellaneous	1,000

Total	$88,402

Item 26. Recent Sales of Unregistered Securities.

        On March 6, 2003, we completed the merger of Refocus Acquisition Corp., a Delaware corporation and our newly created wholly-owned subsidiary, or MergerSub, with and into Presby Corp, a Delaware corporation, with Presby Corp surviving as a wholly-owned subsidiary of us. The merger was consummated under Delaware law and pursuant to an Agreement of Merger and Plan of Reorganization, dated as of March 6, 2003, or the Merger Agreement.

        Pursuant to the Merger Agreement, at the closing on March 6, 2003, Refocus issued 11,940,144 shares of Refocus common stock to the stockholders of Presby in exchange for 100% of the outstanding capital stock of Presby. In addition, Refocus assumed the amended and restated 1997 Stock Option Plan of Presby, or the Option Plan, and reserved 4,261,851 shares of Refocus common stock for options issued and issuable under the Option Plan. At the time of the merger, Presby had outstanding options to purchase 719,486 shares of common stock that were converted in the merger into options to purchase the same number of shares of Refocus common stock.

        Prior to the merger, Refocus effected a forward-split of its common stock on the basis of approximately six shares for each share issued and outstanding. Following the forward-split and immediately prior to the private placement described below and the merger, Refocus purchased all but 4,000 shares of Refocus common stock held by Mr. Gunter and Ms. Beam for $25,000, resulting in Refocus having 4,097,107 shares outstanding prior to the merger and the private placement.

        Concurrently with the merger, Refocus (as it existed with Presby) consummated a private placement of units at the price of $2.00 per unit. Each unit consisted of one share of Refocus common stock and a warrant to purchase one-half of a share of Refocus common stock at an exercise price per share of $2.50. The private placement is being consummated in two tranches. The first tranche closed simultaneously with the closing of the merger. Investors who participated in the first tranche were required to irrevocably commit to the second tranche, with 50% of their subscribed investment being funded at the closing of the first tranche and the remaining 50% being funded at the closing of the second tranche. The closing of the second tranche (and the funding of investor funds in connection with the second tranche) is contingent on:

  •
  the initiation of Presby's Phase II FDA clinical trial for the treatment of Presbyopia;

  •
  the earlier of:

  •
  approval from Health Canada to commercialize Presby's treatment for POA Glaucoma, and/or Ocular Hypertension or

  •
  the completion, after the closing of the merger, of 500 surgical procedures in Canada and/or the EU utilizing the PSI for the treatment of POA Glaucoma or Ocular Hypertension; and

  •
  the concurrent second tranche investment by CIBA of $1.25 million.

        The gross proceeds from the private placement, including both tranches, is expected to be $11.5 million. This $11.5 million does not include the $1.0 million Verus contingent subscription (See "Business—Description of Business—Other Material Agreements—Verus Support Services Inc."). Refocus received approximately $5,172,500 for 2,875,000 shares of Refocus common stock, net of advisory, placement agent and finder fees, in the initial tranche of the private placement. Warrants to purchase an aggregate of 1,437,500 shares of Refocus common stock were issued to these investors in the initial tranche. In addition to the $194,447 of deferred expenses at December 31, 2002, $687,313 in additional costs for legal, audit, and other merger and private placement costs were offset against the proceeds received from the shares of Refocus common stock issued. As consideration for advisory services provided to Refocus and Presby in connection with the merger, Refocus issued an aggregate of 12,500 shares of Refocus common stock, warrants to purchase an aggregate of 1,200,000 shares of Refocus common stock at an exercise price per share of $2.50 and warrants to purchase an aggregate of 50,000 shares of Refocus common stock at an exercise price per share of $2.00 to certain advisors. In connection with the private placement, Refocus paid $40,000, and issued warrants to purchase an aggregate of 50,000 shares of Refocus common stock at an exercise price of $2.50 per share to Atlas Capital Services, LLC, who served as the placement agent in the private placement.

        After giving effect to the merger and the initial tranche of the private placement, there was a total of 18,924,751 shares of Refocus common stock outstanding. Additionally, there were warrants to purchase a total of 2,737,500 shares of Refocus common stock and options to purchase 719,486 shares of Refocus common stock outstanding at the closing of the merger and initial tranche of the private placement.

        The shares of Refocus common stock issued to stockholders of Presby in connection with the merger and the shares of Refocus common stock and warrants to purchase shares of Refocus common stock that were issued in the private placement were not registered under the Securities Act of 1933 and, as a result, are "restricted securities" and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. Certificates and agreements representing these shares and warrants, respectively, contain a legend stating the same. These securities were issued by Refocus in reliance upon an exemption from registration set forth in Section 4(2) of the Securities Act of 1933 and Rule 506 promulgated under that act. The issuance of the shares of Refocus common stock to the former Presby stockholders and to the investors in the private placement was undertaken without general solicitation or advertising. The former Presby stockholders and the investors represented to Refocus that, among other items, they were acquiring these securities for investment purposes only and not with a view toward public distribution and that they were accredited investors within the meaning of Rule 506. Additionally, the former Presby stockholders and investors acknowledged that the securities issued to them were "restricted securities". Moreover, Refocus filed with the Securities and Exchange Commission Forms D pursuant to Rule 506 with respect to these transactions. If any securities are issued to Verus Support Services Inc. pursuant to the Verus contingent subscription agreement referenced above, this issuance will not be registered under the Securities Act of 1933 in reliance upon the exemption from the registration afforded by Section 4(2) of the Securities Act of 1933 and Rule 506 promulgated under that act. This agreement was a privately negotiated transaction without general solicitation or advertising with a company that we believe is an accredited investor within the meaning of Rule 506. As a condition to the issuance of such securities, Refocus will require Verus to make the same representations as were made by the investors in the private placement. Furthermore, Refocus has filed with the Securities and Exchange Commission a Form D pursuant to Rule 506 with respect to this transaction. Refocus issued 19,136 shares of common stock upon exercise of stock options on March 13, 2003. These shares were issued by Refocus in reliance upon an exemption from registration set forth in Section 4(2) of the Securities Act of 1933. The issuance of such shares was undertaken without general solicitation or advertising. The option holder, a former director of Presby Corp, represented, among other things, that he was acquiring these shares for his own account and not with a view to the resale or distribution of such shares and that any subsequent sale of such shares shall be made either pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act. In addition, the stock certificate representing these shares stated that such shares are restricted securities under the Securities Act.

        On May 5, 2003, we issued warrants to purchase 400,000 shares of our common stock at $2.50 per share that expire March 6, 2006. These warrants were issued in consideration for advisory services to be provided to us. The warrants and the stock underlying the warrants are not registered under the Securities Act of 1933 and, as a result, are "restricted securities" and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. Agreements representing these warrants contain a legend stating the same. These securities were issued by us in reliance upon an exemption from registration set forth in Section 4(2) of the Securities Act of 1933 as transactions not constituting a public offering of securities. These warrants were issued in privately negotiated transactions without general solicitation or advertising with companies that were sophisticated and had access to any information they might have required or requested. They also had every opportunity to verify information, to obtain additional information and to ask questions of us.

Item 27. Exhibits

Exhibit Number	Description of Exhibit
2.1	Agreement of Merger and Plan of Reorganization, dated as of March 6, 2003, by and among the Registrant, Refocus Acquisition Corp. and Presby Corp. (Filed as Exhibit 2.1 to the registrant's Current Report on Form 8-K filed March 12, 2003 and incorporated herein by reference.)
3.1
Certificate of Incorporation of the Registrant, dated as of January 10, 2003. (Filed as Exhibit 3.1 to the registrant's Current Report on Form 8-K filed March 12, 2003 and incorporated herein by reference).
3.1.1*	Certificate of Amendment of Certificate of Incorporation of the Registrant, dated as of July 3, 2003.
3.2	Bylaws of the Registrant. (Filed as Exhibit 3.2 to the registrant's Current Report on Form 8-K filed March 12, 2003 and incorporated herein by reference.)
3.2.1*	First Amendment to Bylaws of the Registrant.
4.1	Form of common stock certificate. (Filed as Exhibit 4.1 to the registrant's Current Report on Form 8-K filed March 12, 2003 and incorporated herein by reference.)
4.2
Form of Warrant to Purchase Common Stock, issued to certain investors, at $2.50 per share, expiring March 6, 2006. (Filed as Exhibit 4.2 to the registrant's Current Report on Form 8-K filed March 12, 2003 and incorporated herein by reference.)
4.3
Form of Warrant to Purchase Common Stock, issued to certain advisors, at $2.50 per share, expiring March 6, 2006. (Filed as Exhibit 4.3 to the registrant's Annual Report on Form 10-KSB filed March 31, 2003 and incorporated herein by reference.)
4.4
Form of Warrant to Purchase Common Stock, issued to certain advisors, at $2.50 per share, expiring March 6, 2006. (Filed as Exhibit 4.4 to the registrant's Annual Report on Form 10-KSB filed March 31, 2003 and incorporated herein by reference.)
4.5
Form of Warrant to Purchase Common Stock, issued to an advisor, at $2.00 per share, expiring March 6, 2008. (Filed as Exhibit 4.5 to the registrant's Annual Report on Form 10-KSB filed March 31, 2003 and incorporated herein by reference.)

5.1*	Opinion of Jenkens & Gilchrist, a Professional Corporation.
10.1	Amended and Restated Presby Corp 1997 Stock Option Plan. (Filed as Exhibit 10.1 to the registrant's Current Report on Form 8-K filed March 12, 2003 and incorporated herein by reference.)
10.2	Presby Corp Employees Savings Plan. (Filed as Exhibit 10.2 to the registrant's Current Report on Form 8-K filed March 12, 2003 and incorporated herein by reference.)
10.3
Confidentiality Letter Agreement, dated as of May 5, 1999, by and between RAS Holding Corp. and CIBA Vision Corporation. (Filed as Exhibit 10.3 to the registrant's Current Report on Form 8-K filed March 12, 2003 and incorporated herein by reference.)
10.4
Secrecy Agreement, dated as of August 21, 2001, by and among CIBA Vision Corporation, RAS Holding Corp. and Presby Corp (Filed as Exhibit 10.4 to the registrant's Current Report on Form 8-K filed March 12, 2003 and incorporated herein by reference.)
10.5.1
License Agreement, dated as of March 6, 2002, by and between Presby Corp and CIBA Vision AG. (Filed as Exhibit 10.5.1 to the registrant's Current Report on Form 8-K filed March 12, 2003 and incorporated herein by reference.)
10.5.2
First Amendment to License Agreement, dated as of March 11, 2003, by and between Presby Corp and CIBA Vision AG. (Filed as Exhibit 10.5.2 to the registrant's Current Report on Form 8-K filed March 12, 2003 and incorporated herein by reference.)
10.6
Employment Agreement, dated as of April 24, 1998, by and between RAS Holding Corp. and Mark A. Cox, and as amended December 1, 2002. (Filed as Exhibit 10.6 to the registrant's Current Report on Form 8-K filed March 12, 2003 and incorporated herein by reference.)
10.7
Employee Confidentiality and IP Rights Agreement, dated July 1997, by and between Presby Corp. and Mark A. Cox. (Filed as Exhibit 10.7 to the registrant's Current Report on Form 8-K filed March 12, 2003 and incorporated herein by reference.)
10.8
Employment Agreement, dated as of September 5, 2002, by and between Presby Corp and Terence A. Walts. (Filed as Exhibit 10.8 to the registrant's Current Report on Form 8-K filed March 12, 2003 and incorporated herein by reference.)
10.8.1*	First Amendment to Employment Agreement, dated as of May 29, 2003.
10.9
Non-Qualified Stock Option Agreement with Terence A. Walts, dated as of September 1, 2002. (Filed as Exhibit 10.9 to the registrant's Current Report on Form 8-K filed March 12, 2003 and incorporated herein by reference.)
10.10
Severance, Release and Consulting Agreement, dated as of February 25, 2003, by and between Presby Corp and Ronald A. Schachar, M.D., Ph.D. (Filed as Exhibit 10.10 to the registrant's Current Report on Form 8-K filed March 12, 2003 and incorporated herein by reference.)
10.11
Amended and Restated Registration Rights Agreement, dated as of June 22, 2000, by and among RAS Holding Corp. and the parties named therein. (Filed as Exhibit 10.11 to the registrant's Current Report on Form 8-K filed March 12, 2003 and incorporated herein by reference.)
10.12
Form of Promissory Note, dated as of February 26, 2003, made by Presby Corp in favor of six lenders for $250,000 aggregate principal amount. (Filed as Exhibit 10.12 to the registrant's Current Report on Form 8-K filed March 12, 2003 and incorporated herein by reference.)

10.13
Advisory Agreement, dated as of March 3, 2003, by and between the Registrant and Verus Support Services Inc. (Filed as Exhibit 10.13 to the registrant's Current Report on Form 8-K filed March 12, 2003 and incorporated herein by reference.)
10.14
Advisory Agreement, dated as of March 4, 2003, by and among the Registrant and Kingsdale Capital Corporation and its affiliates. (Filed as Exhibit 10.14 to the registrant's Current Report on Form 8-K filed March 12, 2003 and incorporated herein by reference.)
10.15
Indemnification Agreement, dated as of March 6, 2003, by and among the Registrant, Daniel Gunter and Adrienne Beam. (Filed as Exhibit 10.15 to the registrant's Current Report on Form 8-K filed March 12, 2003 and incorporated herein by reference.)
10.16
Form of Lock-Up Letter by and between the Registrant and holders of Presby Corp common stock. (Filed as Exhibit 10.16 to the registrant's Current Report on Form 8-K filed March 12, 2003 and incorporated herein by reference.)
10.17
Form of Lock-Up Letter by and between the Registrant and holders of Presby Corp Series B preferred stock. (Filed as Exhibit 10.17 to the registrant's Current Report on Form 8-K filed March 12, 2003 and incorporated herein by reference.)
10.18
Form of Lock-Up Letter by and between the Registrant and holders of Presby Corp Series C preferred stock. (Filed as Exhibit 10.18 to the registrant's Current Report on Form 8-K filed March 12, 2003 and incorporated herein by reference.)
10.19	Form of Subscription Agreement. (Filed as Exhibit 10.19 to the registrant's Current Report on Form 8-K filed March 12, 2003 and incorporated herein by reference.)
10.20
Letter Agreement, dated as of March 6, 2003, by Verus Support Services Inc. and acknowledged by the Registrant relating Verus's contingent subscription. (Filed as Exhibit 10.20 to the registrant's Current Report on Form 8-K filed March 12, 2003 and incorporated herein by reference.)
10.21
Letter Agreement, dated as of March 4, 2003, by and between Registrant and Insite Productions, L.L.C. (Filed as Exhibit 10.21 to the registrant's Current Report on Form 8-K filed March 12, 2003 and incorporated herein by reference.)
21.1*	Subsidiaries of the Registrant.
23.1	Consent of Jenkens & Gilchrist, a Professional Corporation (included in Exhibit 5.1)
23.2*	Consent of Deloitte & Touche LLP.
24.1	Power of Attorney (included on the signature page attached hereto).

*
Filed herewith

(b)
Reports on Form 8-K

        During the three months ended March 31, 2003, we filed the following Current Reports on Form 8-K:

  •
  Form 8-K dated March 6, 2003 (filed on March 11, 2003) which announced the merger of a subsidiary of Refocus Group, Inc. with and into Presby Corp and the private placement of Refocus common stock.

  •
  Form 8-K dated March 6, 2003 (filed on March 12, 2003) which contained, among other things, a detailed description of the acquisition by merger of Refocus Group, Inc., the private placement consummated by the Company, the business of the Company and the Company's board of directors, executive officers and principal stockholders following the merger.

  •
  Form 8-K/A dated March 6, 2003 (filed on March 19, 2003) which contained the audited financial statements of Presby Corp for the three fiscal years ended December 31, 2002, management's discussion and analysis of Presby Corp's results of operations and financial condition, and the pro forma financial information of the combined Presby and Refocus.

  •
  Form 8-K dated March 14, 2003 (filed March 19, 2003) which announced the change in the independent auditor of Refocus Group, Inc.

        During the three months ended June 30, 2003, we filed the following Current Report on Form 8-K:

  •
  Form 8-K dated May 8, 2003 (filed on May 14, 2003) that included the May 8, 2003 press release announcing our result of operations for the quarterly period ended March 31, 2003.

Item 28. Undertakings.

        (a)   The undersigned small business issuer hereby undertakes:

          (1)   To file, during any period in which it offers and sells securities, a post-effective amendment to this registration statement to:

            (i)    Include any prospectus required by section 10(a)(3) of the Securities Act;

            (ii)   Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

            (iii)  Include any additional or changed material information on the plan of distribution.

          (2)   For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

          (3)   File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

        (b)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

        In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on September 2, 2003.

REFOCUS GROUP, INC.
By:	/s/ MARK A. COX Mark A. Cox Vice President, Secretary and Chief Financial Officer (Principal Financial and Accounting Officer)

POWER OF ATTORNEY

        Know all persons by these presents that each individual whose signature appears below constitutes and appoints Terence A. Walts and Mark A. Cox and both of them, his true and lawful attorneys-in-fact and agents, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462 promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.

/s/ TERENCE A. WALTS Terence A. Walts	Director, Chief Executive Officer and President (Principal Executive Officer)	August 31, 2003
/s/ C. GLENN BRADLEY, PH.D. C. Glenn Bradley, Ph.D.	Director	August 28, 2003
/s/ ABBEY J. BUTLER Abbey J. Butler	Director	August 30, 2003
/s/ MELVYN J. ESTRIN Melvyn J. Estrin	Director	August 28, 2003
Peter C. Hobbins, Ph.D.	Director	August , 2003
/s/ GRADY E. SCHLEIER Grady E. Schleier	Director	August 31, 2003
/s/ RICHARD H. KEATES, M.D. Richard H. Keates, M.D.	Director	August 31, 2003
/s/ DAVID A. WILLIAMS David A. Williams	Director	August 31, 2003

S-1

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibit
2.1	Agreement of Merger and Plan of Reorganization, dated as of March 6, 2003, by and among the Registrant, Refocus Acquisition Corp. and Presby Corp. (Filed as Exhibit 2.1 to the registrant's Current Report on Form 8-K filed March 12, 2003 and incorporated herein by reference.)
3.1
Certificate of Incorporation of the Registrant, dated as of January 10, 2003. (Filed as Exhibit 3.1 to the registrant's Current Report on Form 8-K filed March 12, 2003 and incorporated herein by reference).
3.1.1*	Certificate of Amendment of Certificate of Incorporation of the Registrant, dated as of July 3, 2003.
3.2	Bylaws of the Registrant. (Filed as Exhibit 3.2 to the registrant's Current Report on Form 8-K filed March 12, 2003 and incorporated herein by reference.)
3.2.1*	First Amendment to Bylaws of the Registrant.
4.1	Form of common stock certificate. (Filed as Exhibit 4.1 to the registrant's Current Report on Form 8-K filed March 12, 2003 and incorporated herein by reference.)
4.2
Form of Warrant to Purchase Common Stock, issued to certain investors, at $2.50 per share, expiring March 6, 2006. (Filed as Exhibit 4.2 to the registrant's Current Report on Form 8-K filed March 12, 2003 and incorporated herein by reference.)
4.3
Form of Warrant to Purchase Common Stock, issued to certain advisors, at $2.50 per share, expiring March 6, 2006. (Filed as Exhibit 4.3 to the registrant's Annual Report on Form 10-KSB filed March 31, 2003 and incorporated herein by reference.)
4.4
Form of Warrant to Purchase Common Stock, issued to certain advisors, at $2.50 per share, expiring March 6, 2006. (Filed as Exhibit 4.4 to the registrant's Annual Report on Form 10-KSB filed March 31, 2003 and incorporated herein by reference.)
4.5
Form of Warrant to Purchase Common Stock, issued to an advisor, at $2.00 per share, expiring March 6, 2008. (Filed as Exhibit 4.5 to the registrant's Annual Report on Form 10-KSB filed March 31, 2003 and incorporated herein by reference.)
5.1*	Opinion of Jenkens & Gilchrist, a Professional Corporation.
10.1	Amended and Restated Presby Corp 1997 Stock Option Plan. (Filed as Exhibit 10.1 to the registrant's Current Report on Form 8-K filed March 12, 2003 and incorporated herein by reference.)
10.2	Presby Corp Employees Savings Plan. (Filed as Exhibit 10.2 to the registrant's Current Report on Form 8-K filed March 12, 2003 and incorporated herein by reference.)
10.3
Confidentiality Letter Agreement, dated as of May 5, 1999, by and between RAS Holding Corp. and CIBA Vision Corporation. (Filed as Exhibit 10.3 to the registrant's Current Report on Form 8-K filed March 12, 2003 and incorporated herein by reference.)
10.4
Secrecy Agreement, dated as of August 21, 2001, by and among CIBA Vision Corporation, RAS Holding Corp. and Presby Corp (Filed as Exhibit 10.4 to the registrant's Current Report on Form 8-K filed March 12, 2003 and incorporated herein by reference.)
10.5.1
License Agreement, dated as of March 6, 2002, by and between Presby Corp and CIBA Vision AG. (Filed as Exhibit 10.5.1 to the registrant's Current Report on Form 8-K filed March 12, 2003 and incorporated herein by reference.)

10.5.2
First Amendment to License Agreement, dated as of March 11, 2003, by and between Presby Corp and CIBA Vision AG. (Filed as Exhibit 10.5.2 to the registrant's Current Report on Form 8-K filed March 12, 2003 and incorporated herein by reference.)
10.6
Employment Agreement, dated as of April 24, 1998, by and between RAS Holding Corp. and Mark A. Cox, and as amended December 1, 2002. (Filed as Exhibit 10.6 to the registrant's Current Report on Form 8-K filed March 12, 2003 and incorporated herein by reference.)
10.7
Employee Confidentiality and IP Rights Agreement, dated July 1997, by and between Presby Corp. and Mark A. Cox. (Filed as Exhibit 10.7 to the registrant's Current Report on Form 8-K filed March 12, 2003 and incorporated herein by reference.)
10.8
Employment Agreement, dated as of September 5, 2002, by and between Presby Corp and Terence A. Walts. (Filed as Exhibit 10.8 to the registrant's Current Report on Form 8-K filed March 12, 2003 and incorporated herein by reference.)
10.8.1*	First Amendment to Employment Agreement, dated as of May 29, 2003.
10.9
Non-Qualified Stock Option Agreement with Terence A. Walts, dated as of September 1, 2002. (Filed as Exhibit 10.9 to the registrant's Current Report on Form 8-K filed March 12, 2003 and incorporated herein by reference.)
10.10
Severance, Release and Consulting Agreement, dated as of February 25, 2003, by and between Presby Corp and Ronald A. Schachar, M.D., Ph.D. (Filed as Exhibit 10.10 to the registrant's Current Report on Form 8-K filed March 12, 2003 and incorporated herein by reference.)
10.11
Amended and Restated Registration Rights Agreement, dated as of June 22, 2000, by and among RAS Holding Corp. and the parties named therein. (Filed as Exhibit 10.11 to the registrant's Current Report on Form 8-K filed March 12, 2003 and incorporated herein by reference.)
10.12
Form of Promissory Note, dated as of February 26, 2003, made by Presby Corp in favor of six lenders for $250,000 aggregate principal amount. (Filed as Exhibit 10.12 to the registrant's Current Report on Form 8-K filed March 12, 2003 and incorporated herein by reference.)
10.13
Advisory Agreement, dated as of March 3, 2003, by and between the Registrant and Verus Support Services Inc. (Filed as Exhibit 10.13 to the registrant's Current Report on Form 8-K filed March 12, 2003 and incorporated herein by reference.)
10.14
Advisory Agreement, dated as of March 4, 2003, by and among the Registrant and Kingsdale Capital Corporation and its affiliates. (Filed as Exhibit 10.14 to the registrant's Current Report on Form 8-K filed March 12, 2003 and incorporated herein by reference.)
10.15
Indemnification Agreement, dated as of March 6, 2003, by and among the Registrant, Daniel Gunter and Adrienne Beam. (Filed as Exhibit 10.15 to the registrant's Current Report on Form 8-K filed March 12, 2003 and incorporated herein by reference.)
10.16
Form of Lock-Up Letter by and between the Registrant and holders of Presby Corp common stock. (Filed as Exhibit 10.16 to the registrant's Current Report on Form 8-K filed March 12, 2003 and incorporated herein by reference.)
10.17
Form of Lock-Up Letter by and between the Registrant and holders of Presby Corp Series B preferred stock. (Filed as Exhibit 10.17 to the registrant's Current Report on Form 8-K filed March 12, 2003 and incorporated herein by reference.)
10.18
Form of Lock-Up Letter by and between the Registrant and holders of Presby Corp Series C preferred stock. (Filed as Exhibit 10.18 to the registrant's Current Report on Form 8-K filed March 12, 2003 and incorporated herein by reference.)

10.19	Form of Subscription Agreement. (Filed as Exhibit 10.19 to the registrant's Current Report on Form 8-K filed March 12, 2003 and incorporated herein by reference.)
10.20
Letter Agreement, dated as of March 6, 2003, by Verus Support Services Inc. and acknowledged by the Registrant relating Verus's contingent subscription. (Filed as Exhibit 10.20 to the registrant's Current Report on Form 8-K filed March 12, 2003 and incorporated herein by reference.)
10.21
Letter Agreement, dated as of March 4, 2003, by and between Registrant and Insite Productions, L.L.C. (Filed as Exhibit 10.21 to the registrant's Current Report on Form 8-K filed March 12, 2003 and incorporated herein by reference.)
21.1*	Subsidiaries of the Registrant.
23.1	Consent of Jenkens & Gilchrist, a Professional Corporation (included in Exhibit 5.1)
23.2*	Consent of Deloitte & Touche LLP.
24.1	Power of Attorney (included on the signature page attached hereto).

*
Filed herewith